SCHEDULE 14A

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INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

EXCHANGE ACT OF 1934 (AMENDMENT NO.    )

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☐	Definitive additional materials

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BELDEN INC.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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BELDEN
SENDING ALL THE RIGHT SIGNALS

Leading the way to an interconnected world.

2016 Proxy Statement
and notice of
2016 Annual Meeting of Shareholders

April 6, 2016

Dear Stockholder:

I am pleased to invite you to our 2016 Annual Stockholders’ Meeting. We will hold the meeting at 12:30 p.m. central time on Thursday, May 26, 2016 at the Four Seasons Hotel Saint Louis, Mississippi Room, 8th Floor at 999 North 2nd Street, Saint Louis, Missouri.

On April 6, 2016, we began mailing our stockholders a notice containing instructions on how to access our 2016 Proxy Statement and 2015 Annual Report and vote online. The notice also included instructions on how to receive a paper copy of your annual meeting materials, including the notice of annual meeting, proxy statement and proxy card. If you received your annual meeting materials by mail, the notice of annual meeting, proxy statement and proxy card from our Board of Directors were enclosed. If you received your annual meeting materials via e-mail, the e-mail contained voting instructions and links to the annual report and the proxy statement on the Internet, which are both available at http://investor.belden.com/investor-relations/financial-information/latest-financials/default.aspx.

The agenda for this year’s annual meeting consists of the following items:

Agenda Item	Board Recommendation
1. Election of the nine directors nominated by the Company’s Board of Directors	FOR
2. Ratification of the appointment of Ernst & Young as the Company’s Independent Registered Public Accounting Firm for 2016	FOR
3. Advisory vote on executive compensation	FOR
4. Amendment and Restatement of the Belden Inc. 2011 Long Term Incentive Plan	FOR

Please refer to the proxy statement for detailed information on the proposals and the annual meeting. Your participation is appreciated.

Sincerely,

John Stroup

President and Chief Executive Officer

BELDEN INC.

1 North Brentwood Boulevard, 15th Floor

Saint Louis, Missouri 63105

314-854-8000

NOTICE OF 2016 ANNUAL STOCKHOLDERS’ MEETING

AGENDA

1.	To elect the nine directors nominated by the Company’s Board of Directors, each for a term of one year

2.	To ratify the appointment of Ernst & Young as the Company’s independent registered public accounting firm for 2016

3.	To hold an advisory vote on executive compensation

4.	To amend and restate the Company’s 2011 Long Term Incentive Plan

5.	To transact any other business as may properly come before the meeting (including adjournments and postponements)

WHO CAN VOTE

You are entitled to vote if you were a stockholder at the close of business on Thursday, March 31, 2016 (our record date).

FINANCIAL STATEMENTS

The Company’s 2016 Annual Report to Stockholders, which includes the Company’s Annual Report on Form 10-K, is available on the same website as this Proxy Statement. If you were mailed this Proxy Statement, the Annual Report was included in the package. The Form 10-K includes the Company’s audited financial statements and notes for the year ended December 31, 2015, and the related Management’s Discussion and Analysis of Financial Condition and Results of Operations.

By Authorization of the Board of Directors,

Brian Anderson

Senior Vice President-Legal, General Counsel and

Corporate Secretary

Saint Louis, Missouri

April 6, 2016

DATE:	Thursday, May 26, 2016

TIME:	12:30 p.m. CDT

PLACE:	Four Seasons Hotel Saint Louis, Mississippi Room, 8th Floor, 999 North 2nd Street, Saint Louis, Missouri 63102

    VOTING

Please vote as soon as possible to record your vote promptly, even if you plan to attend the annual meeting. You have three options for submitting your vote before the annual meeting:

Phone (if you request a full delivery of the proxy materials)

Internet

Mail (if you request a full delivery of the proxy materials)

PROXY STATEMENT FOR THE

2016 ANNUAL MEETING OF STOCKHOLDERS OF

BELDEN INC.

To be held on Thursday, May 26, 2016

Belden Inc. 2016 Proxy Statement	Page i

GENERAL INFORMATION

INTERNET AVAILABILITY OF PROXY MATERIALS

Under rules of the United States Securities and Exchange Commission (SEC), we are furnishing proxy materials to our stockholders primarily via the Internet, instead of mailing printed copies of those materials to each stockholder. On April 6, 2016, we began mailing to our stockholders (other than those who previously requested electronic or paper delivery) a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy materials, including our proxy statement and our annual report. The Notice of Internet Availability of Proxy Materials also instructs you on how to access your proxy card to vote through the Internet or by telephone.

This process is designed to expedite stockholders’ receipt of proxy materials, lower the cost of the annual meeting, and help conserve natural resources. However, if you would prefer to receive printed proxy materials, please follow the instructions included in the Notice of Internet Availability of Proxy Materials. If you have previously elected to receive our proxy materials electronically, you will continue to receive these materials via e-mail unless you elect otherwise.

CONTACT INFORMATION FOR QUESTIONS

Answers to certain frequently asked questions including the votes required for approval of the agenda items are included in this document beginning on page 55. For other questions, please see the following contact information:

For questions
Regarding:	Contact:

Annual meeting or	Belden Investor Relations, 314-854-8054
Executive Compensation Questions

Stock ownership	American Stock Transfer & Trust Company
(Stockholders of Record)	http://www.amstock.com
800-937-5449 (within the U.S. and Canada)
718-921-8124 (outside the U.S. and Canada)

Stock ownership	Contact your broker, bank or other nominee
(Beneficial Owners)

Voting	Belden Corporate Secretary, 314-854-8035

Belden Inc. 2016 Proxy Statement	Page 1

CORPORATE GOVERNANCE

The Belden Board has ten members and four standing committees: Audit, Compensation, Finance and Nominating and Corporate Governance. The Board had five meetings during 2015; one of which was telephonic. All directors attended 75% or more of the Board meetings and the Board committee meetings on which they served. The maximum number of directors authorized under the Company’s bylaws is currently ten. Mr. Kalnasy will not stand for reappointment to the Board and will retire from the Board in May 2016. The Board and the Company thank Mr. Kalnasy for his distinguished service to Belden over the last three decades.

Name of Director	Audit	Compensation	Finance	Nominating and Corporate Governance
David Aldrich(1)		Chair
Lance C. Balk(2)		Member	Chair
Steven W. Berglund		Member
Judy L. Brown	Member		Member
Bryan C. Cressey(3)			Member	Member
Glenn Kalnasy		Member
Jonathan Klein(4)				Member
George Minnich	Chair
John M. Monter	Member			Chair
John Stroup
Meetings held in 2015	11	4	5	4

(1)	Mr. Aldrich became the chair of the Compensation Committee in August 2015.

(2)	Mr. Balk rotated from the Nominating & Corporate Governance Committee to the Compensation Committee in November 2015.

(3)	Mr. Cressey serves as the chair of the Board.

(4)	Mr. Klein was appointed to the Board and the Nominating and Corporate Governance Committee in August 2015.

Page 2	Belden Inc. 2016 Proxy Statement

At its regular meeting in February 2016, the Board determined that each of the non-employee directors seeking reappointment meets the independence requirements of the NYSE listing standards. As part of this process, the Board determined that each such member had no material relationship with the Company.

Biographies of Directors Seeking Reappointment

Director Since: 2007 Board Committees: • Compensation (Chair)	David J. Aldrich, 59

Principal Occupation, Professional Experience and Educational Background:

The Board recruited Mr. Aldrich based on his experience in high technology signal transmission applications and for his experience as a current Chief Executive Officer of a public company. From April 2000 to May 2014, he served as President, Chief Executive Officer, and Director of Skyworks Solutions, Inc. (“Skyworks”). In May 2014, Mr. Aldrich was named Chairman of the Board and Chief Executive Officer of Skyworks. Skyworks is an innovator of high performance analog and mixed signal semiconductors enabling mobile connectivity.

Mr. Aldrich received a B.A. degree in political science from Providence College and an M.B.A. degree from the University of Rhode Island.

Director Since: 2000 Board Committees: • Compensation • Finance (Chair)	Lance C. Balk, 58

Principal Occupation, Professional Experience and Educational Background:

In September, 2010, Mr. Balk was appointed as General Counsel of Six Flags Entertainment Corporation. Previously, Mr. Balk served as Senior Vice President and General Counsel of Siemens Healthcare Diagnostics from November 2007 to January 2010. From May 2006 to November 2007, he served in those positions with Dade Behring, a leading supplier of products, systems and services for clinical diagnostics, which was acquired by Siemens Healthcare Diagnostics in November 2007. Previously, he had been a partner of Kirkland & Ellis LLP since 1989, specializing in securities law and mergers and acquisitions. The Board originally recruited Mr. Balk based on his expertise in advising multinational public and private companies on complex mergers and acquisitions and corporate finance transactions. He provides insight to the Board regarding business strategy, business acquisitions and capital structure.

Mr. Balk received a B.A. degree from Northwestern University and a J.D. degree and an M.B.A. degree from the University of Chicago.

Belden Inc. 2016 Proxy Statement	Page 3

Director Since: 2013 Board Committees: • Compensation	Steven W. Berglund, 64

Principal Occupation, Professional Experience and Educational Background:

Mr. Berglund’s experience as president and chief executive officer of Trimble Navigation Limited, a technology based firm providing positioning and location solutions, since March 1999 make him highly qualified to serve on the Company’s Board.

Prior to joining Trimble, Mr. Berglund was President of Spectra Precision, a group within Spectra Physics AB. Mr. Berglund’s business experience includes a variety of senior leadership positions with Spectra Physics, and manufacturing and planning roles at Varian Associates. He began his career as a process engineer at Eastman Kodak.

Mr. Berglund attended the University of Oslo and the University of Minnesota where he received a B.S. in chemical engineering. He received his M.B.A. from the University of Rochester and is the current chair of the board of directors of the Silicon Valley Leadership Group and a member of the construction sector board of the Association of Equipment Manufacturers.

Director Since: 2008 Board Committees: • Audit • Finance	Judy L. Brown, 47

Principal Occupation, Professional Experience and Educational Background:

In recruiting Ms. Brown, the Board sought a member with international experience in finance and accounting to help the Company pursue its strategic global focus. As an employee of Ernst & Young for more than nine years in the U.S. and Germany, she provided audit and advisory services to U.S. and European multinational public and private companies. She served in various financial and accounting roles for six years in the U.S. and Italy with Whirlpool Corporation, a leading manufacturer and marketer of appliances. In 2004, she was appointed Vice President and Controller of Perrigo Company, a leading global healthcare supplier and the world’s largest manufacturer and marketer of over-the-counter pharmaceutical products sold under store brand labels. Since 2006, she has served as Executive Vice President and Chief Financial Officer of Perrigo.

She received a B.S. degree in Accounting from the University of Illinois; an M.B.A. from the University of Chicago; and attended the Aresty Institute of Executive Education of the Wharton School of the University of Pennsylvania. Ms. Brown also is a Certified Public Accountant.

Page 4	Belden Inc. 2016 Proxy Statement

Director Since: 1985 Chairman Board Committees: • Finance • Nominating and Corporate Governance	Bryan C. Cressey, 66

Principal Occupation, Professional Experience and Educational Background:

For the past twenty-nine years, Mr. Cressey has been a General Partner and Principal of Golder, Thoma and Cressey, Thoma Cressey Bravo, and Cressey & Company, all private equity firms, the last of which he founded in 2007. The firms have specialized in healthcare, software and business services. He is also a director of Select Medical Holdings Corporation, a healthcare services company, and several privately held companies. He was a director of Jazz Pharmaceuticals, a specialty pharmaceutical company until 2012. Mr. Cressey’s years of senior-level experience with public and private companies in diverse industries, his legal and business education and experience, and his regular interaction with the equity markets make him highly qualified to serve on the Company’s Board.

Mr. Cressey received a B.A. degree from the University of Washington and a J.D. degree and an M.B.A. degree from Harvard University.

Director Since: 2015 Board Committees: • Nominating and Corporate Governance	Jonathan C. Klein, 58

Principal Occupation, Professional Experience and Educational Background:

The Board recruited Mr. Klein for his extensive experience within the broadcast industry, more specifically his experience with programming, production, and over-the-top distribution models. Since 2012, Mr. Klein has served as the CEO and Co-Founder of TAPP Media, an over-the-top subscription video platform which operates paid channels build around personalities. From 2004 to 2010, he served as President of CNN leading the U.S. network to its highest ratings and profitability. Previously he had been the Founder and CEO of the FeedRoom, a pioneering online video aggregation site, developing new online advertising concepts which have become industry standards today. From 1996 to 1998 he served as Executive Vice President of CBS News, overseeing prime time programming and strategic planning for in-house studio productions.

Mr. Klein attended Brown University where he received a B.A. in history.

Belden Inc. 2016 Proxy Statement	Page 5

Director Since: 2010 Board Committees: • Audit (Chair)	George E. Minnich, 66

Principal Occupation, Professional Experience and Educational Background:

Mr. Minnich served as Senior Vice President and Chief Financial Officer of ITT Corporation from 2005 to 2007. Prior to that, he served for twelve years in several senior finance positions at United Technologies Corporation, including Vice President and Chief Financial Officer of Otis Elevator and of Carrier Corporation. He also held various positions within Price Waterhouse from 1971 to 1993, serving as an Audit Partner from 1984 to 1993. Mr. Minnich served on the Board of Trustees of Albright College from 2008 to 2014, is a member of the Board and Audit Committee of Kaman Corporation, an aerospace and industrial distribution company, and a Board member and Audit Committee Chair of AGCO Corporation, a maker of a broad range of tractors, combines, sprayers, forage and tillage equipment, implements and hay tools. His extensive financial and accounting experience gained over 35 years plus his experience on other public company boards was important to the Board in connection with his initial election. His senior level operational background provides the Board with additional insights into multinational industrial companies.

Mr. Minnich received a B.S. degree in Accounting from Albright College.

Director Since: 2004 Board Committees: • Audit • Nominating and Corporate Governance (Chair)	John M. Monter, 68

Principal Occupation, Professional Experience and Educational Background:

Mr. Monter served as a director of Belden 1993 Inc. beginning in 2000 and was appointed to the Company’s Board at the time of the merger of Belden 1993 Inc. and Cable Design Technologies Corporation in 2004. During his career, Mr. Monter has served in the general management position for three companies, two manufacturers and a construction services company. Previous to his general management experience, Mr. Monter worked in several marketing and sales positions, including holding worldwide responsibilities in both marketing and sales for a multinational manufacturing company. His broad general management and sales and marketing experience at the policy-making level particularly qualifies him to serve on the Company’s Board.

From 1993 to 1996, he was President of the Bussmann Division of Cooper Industries, Inc. Bussmann is a multi-national manufacturer of electrical and electronic fuses, with ten manufacturing facilities in four countries and sales offices in most major industrial markets around the world. From 1996 through 2004, he was President and Chief Executive Officer of Brand Services, Inc. (“Brand”) and also a member of the board of directors of its parent companies, Brand DLJ Holdings (1996-2002) and Brand Holdings, LLC (2002-2006). He was named Chairman of Brand DLJ Holdings in 2001 and Chairman of Brand Holdings, LLC in 2002. From January 1, 2005 through April 30, 2006, he served as Vice Chairman of Brand Holdings, LLC. Brand is a supplier of scaffolding and specialty industrial services. In 2008, he was elected a director on the board of Environmental Logistics Services, a privately held company that is owned by Centre Partners. Environmental Logistics Services operates a landfill operation in northeast Ohio.

Mr. Monter received a B.S. degree in journalism from Kent State University and an M.B.A. degree from the University of Chicago.

Page 6	Belden Inc. 2016 Proxy Statement

Director Since: 2005 President and Chief Executive Officer of Belden Inc.	John S. Stroup, 49

Principal Occupation, Professional Experience and Educational Background:

Mr. Stroup was appointed President, Chief Executive Officer and member of the Board effective October 31, 2005. His experience in strategic planning and general management of business units of other public companies, coupled with his in-depth knowledge of the Company, makes him an integral member of the Board and a highly qualified intermediary between management and the Company’s non-employee directors.

From 2000 to the date of his appointment with the Company, he was employed by Danaher Corporation, a manufacturer of professional instrumentation, industrial technologies, and tools and components. At Danaher, he initially served as Vice President, Business Development. He was promoted to President of a division of Danaher’s Motion Group and later to Group Executive of the Motion Group. Earlier, he was Vice President of Marketing and General Manager with Scientific Technologies Inc.

Mr. Stroup received a B.S. degree in mechanical engineering from Northwestern University and an M.B.A. degree from the University of California at Berkeley. Mr. Stroup is a director of RBS Global, Inc. RBS Global manufactures power transmission components, drives, conveying equipment and other related products under the Rexnord name.

Belden Inc. 2016 Proxy Statement	Page 7

Audit Committee

The Audit Committee operates under a Board-approved written charter and each member meets the independence requirements of the NYSE’s listing standards. The Committee assists the Board in overseeing the Company’s accounting and reporting practices by, among other items:

•	meeting with its financial management and independent registered public accounting firm (Ernst & Young) to review the financial statements, quarterly earnings releases and financial data of the Company;

•	reviewing and selecting the independent registered public accounting firm who will audit the Company’s financial statements;

•	reviewing the selection of the internal auditors who provide internal audit services;

•	reviewing the scope, procedures and results of the Company’s financial audits, internal audit procedures, and internal controls assessments and procedures under Section 404 of the Sarbanes-Oxley Act of 2002 (“SOX”);

•	providing oversight responsibility for the process the Company uses in performing its periodic enterprise risk analysis; and

•	evaluating the Company’s key financial and accounting personnel.

At its February 25, 2016 meeting, the Board determined that each of Ms. Brown and Mr. Minnich qualifies as an Audit Committee Financial Expert as defined in the rules pursuant to SOX. As previously described, each member of the Audit Committee is independent.

Compensation Committee

The Compensation Committee of Belden determines, approves and reports to the Board on compensation for the Company’s elected officers. The Committee reviews the design, funding and competitiveness of the Company’s retirement programs. The Committee also assists the Company in developing compensation and benefit strategies to attract, develop and retain qualified employees. The Committee operates under a written charter approved by the Board.

Finance Committee

The Finance Committee provides oversight in the area of corporate finance and makes recommendations to the Board about the financial aspects of the Company. Examples of topics upon which the Finance Committee may provide guidance include capital structure, capital adequacy, credit ratings, capital expenditure planning and dividend policy and share repurchase programs. The Committee is governed by a written charter approved by the Board.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee identifies, evaluates, and recommends nominees for the Board for each annual meeting (and to fill vacancies during interim periods); evaluates the composition, organization and governance of the Board and its committees; oversees senior management succession planning; and develops and recommends corporate governance principles and policies applicable to the Company. The Nominating and Corporate Governance Committee will consider nominees recommended by stockholders if such nominations are submitted to the Company prior to the deadline for proposals as noted above under the caption “Nomination of Director Candidates” on page 58.

The Committee’s responsibilities with respect to its governance function include considering matters of corporate governance and reviewing (and recommending to the Board revisions to) the Company’s corporate governance guidelines and its code of conduct, which applies to all Company employees, officers and directors. The Committee is governed by a written charter approved by the Board.

Page 8	Belden Inc. 2016 Proxy Statement

Corporate Governance Documents

Current copies of the Audit, Compensation, Finance and Nominating and Corporate Governance Committee charters, as well as the Company’s governance principles and code of conduct, are available on the Company’s website at http://investor.belden.com/investor-relations/corporate-governance/governance-documents/default.aspx. Printed copies of these materials are also available to stockholders upon request, addressed to the Corporate Secretary, Belden Inc., 1 North Brentwood Boulevard, 15th Floor, Saint Louis, Missouri 63105.

Related Party Transactions and Compensation Committee Interlocks

It is our policy to review all relationships and transactions in which the Company and our directors and executive officers or their immediate family members are participants to determine whether such persons have a direct or indirect material interest. Annually, we obtain information from all directors and executive officers with respect to related person transactions to determine, based on the facts and circumstances, whether the Company or a related person has a direct or indirect material interest in any such transaction. As required under SEC rules, transactions that are determined to be directly or indirectly material to the Company or a related person are disclosed in our proxy statement. We have determined that there were no material related party transactions during 2015.

None of our executive officers served during 2015 as a member of the board of directors or as a member of a compensation committee of any other company that has an executive officer serving as a member of our Board of Directors or Compensation Committee.

Communications with Directors

The Company’s Board has established a process to receive communications from stockholders and other interested parties. Stockholders and other interested parties may contact any member (or all members) of the Board (including Bryan Cressey, Chairman of the Board and presiding director for non-management director meetings), any Board committee, or any chair of any such committee by U.S. mail, through calling the Company’s hotline or via e-mail.

To communicate with the Board, any individual director or any group or committee of directors, correspondence should be addressed to the Company’s Board or any such individual directors or group or committee of directors by either name or title. All such correspondence should be sent “c/o Corporate Secretary, Belden Inc.” at 1 North Brentwood Boulevard, 15th Floor, Saint Louis, MO 63105. To communicate with any of our directors electronically or through the Company’s hotline, stockholders should go to our corporate website at http://investor.belden.com/investor-relations/corporate-governance/governance-documents/default.aspx. On this page, you will find a section titled “Contact the Belden Board”, on which are listed the Company’s hotline number (with access codes for dialing from outside the U.S.) and an e-mail address that may be used for writing an electronic message to the Board, any individual directors, or any group or committee of directors. Please follow the instructions on our website to send your message.

All communications received as set forth in the preceding paragraph will be opened by (or in the case of the hotline, initially reviewed by) our corporate ombudsman for the sole purpose of determining whether the contents represent a message to our directors. The Belden ombudsman will not forward certain items which are unrelated to the duties and responsibilities of the Board, including: junk mail, mass mailings, product inquiries, product complaints, resumes and other forms of job inquiries, opinion surveys and polls, business solicitations, promotions of products or services, patently offensive materials, advertisements, and complaints that contain only unspecified or broad allegations of wrongdoing without appropriate information support.

In the case of communications to the Board or any group or committee of directors, the corporate ombudsman’s office will send copies of the contents to each director who is a member of the group or committee to which the envelope or e-mail is addressed.

In addition, it is the Company’s policy that each director attends the annual meeting absent exceptional circumstances. Each director attended the Company’s 2015 annual meeting.

Belden Inc. 2016 Proxy Statement	Page 9

Board Leadership Structure and Role in Risk Oversight

For some time, the Company has separated the Chief Executive Officer and Board Chairman positions. We believe this separation of roles is most appropriate for the Company and stockholders. Mr. Cressey, who is independent of management and the Company, provides strong leadership experience, strategic vision and an understanding of the risks associated with our business. Mr. Stroup, as CEO, provides strategic planning, general management experience, and in-depth knowledge of the Company, and, as a member of the Board, acts as an important liaison between management and the Company’s non-employee directors.

Our Board assesses on an ongoing basis the risks faced by the Company in executing its strategic plan. These risks include strategic, technological, competitive and operational risks. The Audit Committee oversees the process we use in performing our annual enterprise risk management (“ERM”) analysis (while the Board oversees the content of the analysis, management is responsible for the execution of the process and the development of the content).

Director Stock Ownership Policy

The Board’s policy requires that each non-employee director hold Company stock equal in value to five times his or her annual cash retainer (currently 5 times $73,000). Upon appointment, a member has five years to meet this requirement, but must meet interim goals during the five-year period of: 20% after one year; 40% after two years; 60% after three years; and 80% after four years. The value of unvested RSUs are included in making this determination at the higher of their grant date value or current market value. Each non-employee director meets either the full-period or interim-period holding requirement: Ms. Brown and Messrs. Aldrich, Balk, Cressey, Kalnasy, Minnich and Monter each meet 100% of the stock holding requirement. Mr. Berglund, who was appointed in December 2013, meets the two-year interim requirement. Mr. Klein, who was appointed in August, 2015, is not yet subject to the minimum holdings requirement.

DIRECTOR COMPENSATION

The following table reflects the director annual compensation structure as of December 31, 2015 and as of May 1, 2016 per changes approved by the Board at its February 2016 meeting:

Description	As of December 31, 2015 ($)	As of May 1, 2016 ($)	Recipient(s)
Cash Components
Basic Retainer	73,000	75,000	All except Stroup
Audit Committee Chair	12,000	12,500	Minnich
Other Committee Chair	6,250	6,500	Aldrich, Balk and Monter
Audit Committee Service	6,250	6,500	Brown, Minnich and Monter
Multiple Committee Service	6,250	6,500	Balk, Brown, Cressey and Monter
Non-Executive Chair	40,000	41,750	Cressey
Equity Components
Restricted Stock Unit Grant	135,000	139,000	All except Stroup
Additional Grant for Non-Executive Chair	40,000	41,750	Cressey

Page 10	Belden Inc. 2016 Proxy Statement

The following table provides information on non-employee director compensation for 2015.

Director	Fees Earned or Paid in Cash(1) ($)	Stock Awards(2) ($)	Option Awards ($)	All Other Compensation(3) ($)	Total ($)
David Aldrich	74,937	134,988	-	362	210,287
Lance C. Balk	84,667	134,988	-	12,876	232,531
Steven W. Berglund	72,334	134,988	-	695	208,017
Judy L. Brown	84,667	134,988	-	362	220,017
Bryan C. Cressey	118,117	175,003	-	470	293,590
Glenn Kalnasy	75,896	134,988	-	362	211,246
Jonathan Klein	30,417	132,400	-	-	162,817
George Minnich	90,334	134,988	-	362	225,684
John M. Monter	90,834	134,988	-	362	226,184

(1)	Amount of cash retainer and committee fees.

(2)	As required by the instructions for completing this column “Stock Awards,” amounts shown are the grant date fair value of stock awards granted during 2015. The assumptions used in calculating these amounts are described in Note 17: Share-Based Compensation, to the Company’s audited financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015. Each director other than Mr. Cressey and Mr. Klein received 1,599 RSUs on May 29, 2015 that vest in one year. On the same date, Mr. Cressey received 2,073 RSUs that vest in one year. On August 24, 2015, Mr. Klein received 2,500 RSUs that vest in equal installments over the first three anniversaries of the grant.

(3)	Amount of interest earned on deferred director fees and dividends paid on vested stock awards.

ITEM I – ELECTION OF NINE DIRECTORS

The Company currently has ten directors – Ms. Brown and Messrs. Aldrich, Balk, Berglund, Cressey, Kalnasy, Klein, Minnich, Monter and Stroup. The term of each director will expire at this annual meeting and the Board proposes that each of Ms. Brown and Messrs. Aldrich, Balk, Berglund, Cressey, Klein, Minnich, Monter and Stroup be reelected for a new term of one year and until their successors are duly elected and qualified. Mr. Kalnasy is retiring from the Board and is not seeking re-appointment. Each nominee has consented to serve if elected. If any of them becomes unavailable to serve as a director, the Board may designate a substitute nominee. In that case, the persons named as proxies will vote for the substitute nominee designated by the Board.

THE BELDEN BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE NOMINATED SLATE OF DIRECTORS.

Belden Inc. 2016 Proxy Statement	Page 11

PUBLIC ACCOUNTING FIRM INFORMATION

ITEM II – RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2016

It is anticipated that Ernst & Young LLP (“EY”) will be selected as our independent registered public accounting firm for the year ending December 31, 2016, and the Board of Directors has directed that management submit the anticipated appointment for ratification by the stockholders at the annual meeting. EY has served as our registered public accounting firm since the 2004 merger of Belden Inc. and Cable Design Technologies Corporation, and prior to that served as Belden 1993 Inc.’s registered public accounting firm since it became a public company in 1993. A representative of the firm will be present at the annual meeting, will have an opportunity to make a statement, if they desire, and will be available to respond to appropriate questions.

We are not required to obtain stockholder ratification of the appointment of EY as our independent registered public accounting firm. However, we are submitting the appointment to stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the appointment, the Audit Committee will reconsider whether or not to retain EY. Even if the appointment is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time if they determine that such a change would be in our best interests and the best interests of our stockholders.

Fees to Independent Registered Public Accountants for 2015 and 2014

The following table presents fees for professional services rendered by EY for the audit of the Company’s annual financial statements and internal control over financial reporting for 2015 and 2014 as well as other permissible audit-related and tax services.

	2015	2014
Audit Fees	$2,727,995	$3,117,076
Audit-Related Fees	0	543,295
Tax Fees	536,464	789,319
All Other Fees	0	0
Total EY fees	$3,264,459	$4,449,690

“Audit fees” primarily represent amounts paid or expected to be paid for audits of the Company’s financial statements and internal control over financial reporting under SOX 404, reviews of SEC Forms 10-Q, Form 10-K and the proxy statement, statutory audit requirements at certain non-U.S. locations, and comfort letter procedures related to debt issuances.

“Audit-related fees” are primarily related to due diligence services on completed and potential acquisitions.

“Tax fees” for 2015 and 2014 are for domestic and international compliance totaling $186,377 and $258,507, respectively, and tax planning totaling $350,087 and $530,812, respectively.

In approving such services, the Audit Committee did not rely on the pre-approval waiver provisions of the applicable rules of the SEC.

Audit Committee’s Pre-Approval Policies and Procedures

Audit Fees: For 2015, the Committee reviewed and pre-approved the audit services and estimated fees for the year. Throughout the year, the Committee received project updates and approved or ratified amounts that significantly exceeded the original estimates, if any.

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Audit-Related and Non-Audit Services and Fees: Annually, and otherwise as necessary, the Committee reviews and pre-approves all audit-related and non-audit services and the estimated fees for such services. For recurring services, such as tax compliance and statutory filings, the Committee reviews and pre-approves the services and estimated total fees for such matters by category and location of service.

For non-recurring services, such as special tax projects, due diligence, or other tax services, the Committee reviews and pre-approves the services and estimated fees by individual project. Up to an approved threshold amount, the Committee has delegated approval authority to the Committee Chair.

For both recurring and non-recurring services, the projected fees are updated quarterly and the Committee considers and, if appropriate, approves any amounts exceeding the original estimates.

Should an engagement need pre-approval before the next Committee meeting, the Committee has delegated to the Committee Chair authority to grant such approval up to an approved spending threshold. Thereafter, the entire Committee will review such approval at its next quarterly meeting.

Report of the Audit Committee

The Audit Committee assists the Board in overseeing various matters, including: (i) the integrity of the Company’s financial statements; (ii) all material aspects of the Company’s financial reporting, internal accounting control, and audit functions; (iii) the qualifications and independence of the independent auditors; and (iv) the performance of the Company’s internal audit function and independent auditors.

The Audit Committee’s oversight includes reviewing with management the Company’s major financial risk exposures and the steps management has taken to monitor, mitigate, and control such exposures. Management has the responsibility for the implementation of these activities and is responsible for the Company’s internal controls, financial reporting process, compliance with laws and regulations, and the preparation and presentation of the Company’s financial statements.

Ernst & Young LLP (“EY”), the Company’s registered public accounting firm for 2015, is responsible for performing an independent audit of the consolidated financial statements and an audit of the effectiveness of the Company’s internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (U.S.) (“PCAOB”) and issuing reports with respect to these matters, including expressing an opinion on the conformity of the Company’s audited financial statements with generally accepted accounting principles.

In connection with the Company’s December 31, 2015 financial statements, the Committee: (i) has reviewed and discussed the audited financial statements with management (including management’s assessment of the effectiveness of the Company’s internal control over financial reporting and EY’s audit of the Company’s internal control over financial reporting for 2015); (ii) has discussed with EY the matters required to be discussed under PCAOB Auditing Standard No. 16, Communications with Audit Committees; and (iii) has received and discussed with EY the written disclosures and letter from EY required by the PCAOB Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence, and has discussed with EY its independence from the Company.

As part of such discussions, the Committee has considered whether the provision of services provided by EY, not related to the audit of the consolidated financial statements and internal control over financial reporting referred to above or to the reviews of the interim consolidated financial statements included in the Company’s quarterly reports on Form 10-Q, is compatible with maintaining EY’s independence. (Above is a report on audit fees, audit-related fees, tax fees, and other fees the Company paid EY for services performed in 2015 and 2014.) The Committee has concluded that EY’s provision of non-audit services to the Company and its subsidiaries is compatible with its independence.

Belden Inc. 2016 Proxy Statement	Page 13

Based on these reviews and discussions, the Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for 2015.

Audit Committee

George E. Minnich (Chair)

Judy L. Brown

John M. Monter

THE BELDEN BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF ERNST & YOUNG AS THE COMPANY’S INDEPENDENT REGISTERED ACCOUNTING FIRM FOR 2016.

Page 14	Belden Inc. 2016 Proxy Statement

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

A NOTE FROM THE BELDEN COMPENSATION COMMITTEE

Valued Belden Stockholders:

The Committee would like to thank Belden’s stockholders for another year of loyal support in 2015. For the fourth consecutive year, our Say-on-Pay proposal was supported by over 97% of the voted shares. This illustrates to us that: (1) the stockholders understand and support the Company’s strategy, (2) the stockholders agree that the compensation structure is well aligned with strategy and (3) the stockholders believe in the management team and there is an open line of communication between management and stockholders. Continuous engagement with the investment community is a top priority for Belden management and our consistent Say-on-Pay support signals to us that management is executing well on this priority.

That being said, 2015 was a challenging year for U.S. multinational management teams. For Belden in particular, in a year that began with the successful completion of the strategically significant Tripwire acquisition, the focus was quickly redirected. The simultaneous strengthening of the U.S. dollar and decline in oil prices impacted demand environment within several end markets. Additionally, softness with advertising spend, a source of revenue to our broadcast customers led to a temporary pause in capital spending within the industry. Overall, the diverse portfolio and the ability of the management team to quickly recognize and react to these challenges allowed Belden navigate these challenges well. The effectiveness of the Belden business system is reflected in the record EBITDA margins and strong share capture in a year which many peers reacted too late.

We acknowledge, however, the impact that the market disruptions had on equity prices in 2015. Challenging market conditions are the true test of a compensation program’s design. We believe that the Belden program is performing appropriately in these circumstances. The shorter term cash incentive plan allowed us to reward accomplishments against pre-determined objectives in areas that reflect the underlying health of the business. On the other hand, the longer term incentives provided to our executives will only result in realizable compensation if our stockholders likewise benefit from significant stock price appreciation. It is noteworthy that of the compensation shown in the Summary Compensation Table below, 68.9% of the compensation disclosed for our CEO and 56.3% for the NEOs as a whole is composed of equity grants without any current value. However, the three-year measurement period for the performance stock units and the ten-year life of the stock appreciation rights will properly incentivize the team to drive the performance needed to maximize stockholder value. On that basis and the remainder of the materials that follow, we believe that you will continue to agree that we are doing our job of aligning pay with performance.

Therefore, we request your support for Belden’s 2016 Say-on-Pay proposal and the other compensation related proposals contained in this document. If at any time you would like to discuss the compensation program, we are available to address your questions. Thank you for your consideration.

The Belden Inc. Compensation Committee

DAVID ALDRICH, CHAIR	LANCE BALK	STEVE BERGLUND	GLENN KALNASY

I.      Introduction

In this section, we discuss our compensation program as it pertains to our chief executive officer, our chief financial officer, and our three other most highly compensated executive officers who were serving at the end of 2015. We refer to these five persons throughout as the “named executive officers” or our “NEOs”.

Belden Inc. 2016 Proxy Statement	Page 15

For 2015, our named executive officers were:

John Stroup	President and Chief Executive Officer
Henk Derksen	Senior Vice President, Finance, and Chief Financial Officer
Glenn Pennycook	Executive Vice President, Enterprise Solutions
Ross Rosenberg	Senior Vice President, Strategy and Corporate Development
Roel Vestjens	Executive Vice President, Broadcast Solutions

II.      Executive Summary

As noted by our Compensation Committee above, 2015 was marked by steady performance despite a mixed macroeconomic environment. We began the year by successfully completing the acquisition of Tripwire, a cybersecurity asset that we will be able to leverage across all of our served markets as demand for security in connected applications continues to increase. As we made our way through the first half of 2015, it became clear that lower oil prices and a stronger US dollar would impact the demand from several end markets within the Broadcast and Industrial platforms. Despite these impediments, the business as a whole performed well, with strong performance in our enterprise solutions, broadband connectivity and network security businesses. Productivity improvement programs during the year will allow Belden to continue to protect, and in some platforms expand, its margin profile. Some financial highlights of the consolidated business included the following (see the Company’s Form 8-K filed on February 9, 2016 for a reconciliation of GAAP financial measures to non-GAAP measures):

•	Record adjusted revenues of $2.36 billion, an increase of 7.4% over 2014 on a constant currency basis.

•	Adjusted gross profit margins of 41.6%, an increase of 460 basis points over 2014.

•	Record adjusted earnings per share of $4.98, an increase of 17.7% over 2014.

The Company’s 2015 overall financial results and the individual performance of our NEOs are discussed under Annual Cash Incentive Plan Awards beginning on page 21.

Some of the compensation-related highlights since our last proxy statement include:

•	The Company employed a full year period for the establishment of performance targets under our annual cash incentive program (“ACIP”) versus the two six-month periods employed in recent years.

•	A significant revision to the performance stock unit awards granted under the long term incentive plan (“LTIP”), including:

•	Performance measurement period extended from one year to three years.

•	Number of performance metrics increased from one to two.

•	Use of a relative measure (total stockholder return relative to the S&P 1500 Industrials Index).

•	No longer provide for any accrued dividend equivalents.

These new features enhanced a compensation program, which already had the following stockholder-friendly components:

•	Perquisite-light compensation structure with no change-in-control-related excise tax gross-ups in employment agreements entered into after January 1, 2010.

•	Double trigger change-in-control provisions for severance in employment agreements and for accelerated vesting in equity awards granted in and after 2014.

•	No history of option repricing or cash buyouts of underwater options.

Page 16	Belden Inc. 2016 Proxy Statement

•	Equity plans do not have evergreen share authorizations and do not allow for aggressive share recycling.

•	Robust director and officer ownership guidelines, including six times annual base salary for the Chief Executive Officer.

•	No guaranteed ACIP or LTIP awards for officers. Both plans also contain award caps. The Chief Executive Officer’s maximum ACIP payout is capped at 200% of target.

III.      2015 Say-on-Pay Review

For the fourth consecutive year, our executive compensation program was endorsed by a vast majority of our stockholders. With 93.98% of our shares voting on the issue, we received 99.04% in favor of the proposal, with only 0.93% opposing and 0.01% abstaining. We believe this is a reflection of the transparency of our program, which is clearly aligned with the interests of our stockholders. Based on this strong endorsement, we only made minor improvements to the existing program.

IV.      Compensation Objectives and Elements

A.      Objectives

Belden’s executive compensation program is designed to support the interests of stockholders by rewarding executives for achievement of the Company’s specific business objectives, which for the NEOs in 2015 included net income from continuing operations, EBITDA, share capture, operating working capital turns and inventory turns. The overarching principles of the program are:

•	Maximizing stockholder value by allocating a significant percentage of compensation to performance-based pay that is dependent upon achievement of the Company’s performance goals, without encouraging excessive or unnecessary risk taking.

•	Aligning executives’ interests with stockholder interests by providing significant stock-based compensation and expecting executives to hold the stock they earn in compliance with our ownership guidelines.

•	Attracting and retaining talented executives by providing competitive compensation opportunities.

•	Rewarding overall corporate results while recognizing individual contributions.

Belden Inc. 2016 Proxy Statement	Page 17

B.      Elements

Below is an illustration of Belden’s compensation program. Individual compensation packages and the mix of base salary, annual cash incentive opportunity and long-term equity incentive compensation for each NEO varies depending upon the executive’s level of responsibilities, potential, performance and tenure with the Company. Each of the elements shown below is designed for a specific purpose, with the overall goal of achieving a high and sustainable level of Company and individual performance. The percentage of total compensation that is performance-based and therefore at risk generally increases as an officer’s level of responsibilities increases. Approximately 85% of Mr. Stroup’s 2015 summary compensation table compensation was performance-based compensation, compared to 79% in 2014 and 83% for 2013. The chart below is not to scale for any particular named executive officer.

Additionally, the Company provides competitive retirement and benefit programs to our NEOs on the same basis as other employees and limited perquisites as described under Compensation Policies and Other Considerations.

C.      Pay for Performance Philosophy

Our ability to execute on our strategic plan relies on implementation of our talent management program. We continually seek to hire and retain high performing and high potential managers to both drive performance today and build a dependable bench of successors for the future. This philosophy includes both compensating these managers well when we achieve our performance goals as well as placing large portions of management compensation at risk so we do not pay for underperformance.

We believe that this philosophy has provided an appropriate balance to drive continuous improvement while retaining high performers through challenging times. More importantly, we believe the incentives we provide for achievement without rewarding under-performance aligns the interests of our managers closely with those of our investors, which is the main objective.

Page 18	Belden Inc. 2016 Proxy Statement

D.      Compensation Design

Role of Compensation Consultant

Following an analysis based on rules promulgated by the NYSE, the Compensation Committee has retained Deloitte Consulting LLP (“Deloitte Consulting”) as its independent compensation consultant. Deloitte reports directly to the Committee. The Committee generally relies on Deloitte to provide it with comparison group benchmarking data and information as to market practices and trends, and to provide advice on key Committee decisions.

In 2015, Deloitte Consulting provided advice to the Compensation Committee and management in connection with the composition of peer companies we use for benchmarking purposes, the design of our annual cash incentive and long-term incentive programs, and our executive employment agreements. For its compensation consulting in 2015, we paid Deloitte Consulting $162,797.

In 2015, our financial management separately engaged affiliates of Deloitte Consulting to perform other services involving internal controls auditing, tax consulting and acquisition due diligence. For these non-compensation related services, we paid Deloitte $2,988,411. The Compensation Committee did not approve these charges prior to their incurrence, but considered them in connection with Deloitte Consulting’s retention for 2016. Given the nature and scope of these other services, the Compensation Committee does not believe this work had any impact on the independence of our independent consultant.

Benchmarking and Survey Data

In determining total compensation levels for our NEOs, the Compensation Committee reviews market trends in executive compensation and a competitive analysis prepared by Deloitte Consulting, which compares our executive compensation to both the companies in the comparator group described below and to broader market survey data. The Committee also considers other available market survey data on executive compensation philosophy, strategy and design. The Company’s compensation philosophy is to target base salaries at the 50th percentile of the competitive market. Individual executives may have base salaries above or below the target based on their individual performances, internal equity and experience. As discussed above, at-risk incentive compensation components have the potential to reward our executives at levels above industry medians, but only when the Company is outperforming the industry.

The Committee chose our comparator group from companies in the primary industry segments in which the Company operates and competes for talent.

The comparator group companies for 2015 were as follows:

Acuity Brands, Inc.	Curtiss-Wright Corporation	Regal Beloit Corporation
Amphenol Corporation	General Cable Corporation	Roper Industries, Inc.
Anixter International Inc.	Hexcel Corporation	Viavi Solutions Inc.
A.O. Smith Corporation	Hubbell Incorporated	Wesco International, Inc.
Carlisle Companies Incorporated	IDEX Corporation

ISS and Glass-Lewis independently develop and publish peer groups that they use to analyze our compensation. It is noteworthy that of the 14 companies in our comparator group, 12 were chosen by ISS, Glass-Lewis, or both, as appropriate peer companies. The Committee considers the comparator group competitive pay analysis and survey data as non-determinative data points in making its pay decisions. The approach to pay decisions is not formulaic and the Committee, based on advice from Deloitte Consulting, exercises judgment in making them.

Each year, the Committee reviews the performance evaluations and pay recommendations for the named executive officers and the other senior executives. The Compensation Committee, with input from the Board, meets in executive session without the CEO present to review the CEO’s performance and set his compensation.

In its most recent review in February 2016, the Committee concluded that the total direct compensation of executive officers, with respect to compensation levels, as well as structure, are consistent with our compensation design and objectives.

Belden Inc. 2016 Proxy Statement	Page 19

V.      2015 Compensation Analysis

A.      Base Salary Adjustments

Salaries of executive officers are reviewed annually and at the time of a promotion or other change in responsibilities. Increases in salary are based on a review of the individual’s performance, the competitive market, the individual’s experience and internal equity. For executives who earn a composite individual performance score of 3 or more, base salaries may be adjusted using a merit salary increase matrix, discussed below. An executive who scores less than 3 and fails to improve his or her performance may be subject to disciplinary action, including dismissal.

The executive is scored on our merit salary increase matrix that is annually reviewed and, if appropriate, revised to reflect the competitive market based on the salary survey data noted above. The Committee reviews the merit budget and salary increase matrix. The executive’s salary is classified based on three categories: below market, market and above market. Company-wide, the ranking system is designed to take the form of a normal distribution, as follows:

1 – Least Effective – At least 5% of workforce

2 – Needs Improvement – At least 10% of workforce

3 – Effective-Consistently Meets Expectations – 50% to 70% of workforce

4 – Highly Valued – Combined with ‘5’, no more than 15% of workforce

5 – Exceptional – No more than 5% of workforce

2015 Merit Increase Guidelines for Named Executive Officers

Current Salary	Current Salary as a % of Median	1 Least Effective	2 Needs Improvement	3 Effective	4 Highly Valued	5 Exceptional
Above Market	Above 105%	0%	0%	0-2%	2-4%	3-5%
At Market	95-105%	0%	0%	0-3%	4-6%	6-8%
Below Market	Below 95%	0%	0%	3-5%	6-8%	8-10%

The timing and amount of any salary adjustment will be based on the executive’s annual overall performance ranking and whether the executive falls “below,” “at” or “above” market as compared to the median of the applicable market data noted above.

For example, an executive with an overall ranking of “5” who is “above market” will receive a lower salary increase than an executive with a ranking of “5” who is “below market”.

The named executive officers’ salaries as of December 31, 2015 are provided in the following table:

Name	Annual Base Salary at December 31, 2015
Mr. Stroup	$850,000
Mr. Derksen	$490,740
Mr. Pennycook	$360,500
Mr. Rosenberg	$389,890
Mr. Vestjens	$374,500

Page 20	Belden Inc. 2016 Proxy Statement

B.      Annual Cash Incentive Plan Awards

Executive officers participate in our annual cash incentive plan. Overall, we had 1,935 employees participate in the plan’s 2015 performance offering. Under the plan, participants earn cash awards based on the achievement of Company and individual performance goals. For 2015, the amount paid under the plan to all participants was approximately $22.0 million or approximately 6.7% of adjusted net income before ACIP expense. This compares to approximately 7.7%, 7.3%, 7.2% and 8.1% in 2014, 2013, 2012 and 2011, respectively, as shown below:

(Dollar amounts in thousands)	2015	2014	2013	2012	2011
Adjusted Net Income	$213,722	$186,167	$165,139	$128,630	$114,345
Tax effected ACIP Expense (assuming 30% rate) (a)	$15,400	$15,527	$12,984	$9,909	$10,084
Adjusted Net Income Before ACIP Expense (b)	$229,122	$201,694	$178,123	$138,539	$124,429
Reflected as a percentage (a divided by b)	6.72%	7.70%	7.29%	7.15%	8.10%
Form 8-K in which adjusted net income is reconciled to GAAP net income	February 9, 2016	February 5, 2015	February 6, 2014	February 7, 2013	N/A

A participant’s award (other than the CEO) is computed using the following formula:

ACIP Award = Base Salary  X  Target Percentage  X  Financial Factor  X  Personal Performance Factor

In 2012, based on the fact that Mr. Stroup’s personal performance factor (“PPF”) had consistently been equal to or greater than 1.0, the Compensation Committee removed the component from the calculation of Mr. Stroup’s ACIP award. The Committee desired to avoid any perception that the PPF was simply serving as a second multiplier to Mr. Stroup’s award. Given his direct reporting relationship to the Board, the Committee is comfortable that Mr. Stroup is accountable without the need of the additional lever to adjust his ACIP award downward or upward.

Target Percentages

For 2015, each NEO’s ACIP Target Percentages were as follows: Mr. Stroup – 130%, Mr. Derksen – 75% and Messrs. Pennycook, Rosenberg and Vestjens – 70%.

Belden Inc. 2016 Proxy Statement	Page 21

Financial Factors

As stated above, performance targets for calculating the Financial Factors were based on net income from continuing operations, EBITDA, share capture, operating working capital turns and inventory turns. In addition, as discussed further below, the performance stock units (“PSUs”) had performance targets based on relative total stockholder return and free cash flow. In order to ensure that we are rewarding performance that drives stockholder value, these factors flow from and support the strategic financial goals we communicate to our investors.

Performance Factor Determination and Adjustments

The performance factors we use that make up the Financial Factor support our short- and long-range business objectives and strategy. We have selected multiple factors because we believe no one metric is sufficient to capture the performance we are seeking to achieve and any one metric in isolation may not promote appropriate management performance. Management and the Board believe that income from continuing operations and EBITDA are the financial metrics most clearly aligned with the enhancement of stockholder value. Therefore, they are weighted heavily in our consolidated and platform targets. Additionally, share capture continues to be an important measure of our performance versus our competitors. And despite the maturity of our development from a Lean manufacturing standpoint, continuous improvement in inventory and working capital turnover remains a high corporate priority.

In setting performance goals, we consider our annual and long-range business plans and factors such as our past variance to targeted performance, economic and industry conditions, and our industry performance. We set challenging, realistic goals that will motivate performance within the top quartile of our comparator group based on consensus data on the peer companies publicly available at the time the targets are set. We recognize that the metrics may need to change over time to reflect new priorities and, accordingly, review these performance metrics at the beginning of each performance period.

In 2015, thresholds, targets and maximum levels for the performance factors that make up the Financial Factors were set to challenge management to grow the company in a low growth environment. For instance, the 2015 target for consolidated net income from continuing operations reflected a 30% increase over actual 2014 performance. Likewise, the consolidated share capture target represented an almost 68% improvement over actual 2014 performance. Targets for the business platforms reflected similar stretch improvement initiatives. While platform performance on EBITDA and working capital/inventory turns did not fully meet our expectations, outperformance on share capture was achieved at the platform and consolidated levels. We view this as a positive result of our Belden Market Delivery System.

Page 22	Belden Inc. 2016 Proxy Statement

Officers with company-wide responsibilities (Messrs. Stroup, Derksen and Rosenberg) were measured using consolidated performance. Mr. Pennycook and Mr. Vestjens were compensated based on the performance of the Enterprise Connectivity Solutions and Broadcast Solutions platforms, respectively. The applicable factors and weighting percentages are set prior to each performance period as shown in the chart below and illustrated in further detail on Appendix I.

Consistent with the terms of the annual cash incentive plan, the performance factors were adjusted to reflect certain unusual events that occurred during the year. These adjustments can result in either increases or decreases in performance factors and in 2015 primarily concerned amortization of intangible assets, deferred gross profit adjustments, restructuring of the Company’s operations, purchase accounting effects of acquisitions, depreciation expense, as well as the income tax impact of these adjustments. The Compensation Committee and the Audit Committee meet jointly to analyze and approve the adjustments recommended by management. The Committees agree that it was appropriate to adjust the financial results for these matters to properly capture our operating results and to eliminate the potential for managers delaying strategic decisions beneficial to the Company in the long term (e.g., restructuring) because of the impact of those decisions on short-term financial metrics or to benefit from favorable one-time adjustments or unbudgeted events (such as acquisitions).

For each individual performance factor, threshold, target and maximum amounts are set by the Compensation Committee. Actual performance at the threshold level is reflected with a Financial Factor score of 0.5, actual performance at the target level is reflected with a Financial Factor score of 1.0 and actual performance at or above the maximum level is reflected with a Financial Factor score of 2.0. Performance between the threshold and target and between the target and maximum are interpolated on a linear basis. Actual performance below the threshold would result in a component score of 0 and the failure to achieve at least threshold performance on the net income/operating income component would result in an overall Financial Factor of 0. Because Financial Factors are capped at 2.0 and because, as described below, he does not have a Personal Performance Factor, Mr. Stroup’s ACIP payout cannot mathematically be higher than 200% of his target payout.

Belden Inc. 2016 Proxy Statement	Page 23

The performance factor definitions, thresholds, targets and actual results, as well as the applicable weighting and calculations for each NEO are contained in Appendix I, which is incorporated herein by this reference. The applicable 2015 Financial Factor for the NEOs is as follows:

Named Executive Officer	Financial Factor
Mr. Stroup	0.99
Mr. Derksen	0.99
Mr. Pennycook	1.35
Mr. Rosenberg	0.99
Mr. Vestjens	0.91

Personal Performance Factor

Each named executive officer other than Mr. Stroup establishes annual personal performance objectives. As discussed above, the Committee feels that the consolidated Financial Factor is the best reflection of Mr. Stroup’s personal performance and, thus, he does not have a separate Personal Performance Factor (“PPF”). The other NEO’s objectives are agreed upon between the NEO and Mr. Stroup. At the end of the year, the parties measure progress relative to the objectives. Mr. Stroup scores each NEO’s PPF on a scale of 0.5 to 1.5.

The personal performance goals reflected in the Personal Performance Factor measure the attainment of short- and long-term goals that often are in furtherance of achieving objectives set out in our three-year strategic plan. Personal performance goals can be qualitative in nature and the determination of the NEO’s degree of attainment of them generally requires the judgment of Mr. Stroup.

As a general rule, the higher in the organizational structure that one sits, the more global in scope are his or her personal objectives. Mr. Derksen, as the CFO, had objectives in the areas of talent management, and information technology and investor relations performance, but also focused other objectives on areas specific to the finance function, e.g., accounting, tax and capital structure. As the chief strategy officer, Mr. Rosenberg had objectives relating to the Company’s M&A funnel and integration, as well as talent management and other strategic objectives. As the EVPs of two of Belden’s product platforms, the objectives of Messrs. Pennycook and Vestjens were supportive of the Company’s global goals, but focused within their respective business units. Their objectives related to the areas of growth, both organic and M&A, talent management and operational excellence through the continued institution of Lean enterprise principles in their respective business units.

The 2015 Personal Performance Factors for the NEOs as recommended by Mr. Stroup and approved by the Committee ranged from 1.00 to 1.15.

Annual Cash Incentive Plan Payouts

Based on the preceding discussion, each NEO’s annual cash incentive plan award is as shown in the table below. The awards were paid out in February 2016 following adoption of the Financial Factors and Personal Performance Factors by the Committee.

NEO	2015 ACIP Award(1)	Percentage of Target
John Stroup	$1,093,950	99.0%
Henk Derksen	$382,590	103.9%
Glenn Pennycook	$391,770	155.2%
Ross Rosenberg	$270,190	99.0%
Roel Vestjens	$238,560	91.0%

(1)	For administrative convenience, the final payouts are rounded to the nearest ten dollar amount.

Page 24	Belden Inc. 2016 Proxy Statement

C.      Performance-Based Equity Awards

Our long-term equity incentive plan is designed to align the financial interests of our executives and our stockholders by providing executives with a continuing stake in the long-term success of the company. With grants of SARs that have value only if Belden’s stock price increases and PSUs that only convert into Belden shares if certain performance metrics are achieved, the plan emphasizes Pay-for-Performance. For 2015, executive officers received 50% of their LTI award (discussed below) under the plan in the form of SARs and 50% in the form of PSUs.

Individual performance, the competitive market, executive experience and internal equity were factors used to determine the total dollar value of SARs and PSUs granted to each executive officer in 2015, which we refer to as the “Long-Term Incentive Value”, or “LTI Value”.

LTI Value

We use the following matrix to determine the LTI as a percentage of base salary for each officer:

PPF	0.85 – 1.15	1.16 – 1.50
Percentage of Target LTI	70% – 120%	100% – 190%

An officer did not receive an equity award in 2015 if his or her 2014 Personal Performance Factor was less than 0.85. Mr. Stroup does not have a target LTI percentage or a Personal Performance Factor. At its February 2015 meeting, the Compensation Committee awarded Mr. Stroup LTI valued at approximately $3.75 million, or approximately 441% of base salary. Mr. Derksen has a Target LTI of 160% while Messrs. Pennycook, Rosenberg and Vestjens each have a Target LTI percentage of 120% of their respective base salaries.

To illustrate the LTI value matrix, assume a base salary of $200,000 and a Target LTI percentage of 50%. The Target LTI is $100,000. Assuming the officer’s PPF is 1.0, he or she would receive equity valued between $70,000 and $120,000. If the same officer’s PPF is 1.20, he or she would receive equity valued between $100,000 and $190,000. The exact amount granted within the range for each individual is at the discretion of the individual’s immediate supervisor (the “LTI Award”)

For 2015, the NEOs received 50% of their LTI Award in the form of SARs and 50% in the form of PSUs. We use the Black-Scholes-Merton (“Black-Scholes”) option pricing formula to calculate SAR values. Instead of using the grant date stock price as the input in the Black-Scholes formula, we use a one-year average price of the stock (the “Average Belden Stock Price”). That same price is utilized to determine the number of PSUs granted. In summary, the LTI Award is allocated into the number of units resulting from the following formulas:

SARs = 50% of the LTI Award divided by the Black-Scholes value of a Belden SAR, rounded to the nearest unit.

PSUs = 50% of the LTI Award divided by the Average Belden Stock Price, rounded to the nearest unit.

Half of the PSUs granted in 2015 will be measured based on total stockholder return (TSR) relative to the S&P 1500 Industrials Index. The other half of the PSUs will be measured based on cumulative consolidated free cash flow. The PSU agreements state that following the three-year performance period, a conversion factor ranging from 0 to 2.0 will be applied to each award. The result of that formula, rounded to the nearest whole unit, is the gross number of Belden shares the officer will receive. The actual number of shares to be distributed will be net of any required withholding taxes. The PSUs granted in 2015 will be measured on the performance period from January 1, 2015 to December 31, 2017, and the conversion and any required payout will occur in the first quarter of 2018.

Conversion will be effected based on the following threshold, target and maximum levels:

Factor	Threshold	Target	Maximum
Relative TSR	25th Percentile	50th Percentile	75th Percentile
Consolidated Free Cash Flow	$672 million	$840 million	$1,008 million

Belden Inc. 2016 Proxy Statement	Page 25

For the PSUs based on relative TSR, threshold performance results in a conversion factor of 0.25, target performance results in a conversion factor of 1.00 and maximum performance results in a conversion factor of 2.00. Performance between threshold and target and between target and maximum are interpolated on a linear basis.

For the PSUs based on consolidated free cash flow, threshold performance results in a conversion factor of 0.50, target performance results in a conversion factor of 1.00 and maximum performance results in a conversion factor of 2.00. Performance between threshold and target and between target and maximum are interpolated on a linear basis.

The SARs provide a material incentive for executives to increase the Company’s share price during their ten-year term, and they serve as a retention tool because they take three years to fully vest. The PSUs drive performance against targets during the three-year performance period.

At its February 2015 meeting, the Compensation Committee approved equity award grants in the form of 223,506 SARs, 90,817 PSUs and 62,862 RSUs to over 375 employees. The table below shows the total 2015 grants of SARs and RSUs to the named executive officers.

2015 Equity Awards to NEOs

NEO	SARs(1)	PSUs
Mr. Stroup	62,672	25,407
Mr. Derksen	13,370	5,420
Mr. Pennycook	6,351	2,575
Mr. Rosenberg	7,521	3,049
Mr. Vestjens	8,356	3,388

(1)	The Committee granted the listed SARs to the NEOs at the closing price of Belden stock on February 25, 2015 ($89.23), the grant date of the awards.

Pay for Performance in Action

As of December 31, 2015, based on the stock price performance in 2015 after the February 25 grant date, the SARs reflected above have no value and the PSUs based on relative TSR would not convert to any shares. Similarly, the PSUs based on consolidated free cash flow would not convert to any shares. In reviewing the Summary Compensation Table that follows, it is important to note that the approximately $7.5 million of value shown in the Stock Awards and Option Awards columns for 2015 currently have no value. In order to create value for themselves, the members of the management team must create value for our stockholders. We believe this is a true reflection of the alignment between our pay and our performance.

VI.      Compensation Policies and Other Considerations

Stock Ownership Guidelines

To align their interests with those of the Company’s stockholders, the Company’s executive officers must hold stock whose value is at least three times their annual base salary (six times in the case of Mr. Stroup). Officers have five years from the date they are appointed an officer to acquire the appropriate shareholdings. In addition, officers must make interim progress toward the ownership requirement during the five year period – 20% after one year, 40% after two years, 60% after three years and 80% after four years. For purposes of determining ownership, unvested RSUs and the value of vested but unexercised, in-the-money options and SARs are included. For calculation purposes, the Company will use the higher of the current trading price or the acquisition price. As of March 31, 2016 (our record date for the annual meeting), each of the named executive officers either met his interim or five-year stock ownership guideline. In accordance with Company policy, an officer is prohibited from selling Belden stock received from the Company as an equity award until the officer meets the interim guideline.

Page 26	Belden Inc. 2016 Proxy Statement

Tax and Accounting Considerations

Section 162(m) of the Internal Revenue Code of 1986, as amended, imposes a $1 million limit on the amount that a public company may deduct for compensation paid to the Company’s CEO or any of the Company’s other NEOs who are employed as of the end of the fiscal year. This limitation does not apply to compensation that meets the requirements under Section 162(m) for “qualifying performance based” compensation (i.e., compensation paid only if performance meets pre-established objective goals based on performance criteria approved by stockholders). The Company’s incentive compensation plans are designed to qualify under Internal Revenue Code Section 162(m) to ensure tax deductibility. However, the Committee retains the flexibility to design and administer compensation programs that are in the best interests of Belden and its stockholders.

Annual non-equity based incentive compensation and PSUs for our Named Executive Officers are unguaranteed, subject to maximum payout amounts based on the achievement of the Section 162(m) performance objectives established by the Committee annually. These objectives are selected by the Committee from among the performance metrics in the annual incentive plan for non-equity based compensation and the long term incentive plan for the PSUs. See Item IV, beginning on page 42 for a broader discussion of the long term incentive plan performance metrics. The Committee may exercise “negative discretion” to reduce the award based on an assessment of Company and individual performance. For 2015, the Committee awarded less than the maximum amount. Also, our compensation plans comply with the requirements of Internal Revenue Code Section 409A, which requires that nonqualified deferred compensation arrangements must meet specific requirements.

In accordance with FASB ASC Topic 718, for financial statement purposes, we expense all equity-based awards over the period earned based upon their estimated fair value at grant date.

Executive Compensation Recovery

In accordance with the Sarbanes-Oxley Act of 2002, Mr. Stroup, as CEO, and Mr. Derksen, as CFO, must forfeit certain bonuses and profits if the Company is required to restate its financial statements as a result of misconduct. In addition, if the Board of Directors determines that any other executive officer has engaged in fraudulent or intentional misconduct that results in the Company restating its financial statements because of a material inaccuracy, the Company, as permitted by law, will seek to recover any cash incentive compensation or other equity-based compensation (including proceeds from the exercise of a stock option or SAR) received by the officer from the Company during the 12-month period following the first public issuance or filing with the SEC of the financial statement required to be restated. The Company will revisit its clawback policies once the proposed rules issued by the SEC implementing the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) are finalized.

Insider Trading; Hedging and Pledging of Company Stock

Company policy requires executive officers and directors to consult the Company’s legal department prior to engaging in transactions involving Belden stock. In order to protect the Company from exposure under insider trading laws, executive officers and directors are encouraged to enter into pre-programmed trading plans under Securities Exchange Act Rule 10b5-1. The Company will not approve hedging or monetization transactions including, but not limited to, through the use of financial instruments such as exchange funds, prepaid variable forwards, equity swaps, puts, calls, collars, forwards and other derivative instruments, or through the establishment of a short position in the Company’s securities. Executive officers and directors are prohibited from utilizing margin accounts to engage in transactions in Belden stock and from pledging Belden stock for any purpose. The Company will revisit its trading policies once the proposed rules issued by the SEC implementing the Dodd-Frank Act are finalized.

Equity Compensation Grant Practices

The Committee approves all grants of equity compensation, including stock appreciation rights, performance stock units and restricted stock units, to executive officers of the Company, as defined in Section 16 of the Exchange Act. All elements of executive officer compensation are reviewed by the Committee annually at its February/March meeting. Generally, the Company’s awards of stock appreciation rights, performance stock

Belden Inc. 2016 Proxy Statement	Page 27

units and/or restricted stock units are made at that meeting, but may be made at other meetings of the Committee. The Committee meeting date, or the next business day if the meeting falls on a non-business day, is the grant date for stock appreciation rights and restricted stock unit awards. The Company may also make awards in connection with acquisitions or promotions, or for retention purposes. Under the Company’s equity plan, the Committee may delegate to the Company’s CEO the authority to grant stock options to any employees of the Company other than executive officers of the Company as that term is defined in Section 16 of the Exchange Act. The Committee has exercised this authority and delegated to the CEO the ability to make limited equity grants in connection with promotion, retention and acquisitions, which he uses strategically but infrequently. Awards made by the CEO are reported to the Committee on a periodic basis.

Employment Agreements: Severance, Termination and Retirement

The Company has an employment agreement with each of the named executive officers. We believe that our agreements are essential in attracting and retaining the desired executive talent in a competitive market. In addition, the agreements benefit the Company by providing for the upfront agreement of each executive on certain important provisions, including post-termination covenants and an agreement to provide a full release of claims against the Company. These agreements address key provisions of the employment relationship, including payment of severance benefits upon a termination of employment before and after a change of control of the Company. Beginning in 2010, new executive employment agreements no longer contain a gross-up to compensate the executives for an Internal Revenue Code Section 280G excise tax. Instead the executives are given the option of either (a) collecting their full severance and paying the excise tax themselves with no assistance from the Company or (b) reducing the severance payments to an amount that prevents the excise tax from being imposed. Information regarding benefits under these agreements is provided following this Compensation Discussion and Analysis under the heading Potential Payments upon Termination or Change of Control.

Aircraft

The Company owns and from time to time leases corporate aircraft to provide flexibility to executive officers and other associates to allow more efficient use of executive time for Company matters. The Nominating and Corporate Governance Committee reviews management’s use of corporate aircraft throughout the year to confirm that it is consistent with this philosophy and in full compliance with the regulations promulgated by the Federal Aviation Administration, the Internal Revenue Service and the Securities and Exchange Commission.

Benefits and Perquisites

The named executive officers receive retirement and health care benefits on a consistent basis with other Belden employees. As described in Pension Benefits and Nonqualified Deferred Compensation, excess defined benefit and defined contribution plans are offered to eligible U.S. employees. In order to attract and retain talented officers, we have provided certain other compensation to our NEOs. In connection with an expatriate assignment in Hong Kong that ended in 2014, Mr. Vestjens was, by agreement, entitled to tax equalization, including a gross-up to make him whole financially. Other than this limited exception, it is our policy to not provide tax gross-ups for any perquisites provided to executive officers.

Report of the Compensation Committee

The Compensation Committee has reviewed and discussed with management the foregoing Compensation Discussion and Analysis section of this proxy statement. Based on such review and discussion, the Committee recommended to the Board of Belden that the Compensation Discussion and Analysis be included in the proxy statement.

Compensation Committee

David Aldrich (Chair)

Lance Balk

Steve Berglund

Glenn Kalnasy

Page 28	Belden Inc. 2016 Proxy Statement

Compensation and Risk

We consider the variable, pay-for-performance components of our compensation programs to assess the level of risk-taking these elements may create. The variable components of our compensation programs offered to management (including our executives) are our annual cash incentive plan and performance-based equity awards program. We believe the way we select and set performance goals and targets with multiple levels of performance; using gradually-sloped payout curves that do not provide large payouts for small incremental improvements; and confirming the achievement of performance before issuing the awards, all reduce the potential for management’s excessive risk-taking or poor judgment. Consistent with sound risk management, we limit the annual cash incentive award by capping the financial factor component at two times the target, as well as capping the awards themselves at the lesser of three times target or $5 million. The long-term incentive is limited through the use of a fixed percentage of the participant’s base salary. In addition, we require that executive officers adhere to stock ownership guidelines to promote a long-term focus and have adopted a compensation recovery policy in the event of fraudulent or intentional misconduct that leads to a restatement of our financial results.

We also consider our variable compensation programs offered to other associates. These are primarily incentive programs offered to sales and marketing associates. We believe the way we administer these programs reduces the potential of their causing a material adverse impact on the Company through excessive risk-taking. We have customer contract practices with respect to operating margins, customer creditworthiness, and channel management that are designed to reduce poor judgment in connection with entering into sales contracts having unreasonable terms. Sales targets are not designed to provide large payouts that are either based on small incremental improvement or overly aggressive goals that could induce excessive risk-taking by the salesperson. These programs are monitored throughout the performance period to ensure they are being properly administered. The results are subject to multiple levels of approval, including through the involvement of internal and external audit resources.

Compensation Tables

Starting on the next page are the following compensation tables:

•	Summary Compensation Table;

•	Grants of Plan-Based Awards;

•	Outstanding Equity Awards at Fiscal Year-End;

•	Option Exercises and Stock Vested;

•	Pension Benefits;

•	Nonqualified Deferred Compensation; and

•	Potential Payments Upon Termination or Change-in-Control.

Belden Inc. 2016 Proxy Statement	Page 29

SUMMARY COMPENSATION TABLE

Name and Principal Position (a)	Year (b)	Salary(1) ($) (c)	Bonus ($) (d)	Stock Awards(2) ($) (e)	Option Awards(3) ($) (f)	Non-Equity Incentive Plan Compen- sation(4) ($) (g)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(5) ($) (h)	All Other Compensa- tion(6) ($) (i)	Total ($) (j)
John Stroup	2015	850,000	-	2,802,138	1,967,901	1,093,950	91,352	115,769	6,921,110
President and	2014	850,000	-	1,966,865	1,929,994	1,143,680	387,080	110,462	6,388,081
Chief Executive	2013	837,500	-	1,811,762	1,824,758	1,193,400	31,791	104,272	5,803,483
Officer
Henk Derksen	2015	486,023	-	597,772	419,818	382,590	58,230	47,543	1,991,976
Senior Vice	2014	464,153	-	544,638	534,462	418,750	110,300	44,062	2,116,365
President, Finance,	2013	435,750	-	372,224	374,909	400,080	44,442	38,246	1,665,651
and Chief Financial
Officer
Glenn Pennycook	2015	357,875	-	283,997	199,421	391,770	36,375	31,835	1,301,273
Executive Vice
President, Enterprise
Solutions
Ross Rosenberg	2015	387,050	-	336,274	236,159	270,190	-	15,266	1,244,939
Senior Vice
President, Strategy
and Corporate
Development
Roel Vestjens	2015	368,375	-	373,663	262,378	238,560	-	576,497	1,819,473
Executive Vice	2014	311,087	-	242,094	237,543	290,510	-	313,826	1,395,060
President, Broadcast
Solutions

(1)	Salaries are amounts actually received.

(2)	Reflects the aggregate grant date fair value with respect to awards of stock for each named officer computed in accordance with FASB ASC Topic 718. See Grants of Plan-Based Awards Table for 2015 stock awards to the named officers. The assumptions used in calculating these amounts are described in Note 17: Share-Based Compensation, to the Company’s audited financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015.

Each amount listed in column (e) represents the grant date fair value of performance share units (“PSUs”) based on the assumption that the Company would meet its performance goals at the target level, resulting in one restricted stock unit (“RSU”), or in the case of the PSUs granted in 2015, one share of Belden stock, being issued to the officer for each PSU. In 2013, performance at 140% of target levels or greater would have resulted in the issuance of two RSUs for each PSU. In 2014, performance at 120% of target levels or greater would have resulted in the issuance of two RSUs for each PSU. For the PSUs granted in 2015, performance over a three-year measurement period from 2015-2017 at 120% of target levels or greater (in the case of PSUs based on free cash flow) or at or greater than the 75th percentile (in the case of PSUs based on relative TSR) could result in the issuance of two shares of Belden stock for each PSU. During each performance period, the Company periodically analyzes performance and makes appropriate adjustments to the amount of stock-based compensation expense it records. Based on this structure, the maximum grant date fair value of each award (in dollars) was as follows:

	Mr. Stroup	Mr. Derksen	Mr. Pennycook	Mr. Rosenberg	Mr. Vestjens
2015	5,604,276	1,195,544	567,994	672,548	747,325
2014	3,933,729	1,089,276	Not listed	Not listed	484,187
2013	3,623,525	744,449	Not listed	Not listed	Not listed

Page 30	Belden Inc. 2016 Proxy Statement

(3)	Reflects the aggregate grant date fair value with respect to awards of options or SARs for each named officer computed in accordance with FASB ASC Topic 718. The assumptions used in calculating these amounts are described in Note 17: Share-Based Compensation, to the Company’s audited financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015.

(4)	Represents amounts earned under the Company’s annual cash incentive plan as determined by the Compensation Committee at its February 2016 meeting.

(5)	The amounts in this column reflect the increase in the actuarial present value of the accumulated benefits under the Company’s defined benefit plans in which the named executives participate. None of the named executives received above-market or preferential earnings on deferred compensation.

(6)	The amounts shown in column (i) for 2015 consist of the following:

	Total	Company’s Matching Contributions In Its Defined Contribution Plan	Life Insurance and Long Term Disability Benefits	Restricted Stock Dividends	Expatriate Tax Equalization Payment	Gross-Up on Tax Equalization Payment
John Stroup	115,769	89,716	4,542	21,511	-
Henk Derksen	47,543	40,715	3,925	2,903	-
Glenn Pennycook	31,835	24,647	5,802	1,386	-
Ross Rosenberg	15,266	11,925	2,971	370	-
Roel Vestjens	576,497	29,650	2,709	902	309,205	234,031

Belden Inc. 2016 Proxy Statement	Page 31

GRANTS OF PLAN-BASED AWARDS

Name	Grant Date	Award Type	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options(3) (#)	Exercise or Base Price of Option Awards(4) ($ per Share)	Grant Date Fair Value of Stock and Option Awards
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
(a)	(b)		(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
John Stroup		ACIP	552,500	1,105,000	2,210,000
	2/25/2015	PSU				12,704	25,407	50,814				2,802,138
	2/25/2015	SAR								62,672	89.23	1,967,901
Henk Derksen		ACIP	184,028	368,055	1,104,165
	2/25/2015	PSU				2,710	5,420	10,840				597,772
	2/25/2015	SAR								13,370	89.23	419,818
Glenn Pennycook		ACIP	126,175	252,350	757,050
	2/25/2015	PSU				1,288	2,575	5,150				283,997
	2/25/2015	SAR								6,351	89.23	199,421
Ross Rosenberg		ACIP	136,462	272,923	818,769
	2/25/2015	PSU				1,525	3,049	6,098				336,274
	2/25/2015	SAR								7,521	89.23	236,159
Roel Vestjens		ACIP	131,075	262,150	786,450
	2/25/2015	PSU				1,694	3,388	6,776				373,663
	2/25/2015	SAR								8,356	89.23	262,378

(1)	The amounts in column (c) represent the cash payment under the Company’s annual cash incentive plan (“ACIP”) that would have been made if the threshold performance for 2015 was met; the amounts in column (d) represent the cash payment under ACIP that would have been made if the target performance for 2015 was met; and the amounts in column (e) represent the maximum cash payment under ACIP, the lesser of three times target or $5 million. For Mr. Stroup, the maximum cash payment under ACIP is two times target because the company financial factor is capped at 2.0 and because a personal performance factor is not utilized for him.

(2)	The Compensation Committee granted the performance stock unit awards (PSUs) at its February 25, 2015 meeting. The period during which performance is measured is January 1, 2015 to December 31, 2017. Any payout will be made in shares of Belden stock in 2018. The conversion factor from PSUs to shares is based on the Company’s total stockholder return over the performance period measured relative to the S&P 1500 Industrials Index, weighted 50%, and the company’s consolidated free cash flow over the performance period, weighted 50%.

(3)	The amounts in column (j) are the number of SARs granted to each of the named executive officers in 2015. These awards vest in equal amounts over three years on the first, second and third anniversaries of the grant date and expire on the tenth anniversary of the grant date.

(4)	The exercise price for awarded SARs was the closing price of the Belden shares on the grant date.

Page 32	Belden Inc. 2016 Proxy Statement

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options(1)	Number of Securities Underlying Unexercised Options(2)(3)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price(4)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(5)	Market Value of Shares or Units of Stock That Have Not Vested(6)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(7)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(8)
(a)	(#) Exercisable (b)	(#) Unexercisable (c)	(#) (d)	($) (e)	(f)	(#) (g)	($) (h)	# (i)	($) (j)
John Stroup	42,500	-	-	35.790	3/2/2021	18,476	880,936	25,407	1,211,406
	49,432	24,715		50.010	3/4/2023	27,645	1,318,114
	18,138	36,274		72.570	3/4/2024
	-	62,672		89.230	2/25/2025
Henk Derksen	1,800	-	-	47.705	2/21/2017	3,796	180,993	5,420	258,426
	8,400	-		40.960	2/20/2018	7,655	364,990
	1,868	-		11.920	2/24/2019
	13,768	-		21.700	2/22/2020
	10,230	-		35.830	3/1/2021
	3,100	-		28.760	8/28/2021
	24,810	-		39.830	2/27/2022
	10,156	5,078		50.010	3/4/2023
	5,023	10,045		72.570	3/4/2024
	-	13,370		89.23	2/25/2025
Glenn Pennycook	13,190	-	-	21.700	2/22/2020	1,303	62,127	2,575	122,776
	11,200	-		35.830	3/1/2021	786	37,476
	9,950	-		39.830	2/27/2022	2,764	131,788
	4,208	2,103		50.010	3/4/2023
	1,814	3,627		72.570	3/4/2024
	-	6,351		89.230	2/25/2025
Ross Rosenberg	-	30,600	-	50.070	2/18/2023	8,500	405,280	3,049	145,376
	2,477	2,477		50.010	3/4/2023	1,852	88,303
	1,535	3,069		72.570	3/4/2024	2,339	111,524
	-	7,521		89.230	2/25/2025
Roel Vestjens	980	-	-	39.830	2/27/2022	1,344	64,082	3,388	161,540
	3,595	1,797		50.010	3/4/2023	3,403	162,255
	2,233	4,464		72.570	3/4/2024
	-	8,356		89.230	2/25/2025

(1)	Shows vested SARs.

(2)	Shows unvested SARs.

(3)	For Mr. Stroup, his 24,715 unexercisable SARs expiring on March 4, 2023 vested on March 4, 2016. His 36,274 unexercisable SARs expiring on March 4, 2024 vest as follows: 18,137 on March 4, 2016 and 18,137 on March 4, 2017. His 62,672 unexercisable SARs expiring on February 25, 2025 vest as follows: 20,891 on February 25, 2016, 20,891 on February 25, 2017 and 20,890 on February 25, 2018.

For Mr. Derksen, his 5,078 unexercisable SARs expiring on March 4, 2023 vested on March 4, 2016. His 10,045 unexercisable SARs expiring on March 4, 2024 vest as follows: 5,023 on March 4, 2016 and 5,022 on March 4, 2017. His 13,370 unexercisable SARs expiring on February 25, 2025 vest as follows: 4,457 on February 25, 2016, 4,457 on February 25, 2017 and 4,456 on February 25, 2018.

For Mr. Pennycook, his 2,103 unexercisable SARs expiring on March 4, 2023 vested on March 4, 2016. His 3,627 unexercisable SARs expiring on March 4, 2024 vest as follows: 1,814 on March 4, 2016 and 1,813 on March 4, 2017. His 6,351 unexercisable SARs expiring on February 25, 2025 vest as follows: 2,117 on February 25, 2016, 2,117 on February 25, 2017 and 2,117 on February 25, 2018.

For Mr. Rosenberg, his 30,600 unexercisable SARs expiring on February 18, 2023 vest on February 18, 2018. His 2,477 unexercisable SARs expiring on March 4, 2023 vested on March 4, 2016. His 3,069 unexercisable SARs expiring on March 4, 2024 vest as follows: 1,535 on

Belden Inc. 2016 Proxy Statement	Page 33

March 4, 2016 and 1,534 on March 4, 2017. His 7,521 unexercisable SARs expiring on February 25, 2025 vest as follows: 2,507 on February 25, 2016, 2,507 on February 25, 2017 and 2,507 on February 25, 2018.

For Mr. Vestjens, his 1,797 unexercisable SARs expiring on March 4, 2023 vested on March 4, 2016. His 4,464 unexercisable SARs expiring on March 4, 2024 vest as follows: 2,232 on March 4, 2016 and 2,232 on March 4, 2017. His 8,356 unexercisable SARs expiring on February 25, 2025 vest as follows: 2,786 on February 25, 2016, 2,785 on February 25, 2017 and 2,785 on February 25, 2018.

(4)	The exercise price of SAR awards granted since 2008 was the closing price of Belden shares on the grant date. The exercise price of SAR awards granted prior to 2008 was the average of the high and low prices of Belden shares on the grant date.

(5)	Mr. Stroup’s 18,476 RSUs vested on March 4, 2016. His 27,645 RSUs vest on February 25, 2017.

Mr. Derksen’s 3,796 RSUs vested on March 4, 2016. His 7,655 RSUs vest on February 25, 2017.

Mr. Pennycook’s 1,303 RSUs and his 786 RSUs each vested on March 4, 2016. His 2,764 RSUs vest on February 25, 2017.

Mr. Rosenberg’s 8,500 RSUs vested on February 18, 2016. His 1,852 RSUs vested on March 4, 2016. His 2,339 RSUs vest on February 25, 2017.

Mr. Vestjens’ 1,344 RSUs vested on March 4, 2016. His 3,403 RSUs vest on February 25, 2017.

(6)	The market value represents the product of the number of shares and the closing market price of Belden shares on December 31, 2015 ($47.68).

(7)	On February 25, 2015, the NEOs were granted PSUs. The PSUs carry a three year measurement period from January 1, 2015 to December 31, 2017. Based on the Company’s performance during this period on total stockholder return relative to the S&P 1500 Industrials Index, weighted 50%, and on consolidated free cash flow, weighted 50%, a conversion factor from 0 to 2.0 will be generated. If the conversion factor is greater than 0, the PSUs will be converted to a whole number of shares and delivered to the NEOs in 2018.

(8)	The market value represents the product of the number of shares and the closing market price of Belden shares on December 31, 2015 ($47.68).

Page 34	Belden Inc. 2016 Proxy Statement

OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(1) ($)
(a)	(b)	(c)	(d)	(e)
John Stroup	180,600	8,890,309(2)	36,293	3,229,796
Henk Derksen	-	-	6,336	563,933
Glenn Pennycook	-	-	2,016	179,546
Ross Rosenberg	4,012	120,635(3)	1,852	164,291
Roel Vestjens	-	-	2,022	179,787

(1)	The dates on which the executive officers had stock awards vest and the applicable fair market values on those days are as follows: February 22, 2015 – $89.285, February 27, 2015 – $89.695, March 1, 2015 – $89.3975 and March 4, 2015 – $88.71. When the vesting date falls on a trading day, the fair market value is the average of the high and low trading prices of Belden shares on that day. When the vesting date falls on a non-trading day, the fair market value is the average of (a) the average of the high and low trading prices of Belden shares on the trading day immediately preceding the vesting date and (b) the average of the high and low trading prices of Belden shares on the trading day immediately following the vesting date. The number of RSUs that vested were as follows: Mr. Stroup – 17,816 RSUs on February 22, 2015 and 18,477 RSUs on March 4, 2015; Mr. Derksen – 1,550 RSUs on February 22, 2015, 990 RSUs on February 27, 2015 and 3,796 on March 4, 2015; Mr. Pennycook – 1,229 RSUs on February 22, 2015 and 787 RSUs on March 4, 2015; Mr. Rosenberg – 1,852 RSUs on March 4, 2015; and Mr. Vestjens – 453 RSUs on February 22, 2015, 225 RSUs on March 1, 2015 and 1,344 RSUs on March 4, 2015. Giving effect to the actual tax withholding that occurred, Mr. Stroup acquired 9,273 shares on February 22, 2015 and 9,617 shares on March 4, 2015; Mr. Derksen acquired 1,005 shares on February 22, 2015, 659 shares on February 27, 2015 and 2,530 shares on March 4, 2015; Mr. Pennycook acquired 799 shares on February 22, 2015 and 537 shares on March 4, 2015; Mr. Rosenberg acquired 1,234 shares on March 4, 2015; and Mr. Vestjens acquired 277 shares on February 22, 2015, 149 shares on March 1, 2015 and 895 shares on March 4, 2015.

(2)	During 2015, Mr. Stroup exercised the following SARs and sold the resulting shares pursuant to his 10b5-1 plan:

Date	Number of SARS	Market Price	Exercise Price	Pre-tax proceeds	Resulting shares	Net proceeds
02/13/2015	50,000	$87.380	$35.790	$2,579,500.00	17,036	$1,484,748.99
02/13/2015	87,067	$87.380	$39.830	$4,140,035.85	24,661	$2,148,765.55
02/27/2015	43,533	$89.695	$39.830	$2,170,773.05	12,596	$1,115,455.48

(3)	During 2015, Mr. Rosenberg exercised the following SARs and retained the resulting shares:

Date	Number of SARS	Market Price	Exercise Price	Pre-tax proceeds	Resulting shares	Value at 12/31/15
03/04/2015	2,477	$88.710	$50.010	$95,859.90	720	$34,329.60
03/04/2015	1,535	$88.710	$72.570	$24,774.90	186	$8,868.48

Belden Inc. 2016 Proxy Statement	Page 35

PENSION BENEFITS

Name	Plan Name(1)	Number of Years Credited Service (#)	Present Value of Accumulated Benefit(2) ($)	Payments During Last Fiscal Year ($)
(a)	(b)	(c)	(d)	(e)
John Stroup	Pension Plan	10.2	321,173	-
	Excess Plan		1,416,862	-
	Postretirement Life Benefits		726	-
Henk Derksen	Pension Plan	5.8	150,329	-
	Excess Plan		193,825	-
Glenn Pennycook	Pension Plan	7.1	152,953	-
	Excess Plan		76,020	-
Ross Rosenberg	Pension Plan	0	-	-
	Excess Plan		-	-
Roel Vestjens	Pension Plan	0	-	-
	Excess Plan		-	-

(1)	Messrs. Stroup, Derksen and Pennycook participate in the Belden Wire & Cable Company Pension Plan (“Pension Plan”) and the Belden Wire & Cable Company Supplemental Excess Defined Benefit Plan (“Excess Plan”). Mr. Rosenberg does not participate in the plans because he joined the Company after the plans were closed to new participants in 2010. Mr. Vestjens does not participate in the plans because he relocated to the U.S. after they were closed to new participants in 2010. The Pension Plan is a cash balance plan. The account of each participant increases on an annual basis by 4% of the participant’s eligible compensation up to the Social Security wage limit ($118,500 for 2015) and by 8% of the participant’s eligible compensation in excess of the Social Security wage limit up to the limit on compensation that may be taken into account by a plan qualified under the Internal Revenue Code ($265,000 for 2015). The Excess Plan provides the benefit to the participant that would have been available under the Pension Plan if there were not a limit on compensation that may be taken into account by a plan qualified under the Internal Revenue Code. In general, eligible compensation for a participant includes base salary plus any amount earned under the annual cash incentive plan. Upon retirement, participants in the Pension Plan may elect a lump sum distribution or a variety of annuity options. Upon retirement, participants in the Excess Plan will receive a lump sum distribution.

(2)	The computation of the value of accumulated benefit for each individual incorporates a 4.0% discount rate, an interest credit rate of 4.5%, and an expected retirement age of 65.

NONQUALIFIED DEFERRED COMPENSATION(1)

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
(a)	(b)	(c)	(d)	(e)	(f)
John Stroup	270,427	74,828	40,032	-	2,149,616
Henk Derksen	33,833	27,174	3,968	-	228,100
Glenn Pennycook	95,888	11,370	5,361	-	320,101
Ross Rosenberg	-	-	-	-	-
Roel Vestjens	19,661	16,545	366	-	36,572

(1)	Each of Messrs. Stroup, Derksen, Pennycook and Vestjens participates in the Belden Supplemental Excess Defined Contribution Plan. Amounts reflected in column (c), but not those in column (d), have been reflected in column (i) of the Summary Compensation Table.

Page 36	Belden Inc. 2016 Proxy Statement

EMPLOYMENT, SEVERANCE AND CHANGE-IN-CONTROL ARRANGEMENTS

The Company has written agreements with each of the named executive officers. The Compensation Committee (with the assistance of Deloitte Consulting and management) annually reviews the key provisions of the executive employment agreements to ensure they are competitive, based on peer group and market survey data.

John Stroup. Mr. Stroup entered into an employment agreement with the Company, effective October 31, 2005, and it was amended and restated in 2008. The amended agreement was for a term through October 31, 2011 and automatically renews for additional one-year terms if not terminated by either party. It is subject to earlier termination based on disability, death, termination by the Company, with or without cause, and before or after a change in control of the Company. Mr. Stroup’s current base salary of $850,000 per year is subject to annual review. He is entitled to participate in the Company’s long-term incentive plan, annual cash incentive plan, and all other employment benefit plans available to senior executives. His target annual cash incentive award is 130% of his base salary. Amounts payable in the event of Mr. Stroup’s separation of employment are noted below under “Potential Payments upon Termination or Change in Control.”

Henk Derksen. Mr. Derksen entered into an employment agreement with the Company, effective January 1, 2010. It was amended and restated as of January 1, 2012 when Mr. Derksen was promoted to his current office. The agreement’s initial term was for three years and it automatically renews for additional one-year terms if not terminated by either party. It is subject to earlier termination based on disability, death, termination by the Company, with or without cause, and before or after a change in control of the Company. Mr. Derksen’s annual base salary of $490,740 is subject to annual review. Mr. Derksen is entitled to participate in the Company’s long-term incentive plan, annual cash incentive plan and all other employment benefit plans available to senior executives. His target annual cash incentive award is 75% of his base salary. Amounts payable in the event of his separation of employment are noted below under “Potential Payments upon Termination or Change in Control.”

Glenn Pennycook. Mr. Pennycook entered into an employment agreement with the Company, effective May 30, 2013, in connection with his promotion to his current position. The agreement’s initial term was for one year and it automatically renews for additional one-year terms if not terminated by either party. It is subject to earlier termination based on disability, death, termination by the Company, with or without cause, and before or after a change in control of the Company. Mr. Pennycook’s annual base salary of $360,500 is subject to annual review. Mr. Pennycook is entitled to participate in the Company’s long-term incentive plan, annual cash incentive plan and all other employment benefit plans available to senior executives. His target annual cash incentive award is 70% of his base salary. Amounts payable in the event of his separation of employment are noted below under “Potential Payments upon Termination or Change in Control.”

Ross Rosenberg. Mr. Rosenberg entered into an employment agreement with the Company, effective May 28, 2014, in connection with his promotion to his current position. The agreement’s initial term is for one year and it automatically renews for additional one-year terms if not terminated by either party. It is subject to earlier termination based on disability, death, termination by the Company, with or without cause, and before or after a change in control of the Company. Mr. Rosenberg’s annual base salary of $389,890 is subject to annual review. Mr. Rosenberg is entitled to participate in the Company’s long-term incentive plan, annual cash incentive plan and all other employment benefit plans available to senior executives. His target annual cash incentive award is 70% of his base salary. Amounts payable in the event of his separation of employment are noted below under “Potential Payments upon Termination or Change in Control.”

Roel Vestjens. Mr. Vestjens entered into an employment agreement with the Company, effective May 28, 2014, in connection with his promotion to his current position. The agreement’s initial term was for one year and it automatically renews for additional one-year terms if not terminated by either party. It is subject to earlier termination based on disability, death, termination by the Company, with or without cause, and before or after a change in control of the Company. Mr. Vestjens’ annual base salary of $374,500 is subject to annual review. Mr. Vestjens is entitled to participate in the Company’s long-term incentive plan, annual cash incentive plan and all other employment benefit plans available to senior executives. His target annual cash incentive award is 70% of his base salary. Amounts payable in the event of his separation of employment are noted below under “Potential Payments upon Termination or Change in Control.”

Belden Inc. 2016 Proxy Statement	Page 37

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

The NEO’s employment agreements with the Company provide for the potential payment of severance and other benefits upon certain terminations of employment. In addition, pursuant to the terms of the Company’s equity incentive plans, upon certain termination events, each executive will be entitled to acceleration of his outstanding and unvested equity awards.

Termination not for cause not in connection with a change in control

Pursuant to the employment agreements, in the event a named executive officer is terminated without “cause,” as defined below, the executive will be entitled to receive:

•	severance payments equal to the sum of the officer’s current base salary plus his annual target bonus (multiplied by 1.5 in the case of Mr. Stroup), payable in equal semi-monthly installments over a twelve-month period (eighteen months in the case of Mr. Stroup);

•	any unpaid bonus earned with respect to any fiscal year ending on or prior to the date of termination; and

•	continued participation in the Company’s medical and dental plans for twelve months (eighteen months for Mr. Stroup).

Pursuant to the employment agreements, “cause” is defined to include the officer’s:

•	willful and continued failure to perform his duties following appropriate opportunities to cure the deficiencies;

•	conviction of a felony or any crime involving moral turpitude;

•	lack of authority to enter the employment agreement without violating another agreement to which officer was a party; and

•	gross misconduct in the performance of his employment duties.

Termination not for cause by the Company or for good reason by the officer after a change in control

Each employment agreement provides that if, within two years following a “change in control,” as defined below, the officer is terminated without cause or resigns for “good reason,” the officer will be entitled to receive:

•	severance payments equal to the sum of the officer’s current base salary plus his annual target bonus multiplied by two, payable in equal semi-monthly installments over a 24-month period;

•	any unpaid bonus earned with respect to any fiscal year ending on or prior to the date of termination;

•	unvested PSUs convert to RSUs at a 1.00 conversion ratio at the time of the “change in control”;

•	unvested equity awards vest upon the termination following the “change in control”;

•	continued participation in the Company’s medical and dental plans for 24 months; and

•	if necessary, a gross-up payment to cover the officer’s excise tax liability under IRC Section 280G where the present value of his payments is more than 110% of the threshold at which such amounts become an excess parachute payment under IRC Section 280G. Starting in 2010, this gross-up feature was not offered to new executive officers. There is no gross-up in the employment agreements of Messrs. Derksen, Pennycook, Rosenberg and Vestjens.

A “change in control” of the Company generally will occur when a person acquires more than 50% of the outstanding shares of the Company’s stock or a majority of the Board consists of individuals who were not approved by the Board. Upon a change in control in the Company, the named executive officers will have the

Page 38	Belden Inc. 2016 Proxy Statement

right for a period of two years to leave the Company for “good reason” and receive the amounts set out above should the scope of their employment with the Company “negatively and materially” change.

Death/Disability

The Company provides long-term disability coverage and life insurance coverage for the executive officers on terms consistent with and generally available to all salaried employees. Upon the officer’s death or disability, the officer, or the officer’s heirs will be entitled to receive:

•	any unpaid bonus earned with respect to any fiscal year ending on or prior to the date of termination; and

•	unvested equity awards vest immediately.

Retirement

Under the Company’s equity plans, an employee who has reached the age of 65 or has reached the age of 55 with ten years of service with the Company can voluntarily retire from the Company with the result that all unvested equity awards that were granted at least one year prior to the retirement date (longer for portions of certain multi-year grants) shall immediately vest in full and any options or stock appreciation rights are eligible for exercise for the shorter of three years or the original term of the award. None of the NEOs were eligible for retirement as of December 31, 2015.

Estimate of Payments

The estimated payments owed to each officer upon the various termination events are based on the following assumptions and/or exclusions:

•	it is assumed that each triggering event occurred on December 31, 2015 and that the value of our common stock was the closing market price of our stock on that date, or $47.68 (in the case of Termination not for cause by the Company or for good reason by the officer after a change in control, it is assumed that the change in control and the termination both occurred on December 31, 2015);

•	the payments do not include any amounts earned and owed to the officer as of the termination date, such as salary earned to date, unreimbursed expenses or benefits generally available to all employees of the Company on a non-discriminatory basis (the 2015 Non-Equity Incentive Plan Compensation is included based on the technical requirement that an employee must be employed on January 1, 2016 to earn the 2015 bonus. The officers’ employment agreements would entitle them to receive the 2015 bonus even if termination occurred on December 31, 2015);

•	the payments include only additional benefits that result from termination and do not include any amounts or benefits earned, vested, accrued or owing under any plan. See “Outstanding Equity Awards at Fiscal Year-End”, “Pension Benefits” and “Nonqualified Deferred Compensation”; and

•	in performing calculations for determining whether a Section 280G gross-up payment was applicable, no reductions were made to the hypothetical severance amounts to allocate amounts as reasonable compensation or to a non-competition agreement. The values placed on the acceleration of previously unvested equity awards were consistent with the regulations set out under Section 280G and the methodology was consistent with our standard practices for determining fair value of equity awards for our financial statements.

Belden Inc. 2016 Proxy Statement	Page 39

			Accelerated Vesting of Equity Value
Name	Aggregate Severance	2015 Non- Equity Incentive Plan Compensation	Restricted Stock Units	Stock Options/ SARs	Welfare Benefits Continuation	Excise Tax Gross-up Payment	Total
John Stroup
Termination not for cause not in connection with a change in control	$2,932,500	$1,093,950	-	-	$20,970	-	$4,047,420
Termination not for cause by the Company or for good reason by the officer after a change in control	$3,910,000	$1,093,950	$3,423,374	-	$27,960	-	$8,455,284
Death/Disability	-	$1,093,950	$3,423,374	-	-	-	$4,517,324
Retirement	-	-	-	-	-	-	-
Henk Derksen
Termination not for cause not in connection with a change in control	$858,795	$382,590	-	-	$14,089	-	$1,255,474
Termination not for cause by the Company or for good reason by the officer after a change in control	$1,717,950	$382,590	$807,459	-	$28,177	-	$2,935,816
Death/Disability	-	$382,590	$807,459	-	-	-	$1,190,049
Retirement	-	-	-	-	-	-	-
Glenn Pennycook
Termination not for cause not in connection with a change in control	$612,850	$391,770	-	-	$13,980	-	$1,018,600
Termination not for cause by the Company or for good reason by the officer after a change in control	$1,225,700	$391,770	$355,816	-	$27,960	-	$2,001,246
Death/Disability	-	$391,770	$355,816	-	-	-	$747,586
Retirement	-	-	-	-	-	-	-
Ross Rosenberg
Termination not for cause not in connection with a change in control	$662,813	$270,190	-	-	$13,980	-	$946,983
Termination not for cause by the Company or for good reason by the officer after a change in control	$1,325,626	$270,190	$756,792	-	$27,960	-	$2,380,568
Death/Disability	-	$270,190	$756,792	-	-	-	$1,026,982
Retirement	-	-	-	-	-	-	-
Roel Vestjens
Termination not for cause not in connection with a change in control	$636,650	$238,560	-	-	$13,980	-	$889,190
Termination not for cause by the Company or for good reason by the officer after a change in control	$1,273,300	$238,560	$389,095	-	$27,960	-	$1,928,915
Death/Disability	-	$238,560	$389,095	-	-	-	$627,655
Retirement	-	-	-	-	-	-	-

Page 40	Belden Inc. 2016 Proxy Statement

ITEM III – ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Act requires that we include in this proxy statement a non-binding stockholder vote on our executive compensation as described in this proxy statement (commonly referred to as “Say-on-Pay”).

We encourage stockholders to review the Compensation Discussion and Analysis on pages 15 to 28 and the tabular disclosure that follows it. We believe that our compensation policies and procedures are competitive, are focused on pay for performance principles and are strongly aligned with the long-term interests of our stockholders. Our executive compensation philosophy is based on the belief that the compensation of our employees should be set at levels that allow us to attract and retain employees who are committed to achieving high performance and who demonstrate the ability to do so. We seek to provide an executive compensation package that is driven by our overall financial performance, our increased stockholder value, the success of areas of our business directly impacted by the executive’s performance, and the performance of the individual executive. We view our compensation program as a strategic tool that supports the successful execution of our business strategy and reinforces a performance-based culture. The Company employs an executive compensation program for our senior executives that emphasizes long-term compensation over short-term, with a significant portion weighted toward equity awards. This approach strongly aligns our senior executive compensation with that of our stockholders. We believe that there is a direct correlation between the performance of Belden and the compensation our senior executives receive. We also believe that our annual compensation disclosure is reflective of this correlation and is transparent and helpful to stockholders.

The Say-on-Pay resolution discussed below gives stockholders the opportunity to endorse or not endorse the compensation that we pay to our named executive officers by voting to approve or not approve such compensation as described in this proxy statement.

The Board strongly endorses the Company’s executive compensation program and recommends that the stockholders vote in favor of the following resolution:

RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.

Because the vote is advisory, it will not be binding upon the Board or the Compensation Committee and neither the Board nor the Compensation Committee will be required to take any action as a result of the outcome of the vote on this proposal. The Compensation Committee will carefully consider the outcome of the vote when considering future executive compensation arrangements.

THE BELDEN BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE COMPANY’S EXECUTIVE COMPENSATION.

Belden Inc. 2016 Proxy Statement	Page 41

ITEM IV – AMEND AND RESTATE THE BELDEN INC. 2011 LONG TERM INCENTIVE PLAN

In 2011, the stockholders of Belden Inc. approved the Belden Inc. 2011 Long Term Incentive Plan. On February 25, 2016, the Board approved an Amended and Restated Belden Inc. 2011 Long Term Incentive Plan (the “Plan”) and directed the Company to submit the Plan to the Company’s stockholders for approval.

The Board believes that the Plan is an integral part of Belden’s overall compensation program. The Plan enables Belden to provide competitive levels of compensation needed to attract and retain high-quality executives, managers, employees and nonemployee directors, and to strengthen the alignment between these individuals and Belden’s stockholders.

The Plan incorporates the following features:

•	It offers the ability to grant stock options, restricted stock units, performance shares, performance units and cash-based awards;

•	It prohibits reloads, repricing, stock options issued at a discount to fair market value or the transfer of nonqualified stock options or stock appreciation rights by a participant for consideration;

•	It prohibits “liberal” share counting provisions, such as counting only the net number of shares issued upon exercise of a stock appreciation right, or adding back shares withheld to satisfy taxes or tendered to pay the exercise price of a stock option;

•	It prohibits dividends to be paid on unvested performance shares;

•	It requires that all awards can only be made pursuant to the authority of the Board or its Committees; and

•	It limits the Plan term to ten years from the date the Plan was originally adopted in 2011.

A summary of the material features of the Plan is provided below, but does not replace or modify the terms of the Plan document which is attached as Appendix II to this proxy statement. The amendments that will be effected by the Plan, if approved by Stockholders, include the following, most of which changes memorialize in the Plan the existing practices of the Company:

•	Increasing the number of shares authorized for issuance under the plan by 2,500,000 shares;

•	Limiting the time period during which a Participant may exercise a SAR Award to ten years from the date the SAR Award is granted;

•	Limiting acceleration of Awards under the Plan in Change of Control scenarios to situations where (i) a Change of Control has occurred and (ii) the Participant is terminated by the Company without Cause or the Participant terminates his or her employment with the Company for Good Reason, in either case within two years of a Change of Control; and

•	Prohibiting the Company from exchanging underwater Option or SARs for cash.

Additionally, Section 162(m) of the Internal Revenue Code requires that the criteria used to assess whether or not performance-based awards have been earned by a given Participant be approved by stockholders no fewer than every five years in order for such performance awards to remain tax deductible. By approving the adoption of the Plan, the Company’s stockholders shall also be deemed to re-approve the performance criteria used in awarding performance-based awards. A summary of such criteria is provided later in this Item IV.

Vote Required for Approval

In order to be approved, this Item IV requires that a majority of the shares present at the meeting be voted in favor of it. Therefore, an abstention has the same impact as a vote against the proposal in determining whether it has achieved a majority.

Page 42	Belden Inc. 2016 Proxy Statement

Description of the Plan

The Plan provides Belden the ability to use equity-based awards to attract, retain and motivate its employees, directors and other individuals who perform services for the Company (“Participants”). These awards help align employees with Belden’s financial success and will encourage them to devote their best efforts to Belden’s business over the long term. As a result, these awards help advance the interests of Belden and its stockholders. The Plan provides for the granting of the following types of incentive awards: stock options, stock appreciation rights (“SARs”), restricted stock, performance grants and other types of awards that the Board of Directors or a duly appointed committee of the Board of Directors deems to be consistent with the purposes of the Plan. Additional shares are necessary in order to achieve the purpose of the Plan over its remaining term.

The Plan is designed as a flexible share authorization plan, such that the Company’s share authorization is based on the least costly type of award (stock options). Shares issued pursuant to “Full Value Awards” (awards other than stock options or stock appreciation rights which are settled by the issuance of shares, e.g., restricted stock, restricted stock units, performance shares, performance units if settled with stock, or other stock-based awards) count against the Plan’s share authorization at a rate of 2.23 to 1 (1.90 to 1 prior to the amendment and restatement), while shares issued upon exercise of stock options or stock appreciation rights count against the share authorization at a rate of 1 to 1. The value of an option is compared to a “full value share” to determine a valuation ratio. The Company has used a binominal model provided by an outside institutional stockholder advisory service to determine its valuation ratio. This means that every time an option is granted, the authorized pool of shares is reduced by one share and every time a full value share is granted, the authorized pool of shares is reduced by 2.23 shares.

Plan Share Limits

The maximum number of shares of common stock authorized to be issued under the Plan without additional stockholder action is six million five hundred thousand (6,500,000), which shall consist of new or treasury shares. Notwithstanding the approval of the Plan, awards previously granted under any prior plans will remain outstanding in accordance with their terms.

Shares are counted against the authorization only to the extent they are actually issued. Thus, awards which terminate by expiration, forfeiture, cancellation or are settled in cash in lieu of shares, or exchanged for awards not involving shares, shall again be available for grant under the Plan, including those awards granted under prior plans.

Awards of Full Value Awards may be made only if the awards either vest more slowly than prorated annual vesting over a three-year period or vest based on the attainment of performance goals by reference to a performance period of at least 12 months.

Overhang

The following table displays information about the number of SARs outstanding and the number of shares available for future issuance under the Plan based on actual Company data as of March 31, 2016. In addition, as of March 31, 2016, the Company had 368,921 outstanding full-value awards, in the form of restricted stock units. The number of basic common shares outstanding on March 31, 2016 was 42,059,401.

Belden Inc. 2016 Proxy Statement	Page 43

EQUITY COMPENSATION PLAN INFORMATION ON MARCH 31, 2016

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options	Weighted Average Exercise Price of Outstanding Options	Weighted Average Remaining Years of Contractual Life of Outstanding Options	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity Compensation Plans Approved by Stockholders	1,457,624	$53.6461	7.20	1,515,100.90
Equity Compensation Plans Not Approved by Stockholders	-	-	-	-
Total	1,457,624	$53.6461	7.20	1,515,100.90

Overhang is calculated as (a) the number of outstanding equity awards, plus (b) the number of shares available under equity plans for future issuance of equity awards, plus (c) the number of shares being requested in this Item IV, divided by (x) the basic common shares outstanding, plus (y) the cumulative sum of (a), (b) and (c).

(a)	=	1,457,624 SARs outstanding + 368,921 RSUs outstanding = 1,826,545

(b)	=	1,515,100.90 currently available under Plan

(c)	=	2,500,000 requested under this Item IV

(x)	=	42,059,401 shares outstanding

(y)	=	1,826,545 + 1,515,100.90 + 2,500,000 = 5,841,645.90

Overhang =	5,841,645.90	= 12.20%

42,059,401 + 5,841,645.90

The table below shows equity awards made at the meeting of the Compensation Committee on February 24, 2016, or anticipated to be made in 2016. None of the 2,500,000 in new share authority is earmarked for any of the 2016 grant activity.

Belden Inc. 2011 Long Term Incentive Plan
Name and Position	Dollar Value ($)	Number of SARs	Number of PSUs(1)	Number of RSUs
John Stroup, President and Chief Executive Officer	3,957,500	81,175	30,078	-
Henk Derksen, Senior Vice President, Finance, and Chief Financial Officer	800,000	16,409	6,080	-
Glenn Pennycook, Executive Vice President, Enterprise Solutions	500,000	10,256	3,800	-
Ross Rosenberg, Senior Vice President, Strategy and Corporate Development	460,000	9,435	3,496	-
Roel Vestjens, Executive Vice President, Broadcast Solutions	460,000	9,435	3,496	-
Executive Group	7,744,670	157,808	58,861	388
Non-Executive Director Group(2)	1,153,750	-	-	-
Non-Executive Employee Group	9,599,269	129,011	32,146	65,965

(1)	As described elsewhere in this proxy statement, amounts shown are based on target Company performance measured against performance goals determined by the Compensation Committee. The PSUs shown above may be converted into shares of Company stock. The maximum number of RSUs to be issued per PSU is 2.0 and the minimum number is 0.

Page 44	Belden Inc. 2016 Proxy Statement

(2)	It is anticipated, following the annual meeting, that each non-executive director will receive an annual RSU award of $139,000 divided by the then-current Belden share price ($180,750 for Mr. Cressey). The number of RSUs is not determinable at this time. Due to his impending retirement from the Board, Mr. Kalnasy may receive a partial award or a cash-equivalent award. This determination will be made at the May Board meeting.

Participant Award Limits

The Plan provides that no Participant is entitled to receive grants of common stock, stock options or SARs in a calendar year in excess of 400,000 shares or cash-based awards in excess of $5,000,000, in either case plus any unused limit from prior years. The Plan affords the Company latitude in tailoring incentive compensation to support corporate and business objectives, and to anticipate and respond to a changing business environment and competitive compensation practices.

Plan Administration

The Plan is administered by the Compensation Committee and the Committee has the exclusive authority to select Plan participants and to determine the type, size and terms of each award, to modify the terms of awards, to determine when awards will be granted and paid, and to make all other determinations which it deems necessary or desirable in the interpretation and administration of the Plan.

Upon termination of a Participant’s employment or other relationship with the Company, the Committee shall determine how these forms of contingent consideration are to be treated, including the extent to which unvested portions of the award will be forfeited and the extent to which Options, SARs, or other awards requiring exercise will remain exercisable. Generally, a Participant’s rights and interests under the Plan will not be transferable except by will or by the laws of descent and distribution.

Awards under the Plan

Options: The Compensation Committee may grant both incentive stock options (“ISOs”) and nonqualified stock options (“NQSOs”) under the Plan. Eligibility for ISOs is limited to employees of Belden and its subsidiaries. The exercise price for options cannot be less than the fair market value of Belden common stock as of the date of grant. The latest expiration date cannot be later than the tenth (10th) anniversary of the date of grant. Fair market value under the Plan may be determined by reference to market prices on a particular trading day or on an average of trading days. The Company’s current practice is to determine the Fair Market Value as the closing price on the date of the grant. The exercise price may be paid with cash or its equivalent, with previously acquired shares of common stock, or by other means approved by the Committee, including by means of a broker-assisted exercise.

SARs: The Compensation Committee may grant stock appreciation rights (“SARs”) under the Plan either alone or in tandem with stock options. The grant price of an SAR cannot be less than the fair market value of Belden common stock as of the date of grant. The grant price of an SAR granted in tandem with a stock option will be the same as the option price of the tandem option. SARs cannot be exercised later than the tenth (10th) anniversary of the date of grant.

Freestanding SARs may be exercised on such terms as the Compensation Committee determines and tandem SARs may be exercised by relinquishing the related portion of the tandem option. Upon exercise of a SAR, the holder will receive from Belden shares of common stock, equal in value to the difference between the fair market value of the common stock subject to the SAR, determined as described above, and the grant price.

Restricted Stock and Restricted Stock Units: The Compensation Committee may award restricted common stock and restricted stock units. Restricted stock awards consist of shares of stock that are transferred to the participant subject to restrictions that may result in forfeiture if specified conditions are not satisfied. Restricted stock unit awards result in the transfer of shares of stock to the participant only after specified conditions are satisfied. A holder of restricted stock is treated as a current stockholder and is entitled to dividend and voting

Belden Inc. 2016 Proxy Statement	Page 45

rights, whereas the holder of a restricted stock unit award is treated as a stockholder with respect to the award only when the shares of common stock are delivered in the future. The Committee will determine the restrictions and conditions applicable to each award of restricted stock or restricted stock units.

Performance Shares and Performance Unit Awards: Performance share and performance unit awards may be granted under the Plan. Performance shares will have an initial value that is based on the fair market value of the stock as of the date of grant. Performance unit awards will have an initial value that is determined by the Committee. Such awards will be earned only if performance goals over performance periods established by or under the direction of the Committee are met. The performance goals may vary from participant to participant, group to group, and period to period. The performance goals for performance share and performance unit awards and any other awards granted under the Plan that are intended to constitute “qualified performance-based compensation” will be based upon one or more of the following:

Financial Metrics:

•	Net sales or revenue growth;

•	Return measures (including, but not limited to return on invested capital, assets, capital, equity, sales);

•	Gross profit margin;

•	Operating expense ratios;

•	Operating expense targets;

•	Productivity ratios;

•	Operating income;

•	Gross or operating margins;

•	Earnings before or after taxes, interest, depreciation and/or amortization;

•	Net earnings or net income (before or after taxes);

•	Earnings per share;

•	Cash flow (including, but not limited to, operating cash flow, free cash flow, cash flow return on equity, and cash flow return on investment);

•	Working capital targets;

•	Capital expenditures;

•	Share price (including, but not limited to, growth measures and total stockholder return);

•	Appreciation in the fair market value or book value of the common stock;

•	Economic value added (net operating profit after tax minus the sum of capital multiplied by the cost of the capital);

•	Total stockholder return;

•	Debt to equity ratio / debt levels; and

•	Organic or inorganic growth.

Non-financial Metrics:

•	Customer satisfaction / service (relative improvement);

•	Market share;

•	Employee satisfaction / engagement;

Page 46	Belden Inc. 2016 Proxy Statement

•	Employee retention / attrition;

•	Safety;

•	Diversity; and

•	Inventory control / efficiency.

The Compensation Committee will determine whether the performance targets or goals that have been chosen for a particular performance award have been met and may provide in an award that any evaluation of performance may include or exclude any of the following that are objectively determinable and that occur during the performance period to which the award is subject: asset write-downs, litigation, claims, judgments, or settlements; the effect of changes in tax laws, accounting principles, or other laws or provisions affecting reporting results; any reorganization and restructuring programs; nonrecurring items as described in FASB Accounting Standards Codification 225-20 – Unusual or Infrequently Occurring Items and/or in management’s discussion of financial condition and results of operations appearing in Belden’s annual report to stockholders for the applicable year; acquisitions or divestitures; and foreign exchange gains and losses.

Awards that are designed to qualify as performance-based compensation may not be adjusted upward. However, the Compensation Committee has the discretion to adjust these awards downward. In addition, the Committee has the discretion to make awards that do not qualify as performance-based compensation. Generally, awards may be paid in the form of cash, shares of common stock, or in any combination, as determined by the Committee.

Cash-Based Awards: The Compensation Committee may grant cash-based awards under the Plan that specify the amount of cash to which the award pertains, the conditions under which the award will be vested and exercisable or payable, and such other conditions as the Committee may determine that are consistent with the terms of the Plan. Although based on a specified amount of cash, cash-based awards may be paid, in the Committee’s discretion, either in cash or by the delivery of shares of common stock.

Other Stock-Based Awards: The Compensation Committee may grant equity-based or equity-related awards, referred to as “other stock-based awards,” other than options, SARs, restricted stock, restricted stock units, performance shares, or performance units. The terms and conditions of each other stock-based award shall be determined by the Committee. Payment under any other stock-based award will be made in shares of common stock or cash, as determined by the Committee.

Section 162(m) and Performance-Based Compensation: With respect to the various types of awards under the Plan, each of these aspects is discussed above, and stockholder approval of the Plan is intended to constitute approval of each of these aspects of the Incentive Plan for purposes of the approval requirements of Section 162(m).

Dividend Equivalents

Unless otherwise provided by the Compensation Committee, dividend equivalents shall be granted for each Full Value Award not entitled to dividends based on the dividends declared on shares of common stock that are subject to such Full Value Award, to be credited as of dividend payment dates, during the period between the date the Full Value Award is granted and the date the Full Value Award is exercised, vests or expires. Such dividend equivalents shall be converted to cash or additional shares of common stock by such formula and at such time and subject to such limitations as may be determined by the Committee. Under no circumstances may dividend equivalents be granted for any Option, SAR or Full Value Award which has its vesting or grant dependent upon achievement of one or more Performance Measures.

Termination of Employment

The Compensation Committee will determine how each award will be treated following termination of the holder’s employment with or service for Belden, including the extent to which unvested portions of the award will be forfeited and the extent to which Options, SARs, or other awards requiring exercise will remain exercisable.

Belden Inc. 2016 Proxy Statement	Page 47

Treatment of Awards Upon a Change in Control

In the event that a “change in control” of Belden (as defined in the Plan) occurs and Participant’s employment is terminated (i) by the Company without Cause (as defined in the Plan), other than for death or disability, or (ii) by the Participant for Good Reason (as defined in the Plan, in either case, within two (2) years of the change of control, then unless otherwise provided in an award agreement, any outstanding option or SAR shall become fully exercisable, and any outstanding restricted stock, restricted stock units, other stock-based awards, or other award that was forfeitable shall become non-forfeitable and fully vested, and, to the extent applicable, shall be converted into shares of Belden common stock. Any payout or conversion of a performance-based award shall be done assuming performance was “at target” for the applicable performance period.

Treatment of Awards Upon Disposition of a Facility or Operating Unit

If Belden closes or disposes of a facility or operating unit or sells or otherwise disposes of a subsidiary, then with respect to awards held by participants employed at the facility, unit, or subsidiary, the Committee may, but need not, to the extent consistent with Section 409A of the Internal Revenue Code of 1986 as amended (“Code”) (if applicable), (i) accelerate the exercisability of the awards, (ii) remove any restrictions applicable to the awards, and/or (iii) extend for up to five years the period during which the awards may be exercised.

Amendment of Awards or the Plan and Adjustment of Awards

The Compensation Committee may at any time alter, amend, modify, suspend, or terminate the Plan or any outstanding award in whole or in part. No amendment of the Plan will be made without stockholder approval if stockholder approval is required by law or stock exchange rule. No amendment may adversely affect the rights of any participant without his or her consent under an outstanding award, unless specifically provided for in the Plan.

Additional Provisions

Under no circumstances may a participant transfer an NQSO or a SAR for consideration. Neither ISOs nor, except as the Compensation Committee otherwise expressly determines, other awards may be transferred other than by will or by the laws of descent and distribution. During a recipient’s lifetime, an ISO and NQSO, except as the Committee may determine, other non-transferable awards requiring exercise, may be exercised only by the recipient.

If provided in the award agreement or an associated agreement, a participant’s rights to an award may be subject to the participant agreeing to not compete with Belden or any of its subsidiaries, and to not solicit Belden’s customers or employees. In addition, participants generally shall be subject to nondisclosure and non-disparagement requirements, as well as other requirements consistent with protecting the interests of the stockholders and Belden. A breach of these restrictions may result in cancellation of awards or the recovery by Belden of gain realized under an award.

Except as contemplated in Belden’s 2004 Non-Employee Director Deferred Compensation Plan, generally deferrals of compensation, as defined under Code Section 409A, are not permitted under the Plan. However, the Committee may permit a participant to defer compensation received under the Plan in accordance with the requirements of Code Section 409A.

To comply with the laws in other countries in which Belden or its affiliates and/or subsidiaries operate or may operate or have employees or directors, the Committee may establish subplans under the Plan and modify the terms of the awards made to such employees, and directors.

Nonemployee Director Awards

The Plan will also be used to grant equity awards to nonemployee directors, so that they too will develop a sense of proprietorship and personal involvement in the development and financial success of Belden and so that their interests will be more closely aligned with those of Belden’s stockholders.

Page 48	Belden Inc. 2016 Proxy Statement

No more than 1,218,750 shares in total may be issued to nonemployee directors, and no nonemployee director may receive an award for more than 15,000 shares in any calendar year.

Nonemployee directors can be granted any of the awards available under the Plan except ISOs, which are only available for employees. The Board shall from time to time determine the nature and number of awards to be granted to nonemployee directors.

Termination

By its terms, the Plan will expire on May 18, 2021, ten years from the date that the Plan was initially approved by the Company’s stockholders.

U.S. Federal Tax Consequences Under the Plan

Federal Income Tax Consequences – Incentive Stock Options. In general, an optionee realizes no taxable income upon the grant or exercise of an Incentive Stock Option (“ISO”). However, the exercise of an ISO may result in an alternative minimum tax liability to the optionee. With some exceptions, a disposition of shares purchased under an ISO within two (2) years from the date of grant or within one (1) year after exercise produces ordinary income to the optionee equal to the value of the shares at the time of exercise less the exercise price. The same amount is deductible by Belden as compensation. Any additional gain recognized in the disposition is treated as a capital gain for which Belden is not entitled to a deduction.

Federal Income Tax Consequences – NQSOs. In general, in the case of a NQSO, the optionee has no taxable income at the time of grant but realizes income in connection with exercise of the option in an amount equal to the excess (at the time of exercise) of the fair market value of shares acquired upon exercise over the exercise price. For employee optionees, the same amount is deductible by Belden as compensation, provided that income taxes are withheld from the employee. Upon a subsequent sale or exchange of the shares, any recognized gain or loss after the date of exercise is treated as capital gain or loss for which Belden is not entitled to a deduction. In general, an ISO that is exercised by the optionee more than three months after termination of employment is treated as a NQSO. ISOs are also treated as NQSOs to the extent they first become exercisable by an individual in any calendar year for shares having a fair market value (determined as of the date of grant) in excess of one hundred thousand dollars ($100,000).

Federal Income Tax Consequences – Stock Appreciation Rights. Stock Appreciation Rights awards involve the issuance of shares, without other payment by the recipient, as additional compensation for services to the Company. The recipient will recognize taxable income upon exercise equal to the fair market value of the shares on the date of the exercise, which becomes the tax basis in a subsequent sale, less the exercise price, which is paid in shares. Generally, the Company will be entitled to a corresponding deduction in an amount equal to the income recognized by the recipient.

Federal Income Tax Consequences – Restricted Stock and Performance Share Grants. Restricted stock granted under the Plan generally will not be taxed to the recipient, nor deductible by the Company, at the time of grant. On the date the restrictions lapse and the shares become transferable or not subject to a substantial risk of forfeiture, the recipient recognizes ordinary income equal to the excess of the fair market value of the shares on that date over the purchase price paid for the stock, if any. The participant’s tax basis for the shares includes the amount paid for the shares and the ordinary income recognized. Generally, the Company will be entitled to a deduction in an amount of income recognized by the recipient. Performance share units that are converted into restricted stock units will result in the same treatment. Performance share units not converted into restricted stock units have no tax consequences.

Other. Awards under the Plan may be subject to tax withholding. Where an award results in income subject to withholding, participants may satisfy their tax withholding requirements by causing shares of common stock to be withheld. Otherwise, Belden may require the participant to remit the necessary taxes to Belden.

Belden Inc. 2016 Proxy Statement	Page 49

In general, under Code Section 162(m), remuneration paid by a public corporation to its chief executive officer or any of its other named executive officers, ranked by pay, is not deductible to the extent it exceeds one million dollars ($1,000,000) for any year. Taxable payments or benefits under the Plan may be subject to this deduction limit. However, under Code Section 162(m), qualifying performance-based compensation, including income from stock options, SARs and other performance-based awards that are made under stockholder-approved plans and that meet certain other requirements, is exempt from the deduction limitation. The Plan has been designed so that the Committee in its discretion may grant qualifying exempt performance-based awards under the Plan.

Under the “golden parachute” provisions of the Code, the accelerated vesting of stock options, restricted stock and benefits paid under other awards in connection with a change in control of a corporation may be required to be valued and taken into account in determining whether participants have received compensatory payments, contingent on the change in control, in excess of certain limits. If these limits are exceeded, a portion of the amounts payable to the participant may be subject to an additional federal excise tax of 20%, and may be nondeductible to the corporation.

The discussion set forth above is intended only as a summary and does not purport to be a complete enumeration or analysis of all potential tax effects relevant to recipients of awards under the Plan. Accordingly, all award recipients are advised to consult their own tax advisors concerning the federal, state, local and foreign income and other tax considerations relating to such awards and rights thereunder.

Incorporation by Reference. The foregoing is only a summary of the Plan and is qualified in its entirety by reference to the full text of the Plan, a copy of which is attached hereto as Appendix II.

THE BELDEN BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE AMENDMENT AND RESTATEMENT OF THE BELDEN INC. 2011 LONG TERM INCENTIVE PLAN AND RE-APPROVAL OF THE PERFORMANCE AWARD METRICS CONTAINED THEREIN.

Page 50	Belden Inc. 2016 Proxy Statement

OWNERSHIP INFORMATION

EQUITY COMPENSATION PLAN INFORMATION ON DECEMBER 31, 2015

Plan Category	A	B	C
	Number of Securities to be Issued Upon Exercise of Outstanding Options	Weighted Average Exercise Price of Outstanding Options	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column A)
Equity Compensation Plans Approved by Stockholders(1)	1,189,068 (2)	$53.8021	1,913,471.50 (3)
Equity Compensation Plans Not Approved by Stockholders	-	-	-
Total	1,189,068	$53.8021	1,913,471.50

(1)	Consists of the Cable Design Technologies Corporation 2001 Long-Term Performance Incentive Plan (the “2001 Plan”); and the Belden Inc. 2011 Long Term Incentive Plan (the “2011 Plan”). The 2001 Plan has expired, but stock appreciation rights and restricted stock unit awards remain outstanding under the plan.

(2)	Consists of 304,705 shares under the 2001 Plan; and 884,363 shares under the 2011 Plan. All of these shares pertain to outstanding stock appreciation rights (“SARs”). Because the issued shares resulting from SAR exercises only represent the share appreciation between the grant date and exercise date, after any applicable tax withholding, SARs are much less dilutive to our stockholders than stock options.

(3)	Consists of 1,913,471.50 shares under the 2011 Plan. Pursuant to the flexible share authorization nature of the 2011 Plan, full-value awards (e.g., restricted stock units (“RSUs”), performance stock units (“PSUs”), other stock-based awards) count against the share authorization at a rate of 1.90 to 1. Stock options, SARs and other non-full-value awards count against the share authorization at a rate of 1 to 1. We subtract awards from the share reserve at the time of grant (or at the time of conversion into RSUs or shares in the case of PSUs), as opposed to the time of issuance, as we feel this gives us a more accurate picture of our remaining reserve. Awards cancelled prior to vesting or exercise, as the case may be, are added back to the reserve in accordance with the 2011 Plan document.

Section 16(a) Beneficial Ownership Reporting Compliance

Based upon a review of filings with the Securities and Exchange Commission and other reports submitted by our directors and officers, we believe that all of our directors and executive officers complied during 2015 with the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934.

Belden Inc. 2016 Proxy Statement	Page 51

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows the amount of Belden common stock beneficially owned (unless otherwise indicated) by our directors, the executive officers named in the Summary Compensation Table below and the directors and executive officers as a group. Except as otherwise noted, all information is as of March 31, 2016.

BENEFICIAL OWNERSHIP TABLE OF DIRECTORS, NOMINEES AND

EXECUTIVE OFFICERS

Name	Number of Shares Beneficially Owned(1)(2)		Acquirable Within 60 Days(3)		Percent of Class Outstanding(4)
David Aldrich	31,134		-		*
Lance Balk	85,738		-		*
Steven W. Berglund	5,909		-		*
Judy L. Brown	29,101		-		*
Bryan C. Cressey	181,704		-		*
Henk Derksen	18,337		93,713		*
Glenn Kalnasy	27,017		-		*
Jonathan Klein	2,500		-		*
George Minnich	19,866		-		*
John M. Monter(5)	88,309		-		*
Glenn Pennycook	5,153		46,396		*
Ross Rosenberg	10,590		10,531		*
John Stroup	164,512	(6)	173,813	(7)	*
Roel Vestjens	5,619		13,623		*
All directors and executive officers as a group (19 persons)	684,470		390,401		1.37%

*	Less than one percent

(1)	The number of shares includes shares that are individually or jointly owned, as well as shares over which the individual has either sole or shared investment or voting authority. Mr. Cressey’s number does not include shares held by the Bryan and Christina Cressey Foundation. Mr. Cressey is the President of the foundation but disclaims any beneficial ownership of shares owned by the foundation.

(2)	The number of shares shown for Mr. Berglund includes 833 unvested RSUs from his date of appointment to the Board in December 2013. For Mr. Klein, the number of shares consists of a grant of 2,500 unvested RSUs from his date of appointment to the Board in August 2015. For each of Ms. Brown and Messrs. Aldrich, Balk, Berglund, Kalnasy, Minnich and Monter, the number of shares includes unvested RSUs of 1,599 awarded to them in May 2015. For Mr. Cressey, the number of shares includes unvested RSUs of 2,073 awarded to him in May 2015. For each of Messrs. Aldrich, Balk, Kalnasy and Minnich, the number of shares includes awards, the receipt of which has been deferred pursuant to the 2004 Belden Inc. Non-Employee Director Deferred Compensation Plan as follows: Mr. Aldrich – 1,489; Mr. Balk – 20,916; Mr. Kalnasy – 18,625; and Mr. Minnich – 9,309. For executive officers, the number of shares includes unvested RSUs granted under the Company’s long-term incentive plans, as follows: Mr. Stroup – 27,645; Mr. Derksen – 7,655; Mr. Pennycook – 2,764; Mr. Rosenberg – 2,339; Mr. Vestjens – 3,403; and all executive officers as a group – 55,110.

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(3)	Reflects the number of shares that could be purchased by exercise of stock options and the number of SARs that are exercisable at March 31, 2016, or within 60 days thereafter, under the Company’s long-term incentive plans. Upon exercise of a SAR, the holder would receive the difference between the market price of Belden shares on the date of exercise and the exercise price paid in the form of Belden shares. This column includes stock options and SARs that are exercisable without regard to whether the current market price of Belden common stock is greater than the applicable exercise price.

(4)	Represents the total of the “Number of Shares Beneficially Owned” column (excluding RSUs, which do not have voting rights before vesting) divided by the number of shares outstanding at March 31, 2016 – 42,059,401.

(5)	Includes 4,290 shares held in his spouse’s revocable trust, 16,820 shares held in a charitable remainder unitrust and 46,181 shares held in a family investment LLC.

(6)	Includes 4,063 shares held in trust for children and 86,555 shares held in a family trust.

(7)	Includes 42,500 SARs held in trust for estate planning purposes.

Belden Inc. 2016 Proxy Statement	Page 53

BENEFICIAL OWNERSHIP TABLE OF STOCKHOLDERS OWNING MORE THAN FIVE PERCENT

The following table shows information regarding those stockholders known to the Company to beneficially own more than 5% of the outstanding Belden shares as of December 31, 2015.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Outstanding Common Stock(1)
Wellington Management Company, LLP 280 Congress Street Boston, Massachusetts 02210	4,375,148	(2)	10.42%
Janus Capital Management LLC 151 Detroit Street Denver, Colorado 80206	4,356,710	(3)	10.38%
Invesco Ltd. 1555 Peachtree Street NE, Suite 1800 Atlanta, Georgia 30309	3,840,543	(4)	9.15%
BlackRock, Inc. 55 East 52nd Street New York, New York 10022	3,634,036	(5)	8.66%
The Vanguard Group 100 Vanguard Boulevard Malvern, Pennsylvania 19355	2,928,531	(6)	6.98%
FMR LLC 245 Summer Street Boston, Massachusetts 02210	2,705,300	(7)	6.44%

(1)	Based 41,980,674 shares outstanding on December 31, 2015.

(2)	Information based on Schedule 13G/A filed with the SEC by Wellington Management Company, LLP on February 11, 2016, reporting shared voting power over 3,402,826 shares and shared dispositive power over 4,375,148 shares.

(3)	Information based on Schedule 13G/A filed with the SEC by Janus Capital Management LLC on January 12, 2016, reporting sole voting power and sole dispositive power over 4,356,710 shares.

(4)	Information based on Schedule 13G filed with the SEC by Invesco Ltd. on February 16, 2016, reporting sole voting power and sole dispositive power over 3,840,543 shares.

(5)	Information based on Schedule 13G/A filed with the SEC by BlackRock, Inc. on January 25, 2016, reporting sole voting power over 3,536,921 shares and sole dispositive power over 3,634,036 shares.

(6)	Information based on Schedule 13G/A filed with the SEC by the Vanguard Group on February 10, 2016, reporting sole voting power over 93,371 shares, shared voting power over 2,400 shares, sole dispositive power over 2,835,360 shares and shared dispositive power over 93,171 shares.

(7)	Information based on Schedule 13G filed with the SEC by FMR LLC on February 12, 2016, reporting sole voting power over 3,600 shares and sole dispositive power over 2,705,300 shares.

Page 54	Belden Inc. 2016 Proxy Statement

OTHER MATTERS

The Company knows of no other matters that will be brought before the annual meeting. If other matters are introduced, the persons named in the proxy as the proxy holders will vote on such matters in their discretion.

FREQUENTLY ASKED QUESTIONS

Q:	Why am I receiving these materials?

A:	The Board of Directors (the “Board”) of Belden Inc. (sometimes referred to as the “Company” or “Belden”) is providing these proxy materials to you in connection with the solicitation of proxies by Belden on behalf of the Board for the 2016 annual meeting of stockholders which will take place on May 26, 2016. This proxy statement includes information about the issues to be voted on at the meeting. You are invited to attend the meeting and we request that you vote on the proposals described in this proxy statement.

Q:	Why am I being asked to review materials online?

A:	Under rules adopted by the U.S. Securities and Exchange Commission (“SEC”), we are furnishing proxy materials to our stockholders on the Internet, rather than mailing printed copies of those materials to each stockholder. If you received a Notice of Internet Availability of Proxy Materials by mail, you will not receive a printed copy of the proxy materials unless you request one. Instead, the Notice of Internet Availability of Proxy Materials will instruct you as to how you may access and review the proxy materials on the Internet. If you received a Notice of Internet Availability of Proxy Materials by mail and would like to receive a printed copy of our proxy materials, please follow the instructions included in the Notice of Internet Availability of Proxy Materials. We began mailing the Notice of Internet Availability of Proxy Materials to stockholders on April 6, 2016.

Q:	Who is qualified to vote?

A:	You are qualified to receive notice of and to vote at the annual meeting if you owned shares of common stock of the Company at the close of business on our record date of March 31, 2016. On the record date, there were 42,059,401 shares of Belden common stock outstanding. Each share is entitled to one vote on each matter properly brought before the annual meeting.
Q:	What information is available for review?

A:	The information included in this proxy statement relates to the proposals to be voted on at the meeting, the voting process, the compensation of directors and our most highly paid officers, and certain other required information. Our 2015 Annual Report to Stockholders, which includes our Annual Report on Form 10-K, is also available on-line. The Form 10-K includes our 2015 audited financial statements with notes and the related Management’s Discussion and Analysis of Financial Condition and Results of Operations.

Q:	What matters will be voted on at the meeting?

A:	Three matters will be voted on at the meeting:

(1)	the election of the nine directors nominated by the Board, each for a term of one year;

(2)	the ratification of the appointment of Ernst & Young as the Company’s independent registered public accountant for 2015;

(3)	an advisory vote on executive compensation; and

(4)	the approval of the amendment and restatement of the Belden Inc. 2011 Long Term Incentive Plan.

Q:	What are Belden’s voting recommendations?

A:	Our Board of Directors recommends that you vote your shares:

(1)	FOR the Company’s slate of directors;

(2)	FOR the ratification of Ernst & Young;

(3)	FOR the approval of the Company’s executive compensation; and

(4)	FOR the approval amending and restating the Belden Inc. 2011 Long Term Incentive Plan.

Belden Inc. 2016 Proxy Statement	Page 55

Q:	What shares owned by me can be voted?

A:	All shares owned by you as of March 31, 2016, the record date, may be voted by you. These shares include those (1) held directly in your name as the stockholder of record, and (2) held for you as the beneficial owner through a stockbroker, bank or other nominee.

Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:	Some Belden stockholders hold their shares through a stock broker, bank, or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Stockholder of Record

If your shares are registered directly in your name with Belden’s transfer agent, American Stock Transfer & Trust Company, you are considered (with respect to those shares) the stockholder of record and the Notice of Internet Availability of Proxy Materials is being sent directly to you by Belden. As the stockholder of record, you have the right to grant your voting proxy directly to Belden or to vote in person at the meeting.

Beneficial Owner

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name” (that is, the name of your stock broker, bank, or other nominee) and the Notice of Internet Availability of Proxy Materials is being forwarded to you by your broker or nominee who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker or nominee how to vote and are also invited to attend the meeting. However, since you are not the stockholder of record, you may not vote these shares in person at the meeting.

Q:	How can I vote my shares in person at the meeting?

A:	Shares held directly in your name as the stockholder of record may be voted in person at the annual meeting. If you choose to do so, please bring proof of identification.

Even if you plan to attend the annual meeting, we recommend that you also submit your proxy as described below so that your vote will be counted if you decide later not to attend the meeting.

Q:	How can I vote my shares without attending the meeting?

A:	Whether you hold shares directly as the stockholder of record or beneficially in street name, you may direct your vote without attending the meeting. You may vote by granting a proxy or, for shares held in street name, by submitting voting instructions to your broker or nominee. You will be able to do this over the Internet by following the instructions on your Notice of Internet Availability of Proxy Materials. If you request a full delivery of the proxy materials, a proxy card will be included that will contain instructions on how to vote by telephone or mail in addition to the Internet.

Q:	Can I change my vote?

A:	You may change your proxy or voting instructions at any time prior to the vote at the annual meeting. For shares held directly in your name, you may accomplish this by granting a new proxy or by attending the annual meeting and voting in person. Attendance at the meeting will not cause your previously granted proxy to be revoked unless you specifically so request. For shares held beneficially by you, you may accomplish this by submitting new voting instructions to your broker or nominee.

Q:	What class of shares is entitled to be voted?

A:	Each share of our common stock outstanding as of the close of business on March 31, 2016, the record date, is entitled to one vote at the annual meeting.

Q:	What is the quorum requirement for the meeting?

A:	The quorum requirement for holding the meeting and transacting business is a majority of the outstanding shares entitled to vote. The shares may be present in person or represented by proxy at the meeting. Both abstentions and withheld votes are counted as present for the purpose of determining the presence of a quorum for the meeting.

Page 56	Belden Inc. 2016 Proxy Statement

Q:	What are the voting requirements to approve the proposals and how are votes withheld, abstentions and broker non-votes treated?

A:	The following table describes the voting requirements and treatment of votes withheld, abstentions, and broker non-votes for each proposal:

Proposal	Voting Requirement	Tabulation Treatment
		Votes Withheld/Abstentions	Broker Non-Votes

Election of Directors	Plurality of votes cast to elect each director	Present for quorum purposes; treated as a vote against the director(s) for purposes of calculating approval percentage	Not present for quorum purposes; brokers do not have discretion to vote non-votes in favor of directors

Ratification of Ernst & Young	No requirement; not binding on company	The Board of Directors will consider the number of abstentions in its analysis of the results of the advisory vote	Count as present for quorum purposes; brokers have discretion to vote non-votes in favor of ratification

Advisory vote on executive compensation	No requirement; not binding on company	The Board of Directors will consider the number of abstentions in its analysis of the results of the advisory vote	Not present for quorum purposes; brokers do not have discretion to vote non-votes in favor of compensation matters

Amending and Restating the Belden Inc. 2011 Long Term Incentive Plan	Majority of shares present at meeting or represented by proxy	Present for quorum purposes; same effect as vote against the proposal	Not present for quorum purposes; brokers do not have discretion to vote non-votes in favor of compensation matters

Q:	Where can I find the voting results of the meeting?

A:	We will announce preliminary voting results at the meeting and publish final results in a report on Form 8-K within four business days of the date on which our meeting ends.

Q:	What happens if additional proposals are presented at the meeting?

A:	Other than the proposals described in this proxy statement, we do not expect any matters to be presented for a vote at the annual meeting. If you grant a proxy, the persons named as proxy holders, Brian E. Anderson, the Company’s Senior Vice President – Legal, General Counsel and Corporate Secretary, and Nicholas E. Eckelkamp, the Company’s Legal Counsel – Corporate/M&A, will have the discretion to vote your shares on any additional matters properly presented for a vote at the meeting. If for any unforeseen reason any of our nominees are not available as a candidate for director, the persons named as proxy holders will vote your proxy for such other candidate or candidates as may be nominated by the Board.

Q:	Who will count the votes?

A:	A representative of Broadridge Financial Solutions, Inc. will tabulate the votes and will act as the inspector of election.
Q:	Is my vote confidential?

A:	Proxy instructions, ballots, and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within Belden or to third parties except (1) as necessary to meet applicable legal requirements, (2) to allow for the tabulation of votes and certification of the vote, or (3) to facilitate a successful proxy solicitation by our Board. Occasionally, stockholders provide written comments on their proxy cards, which are then forwarded to Belden management.

Q:	Who will bear the cost of soliciting votes for the meeting?

A:	Belden has retained Phoenix Advisory Partners to act as proxy solicitor for the annual meeting and to provide other advisory services throughout the year. Belden will bear the cost of this arrangement, which amounts to $8,000 annually. Upon request, the Company will reimburse brokers, banks and trustees, or their nominees, for reasonable expenses incurred by them in forwarding proxy materials to beneficial owners of shares of the Company’s common stock.

Belden Inc. 2016 Proxy Statement	Page 57

STOCKHOLDER PROPOSALS FOR THE 2017 ANNUAL MEETING

You may submit proposals for consideration at future stockholder meetings, including director nominations.

Stockholder Proposals: To be included in the Company’s proxy statement and form of proxy for the 2017 annual meeting, a stockholder proposal must, in addition to satisfying the other requirements of the Company’s bylaws and the SEC’s rules and regulations, be received at the Company’s principal executive offices by December 7, 2016. If you want the Company to consider a proposal at the 2017 annual meeting that will not be included in the Company’s proxy statement, among other things, the Company’s bylaws require that you notify our Board of your proposal no earlier than January 26, 2017 and no later than February 25, 2017.

Nomination of Director Candidates: The Nominating and Corporate Governance Committee will consider nominees recommended by stockholders if such nominations are submitted to the Company prior to the deadline for proposals to be included in future proxy statements as noted in the above paragraph. To have a candidate considered by the Committee, a stockholder must submit the recommendation in writing and must include the following information:

•	The name of the stockholder and evidence of the person’s ownership of Company stock, including the number of shares owned (whether direct ownership or derivative ownership) and the length of time of ownership; and

•	The name of the candidate, the candidate’s resume or a listing of his or her qualifications to be a director of Belden, the candidate’s ownership interest in the Company (if any), a description of any arrangements between the candidate and the nominating stockholder, and the person’s consent to be named as a director if selected by the Committee and nominated by the Board.

In considering candidates submitted by stockholders, the Committee will take into consideration the needs of the Board and the qualifications of the candidate. The Committee may also take into consideration the number of shares held by the recommending stockholder and the length of time that such shares have been held. The Committee believes that the minimum qualifications for serving as a director of the Company are that a nominee demonstrate, by significant accomplishment in his or her field, an ability to make a meaningful contribution to the Board’s oversight of the business and affairs of the Company and have an impeccable record and reputation for honest and ethical conduct in both his or her professional and personal activities. In addition, the Committee examines a candidate’s specific experiences and skills, time availability in light of other commitments, potential conflicts of interest, and independence from management and Belden. The Committee also seeks to have the Board represent a diversity of backgrounds and experience.

The Committee will identify potential nominees by asking current directors and executive officers to notify the Committee if they become aware of persons, meeting the criteria described above, who have had a change in circumstances that might make them available to serve on the Board. The Committee also, from time to time, may engage firms that specialize in identifying director candidates. As described above, the Committee will also consider candidates recommended by stockholders.

Once a person has been identified by the Committee as a potential candidate, the Committee may collect and review publicly available information regarding the person to assess whether the person should be considered further. If the Committee determines that the candidate warrants further consideration, the Chairman or another member of the Committee may contact the person. Generally, if the person expresses a willingness to be considered and to serve on the Board, the Committee will request information from the candidate, review the person’s accomplishments and qualifications, and conduct one or more interviews with the candidate. In certain instances, Committee members may contact one or more references provided by the candidate or may contact other members of the business community or other persons that may have greater first-hand knowledge of the candidate’s accomplishments. The Committee’s evaluation process will not vary based on whether or not a candidate is recommended by a stockholder, although, as stated above, the Board may take into consideration the number of shares held by the recommending stockholder and the length of time that such shares have been held.

Page 58	Belden Inc. 2016 Proxy Statement

APPENDIX I

The performance factors applicable to the NEOs, along with the respective threshold, target and actual performance levels and the respective financial factor scores, are illustrated below (income numbers are shown in thousands):

Category	2015 ACIP
	Threshold	Target	Maximum	Actual	Score
Consolidated Net Income from Continuing Operations ($)	191,174	238,967	286,761	213,722	0.74
Consolidated EBITDA ($)	404,750	449,722	494,694	400,688	0.00
Consolidated Share Capture ($)	11,864	23,727	35,591	61,894	2.00
Consolidated Operating Working Capital Turns	5.5	6.0	6.5	6.1	1.20
Enterprise Connectivity EBITDA ($)	62,705	78,381	94,057	85,966	1.48
Enterprise Connectivity Share Capture	(4,600)	-	4,600	3,900	1.85
Enterprise Connectivity Inventory Turns	8.5	9.0	9.5	8.6	0.60
Broadcast Solutions EBITDA ($)	159,095	198,869	238,643	162,870	0.55
Broadcast Solutions Share Capture ($)	5,000	10,000	15,000	25,600	2.00
Broadcast Solutions Operating Working Capital Turns	3.6	4.1	4.6	3.6	0.50

Performance Factor Definitions

“Net Income from Continuing Operations” is consolidated revenues, less cost of sales, less selling, general and administrative expenses (“SG&A”), less interest expense, plus interest income, plus other income, less other expense, less tax expense, and less any loss from discontinued operations.

“EBITDA” is GAAP operating income, adjusted in a manner consistent with the Company’s use of Adjusted EBITDA in its periodic filings on Forms 10-K, 10-Q and 8-K, whether on a consolidated basis or of the applicable business platform (i.e., Enterprise Connectivity Solutions for Mr. Pennycook and Broadcast Solutions with respect to Mr. Vestjens).

“Share Capture” is the revenue that the Company, whether on a consolidated basis or with respect to the applicable business platform, compared to the revenue from the same period the previous year, excluding revenue changes due to acquisitions and divestitures, changes in copper prices, changes in foreign currency exchange rates, actual market growth (as measured based on third-party sources), changes in channel inventory and changes in the number of days in a period.

“Operating Working Capital Turns”, whether on a consolidated basis or with respect to the applicable business platform, are based on a monthly average of working capital turns during the applicable performance period and for each individual month were computed based on a ratio calculated at the end of the month of (i) annualized actual cost of goods sold for the prior two months and the current month to (ii) operating working capital at the end of the month.

“Inventory Turns” are based on a monthly average of inventory turns during the applicable performance period and for each individual month were computed based on a ratio calculated at the end of the month of (i) annualized actual cost of goods sold for the prior two months and the current month to (ii) inventory at the end of the month.

Belden Inc. 2016 Proxy Statement	Page I-1

Below is a summary of the applicable performance factors and weighting percentages for each NEO and a calculation of each NEO’s applicable Financial Factor for each performance period (rounded to two decimal places):

Messrs. Stroup, Derksen and Rosenberg – 2015
Category	Score	Weighting	Contribution to Financial Factor
Consolidated Net Income from Continuing Operations	0.74	25%	0.19
Consolidated EBITDA	0.00	25%	0.00
Consolidated Share Capture	2.00	25%	0.50
Consolidated Operating Working Capital Turns	1.20	25%	0.30
Consolidated Financial Factor			0.99

Mr. Pennycook – 2015
Category	Score	Weighting	Contribution to Financial Factor
Enterprise Connectivity EBITDA	1.48	50%	0.74
Enterprise Connectivity Share Capture	1.85	25%	0.46
Enterprise Connectivity Inventory Turns	0.60	25%	0.15
Mr. Pennycook’s Financial Factor			1.35

Mr. Vestjens – 2015
Category	Score	Weighting	Contribution to Financial Factor
Broadcast Solutions EBITDA	0.55	50%	0.28
Broadcast Solutions Share Capture	2.00	25%	0.50
Broadcast Solutions Operating Working Capital Turns	0.50	25%	0.13
Mr. Vestjens’ Financial Factor			0.91

Page I-2	Belden Inc. 2016 Proxy Statement

APPENDIX II

February 25, 2016

BELDEN INC. 2011 LONG TERM INCENTIVE PLAN

Article 1. Establishment, Purpose, and Duration

1.1 Establishment. Belden Inc., a Delaware corporation (hereinafter referred to as the “Company”), establishes an incentive compensation plan to be known as the Belden Inc. 2011 Long Term Incentive Plan (hereinafter referred to as the “Plan”), as set forth in this document.

This Plan permits the grant of Nonqualified Stock Options, Incentive Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units, Other Stock-Based Awards, and Cash-Based Awards.

This Plan shall become effective upon shareholder approval (the “Effective Date”) and shall remain in effect as provided in Section 1.3 hereof.

1.2 Purpose of this Plan. The purpose of this Plan is to attract and retain highly qualified executives, Directors, and Employees, to advance the interests of the Company by giving Employees and Directors a stake in the Company’s future growth and success, to strengthen the alignment of interests of Employees and Directors with those of the Company’s shareholders through the ownership of Shares, and to provide additional incentives for Employees and Directors to maximize the long-term success of the Company’s business.

1.3 Duration of this Plan. Unless sooner terminated as provided herein, this Plan shall terminate ten (10) years from the Effective Date. After this Plan is terminated, no Awards may be granted but Awards previously granted shall remain outstanding in accordance with their applicable terms and conditions and this Plan’s terms and conditions.

Article 2. Definitions

Whenever used in this Plan, the following terms shall have the meanings set forth below, and when the meaning is intended, the initial letter of the word shall be capitalized.

2.1 “Affiliate” shall mean any corporation or any other entity (including, but not limited to, a partnership) that is affiliated with the Company through stock ownership or otherwise.

2.2 “Annual Award Limit” or “Annual Award Limits” have the meaning set forth in Section 4.3.

2.3 “Award” means, individually or collectively, a grant under this Plan of Cash-Based Awards, Nonqualified Stock Options, Incentive Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units, or Other Stock-Based Awards, in each case subject to the terms of this Plan.

2.4 “Award Agreement” means either (i) a written agreement entered into by the Company and a Participant setting forth the terms and provisions applicable to an Award granted under this Plan, or (ii) a written or electronic statement issued by the Company to a Participant describing the terms and provisions of such Award, including any amendment or modification thereof. The Committee may provide for the use of electronic, Internet or other non-paper Award Agreements, and the use of electronic, Internet or other non-paper means for the acceptance thereof and actions thereunder by the Participant.

2.5 “Beneficial Owner” or “Beneficial Ownership” shall have the meaning ascribed to such term in Rule 13d-3 of the General Rules and Regulations under the Exchange Act.

Belden Inc. 2016 Proxy Statement	Page II-1

2.6 “Board” or “Board of Directors” means the Board of Directors of the Company.

2.7 “Cash-Based Award” means an Award granted to a Participant as described in Article 10.

2.8 “Cause” means:

(i) A Participant’s willful and continued failure to perform substantially his duties owed to the Company or its affiliates after a written demand for substantial performance is delivered to him specifically identifying the nature of such unacceptable performance, which is not cured by the Participant within a reasonable period, not to exceed thirty (30) days;

(ii) A Participant is convicted of (or pleads guilty or no contest to) a felony or any crime involving moral turpitude; or

(iii) A Participant has engaged in conduct that constitutes gross misconduct in the performance of his employment duties.

An act or omission by a Participant shall not be “willful” if conducted in good faith and with the Participant’s reasonable belief that such conduct is in the best interests of the Company.

2.9 “Change in Control” means any one or more of the following events:

(i) the consummation of:

(a) any merger, reorganization, or consolidation of the Company or any Subsidiary with or into any corporation or other Person if Persons who were the beneficial owners (as such term is used in Rule 13d-3 under the Exchange Act) of the Company’s common stock and securities of the Company entitled to vote generally in the election of Directors (“Voting Securities”) immediately before such merger, reorganization, or consolidation are not, immediately thereafter, the beneficial owners, directly or indirectly, of greater than fifty percent (50%) of the then-outstanding common shares and the combined voting power of the then-outstanding Voting Securities (“Voting Power”) of the corporation or other Person surviving or resulting from such merger, reorganization, or consolidation (or the parent corporation thereof) in substantially the same respective proportions as their beneficial ownership, immediately before the consummation of such merger, reorganization, or consolidation, of the then-outstanding common stock and Voting Power of the Company;

(b) the sale or other disposition of all or substantially all of the consolidated assets of the Company, other than a sale or other disposition by the Company of all or substantially all of its consolidated assets to an entity of which greater than fifty percent (50%) of the common shares and the Voting Power outstanding immediately after such sale or other disposition are then beneficially owned (as such term is used in Rule 13d-3 under the Exchange Act) by shareholders of the Company in substantially the same respective proportions as their beneficial ownership of common stock and Voting Power of the Company immediately before the consummation of such sale or other disposition; or

(ii) approval by the shareholders of the Company of a liquidation or dissolution of the Company; or

(iii) the following individuals cease for any reason to constitute a majority of the Directors of the Company then serving: individuals who, on the Effective Date, constitute the Board and any subsequently appointed or elected Director of the Company whose appointment or election by the Board or nomination for election by the Company’s shareholders was approved or recommended by a vote of at least two-thirds of the Company’s Directors then in office whose appointment, election, or nomination for election was previously so approved or recommended or who were Directors on the Effective Date; or

(iv) the acquisition or holding by any person, entity, or “group” (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act), the Company, any Subsidiary, any employee benefit plan of the Company or a Subsidiary, of beneficial ownership (as such term is used in Rule 13d-3 under the

Page II-2	Belden Inc. 2016 Proxy Statement

Exchange Act) of twenty percent (20%) or more of either the Company’s then-outstanding common stock or Voting Power; provided that:

(a) no such person, entity, or group shall be deemed to own beneficially any securities held by the Company or a Subsidiary or any employee benefit plan (or any related trust) of the Company or a Subsidiary;

(b) no Change in Control shall be deemed to have occurred solely by reason of any such acquisition if both (x) after giving effect to such acquisition, such person, entity, or group has beneficial ownership of less than thirty percent (30%) of the then-outstanding common stock and Voting Power of the Company and (y) prior to such acquisition, at least two-thirds of the Directors described in paragraph (iii) of this definition vote to adopt a resolution of the Board to the specific effect that such acquisition shall not be deemed a Change in Control; and

(c) no Change in Control shall be deemed to have occurred solely by reason of any such acquisition or holding in connection with any merger, reorganization, or consolidation of the Company or any Subsidiary which is not a Change in Control within the meaning of paragraph (i)(a) above.

Notwithstanding the occurrence of any of the foregoing events, no Change in Control shall occur with respect to any Participant if (x) the event which otherwise would be a Change in Control (or the transaction which resulted in such event) was initiated by such Participant, or was discussed by him with any third party, in either case without the approval of the Board with respect to such Participant’s initiation or discussion, as applicable, or (y) such Participant is, by written agreement, a participant on his own behalf in a transaction in which the persons (or their affiliates) with whom such Participant has the written agreement cause the Change in Control to occur and, pursuant to the written agreement, such Participant has an equity interest (or a right to acquire such equity interest) in the resulting entity.

2.10 “Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time. For purposes of this Plan, references to sections of the Code shall be deemed to include references to any applicable regulations thereunder and any successor or similar provisions.

2.11 “Committee” means the Compensation Committee of the Board or a subcommittee thereof, or any other committee designated by the Board to administer this Plan. The members of the Committee shall be appointed from time to time by and shall serve at the discretion of the Board. If the Committee does not exist or cannot function for any reason, the Board may take any action under the Plan that would otherwise be the responsibility of the Committee.

2.12 “Company” means Belden Inc., a Delaware corporation, and any successor thereto as provided in Article 20 herein.

2.13 “Covered Employee” means any key salaried Employee who is or may become a “Covered Employee,” as defined in Section 162(m) of the Code, or any successor statute, and who is designated, either as an individual Employee or class of Employees, by the Committee within the shorter of (i) ninety (90) days after the beginning of the Performance Period, or (ii) twenty-five percent (25%) of the Performance Period has elapsed, as a “Covered Employee” under this Plan for such applicable Performance Period.

2.14 “Director” means any individual who is a member of the Board of Directors of the Company.

2.15 “Effective Date” has the meaning set forth in Section 1.1.

2.16 “Employee” means any person designated as an employee of the Company, its Affiliates, and/or its Subsidiaries on the payroll records thereof. An Employee shall not include any individual during any period he or she is classified or treated by the Company, Affiliate, and/or Subsidiary as an independent contractor, a consultant, or any employee of an employment, consulting, or temporary agency or any other entity other than

Belden Inc. 2016 Proxy Statement	Page II-3

the Company, Affiliate, and/or Subsidiary, without regard to whether such individual is subsequently determined to have been, or is subsequently retroactively reclassified as a common-law employee of the Company, Affiliate, and/or Subsidiary during such period.

2.17 “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor act thereto.

2.18 “Fair Market Value” or “FMV” means a price that is based on the opening, closing, actual, high, low, or average selling prices of a Share reported on the New York Stock Exchange (“NYSE”) or other established stock exchange (or exchanges) on the applicable date, the preceding trading day, the next succeeding trading day, or an average of trading days, as determined by the Committee in its discretion. Unless the Committee determines otherwise, if the Shares are traded over the counter at the time a determination of its Fair Market Value is required to be made hereunder, its Fair Market Value shall be deemed to be equal to the average between the reported high and low or closing bid and asked prices of a Share on the most recent date on which Shares were publicly traded. In the event Shares are not publicly determined at the time a determination of their value is required to be made hereunder, the determination of their Fair Market Value shall be made by the Committee in such manner as it deems appropriate. Such definition(s) of FMV shall be specified in each Award Agreement and may differ depending on whether FMV is in reference to the grant, exercise, vesting, settlement, or payout of an Award; provided, however, that upon a broker-assisted exercise of an Option, the FMV shall be the price at which the Shares are sold by the broker.

2.19 “Freestanding SAR” means an SAR that is granted independently of any Options, as described in Article 7.

2.20 “Full Value Award” means an Award other than in the form of an NQSO, ISO or SAR, and which is settled by the issuance of Shares.

2.21 “Good Reason” means, without the express written consent of a Participant, the occurrence of any of the following events:

(i) The Participant’s base salary or annual target cash incentive opportunity is materially reduced;

(ii) The Participant’s duties or responsibilities are negatively and materially changed in a manner inconsistent with the Participant’s position (including status, offices, titles, and reporting responsibilities) or authority; or

(iii) The Company requires the Participant’s principal office to be relocated more than 50 miles from its location as of the date immediately preceding the Change in Control.

Prior to any termination by a Participant for “Good Reason,” the Participant shall provide the Company not less than thirty (30) nor more than ninety (90) days’ notice, with specificity, of the grounds constituting Good Reason and an opportunity within such notice period for the Company to cure such grounds. The notice shall be given within ninety (90) days following the initial existence of grounds constituting Good Reason for such notice and subsequent termination, if not so cured above, to be effective.

2.22 “Grant Price” means the price established at the time of grant of an SAR pursuant to Article 7, used to determine whether there is any payment due upon exercise of the SAR.

2.23 “Incentive Stock Option” or “ISO” means an Option to purchase Shares granted under Article 6 to an Employee and that is designated as an Incentive Stock Option and that is intended to meet the requirements of Code Section 422, or any successor provision.

2.24 “Insider” shall mean an individual who is, on the relevant date, an officer or Director of the Company, or a more than ten percent (10%) Beneficial Owner of any class of the Company’s equity securities that is

Page II-4	Belden Inc. 2016 Proxy Statement

registered pursuant to Section 12 of the Exchange Act, as determined by the Board in accordance with Section 16 of the Exchange Act.

2.25 “Nonemployee Director” means a Director who is not an Employee.

2.26 “Nonemployee Director Award” means any NQSO, SAR, or Full Value Award granted, whether singly, in combination, or in tandem, to a Participant who is a Nonemployee Director pursuant to such applicable terms, conditions, and limitations as the Board or Committee may establish in accordance with this Plan.

2.27 “Nonqualified Stock Option” or “NQSO” means an Option that is not intended to meet the requirements of Code Section 422, or that otherwise does not meet such requirements.

2.28 “Option” means an ISO or an NQSO, as described in Article 6.

2.29 “Option Price” means the price at which a Share may be purchased by a Participant pursuant to an Option.

2.30 “Other Stock-Based Award” means an equity-based or equity-related Award not otherwise described by the terms of this Plan, granted pursuant to Article 10.

2.31 “Participant” means any eligible individual as set forth in Article 5 to whom an Award is granted.

2.32 “Performance-Based Compensation” means compensation under an Award that is intended to satisfy the requirements of Section 162(m) of the Code and the applicable treasury regulations thereunder for certain performance-based compensation paid to Covered Employees. Notwithstanding the foregoing, nothing in this Plan shall be construed to mean that an Award which does not satisfy the requirements for performance-based compensation under Code Section 162(m) does not constitute performance-based compensation for other purposes, including Code Section 409A.

2.33 “Performance Measures” means measures as described in Article 11 on which the performance goals are based and which are approved by the Company’s shareholders pursuant to this Plan in order to qualify Awards as Performance-Based Compensation.

2.34 “Performance Period” means the period of time during which the performance goals must be met in order to determine the degree of payout and/or vesting with respect to an Award.

2.35 “Performance Share” means an Award under Article 9 herein and subject to the terms of this Plan, denominated in Shares, the value of which at the time it is payable is determined as a function of the extent to which corresponding performance criteria have been achieved.

2.36 “Performance Unit” means an Award under Article 9 herein and subject to the terms of this Plan, denominated in units, the value of which at the time it is payable is determined as a function of the extent to which corresponding performance criteria have been achieved.

2.37 “Period of Restriction” means the period when Restricted Stock or Restricted Stock Units are subject to a substantial risk of forfeiture (based on the passage of time, the achievement of performance goals, or upon the occurrence of other events as determined by the Committee, in its discretion), as provided in Article 8.

2.38 “Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d) thereof.

2.39 “Plan” means the Belden Inc. 2011 Long Term Incentive Plan.

2.40 “Plan Year” means the calendar year.

Belden Inc. 2016 Proxy Statement	Page II-5

2.41 “Prior Plan” means the Company’s 2001 Long-Term Performance Incentive Plan, as amended.

2.42 “Restricted Stock” means an Award granted to a Participant pursuant to Article 8.

2.43 “Restricted Stock Unit” means an Award granted to a Participant pursuant to Article 8, except no Shares are actually awarded to the Participant on the date of grant.

2.44 “Share” means a share of common stock of the Company.

2.45 “Stock Appreciation Right” or “SAR” means an Award, designated as an SAR, pursuant to the terms of Article 7 herein.

2.46 “Stock-Based Award”means any Award other than a Cash-Based Award.

2.47 “Subsidiary” means any corporation or other entity, whether domestic or foreign, in which the Company has or obtains, directly or indirectly, a proprietary interest of more than fifty percent (50%) by reason of stock ownership or otherwise.

2.48 “Tandem SAR” means an SAR that is granted in connection with a related Option pursuant to Article 7 herein, the exercise of which shall require forfeiture of the right to purchase a Share under the related Option (and when a Share is purchased under the Option, the Tandem SAR shall similarly be canceled).

Article 3. Administration

3.1 General. The Committee shall be responsible for administering this Plan, subject to this Article 3 and the other provisions of this Plan. The Committee may consult with attorneys, consultants, accountants, agents, and other individuals, any of whom may be an Employee, and the Committee, the Company, and its officers and Directors shall be entitled to rely upon the advice, opinions, or valuations of any such individuals. All actions taken and all interpretations and determinations made by the Committee shall be final and binding upon the Participants, the Company, and all other interested individuals.

3.2 Authority of the Committee. The Committee shall have full and exclusive discretionary power to interpret the terms and the intent of this Plan and any Award Agreement or other agreement or document ancillary to or in connection with this Plan, to determine eligibility for Awards and to adopt such rules, regulations, forms, instruments, and guidelines for administering this Plan as the Committee may deem necessary or proper. Such authority shall include, but not be limited to, selecting Award recipients, establishing all Award terms and conditions, including the terms and conditions set forth in Award Agreements, granting Awards as an alternative to or as the form of payment for grants or rights earned or due under compensation plans or arrangements of the Company, and, subject to Article 18, adopting modifications and amendments to this Plan or any Award Agreement, including without limitation, any that are necessary to comply with the laws of the countries and other jurisdictions in which the Company, its Affiliates, and/or its Subsidiaries operate.

3.3 Delegation. The Committee may delegate to one or more of its members or to one or more officers of the Company, and/or its Subsidiaries and Affiliates or to one or more agents or advisors such administrative duties or powers as it may deem advisable, and the Committee or any individuals to whom it has delegated duties or powers as aforesaid may employ one or more individuals to render advice with respect to any responsibility the Committee or such individuals may have under this Plan. The Committee may, by resolution, authorize one or more officers of the Company to do one or both of the following on the same basis as can the Committee: (a) designate Employees to be recipients of Awards and (b) determine the size of any such Awards; provided, however, (i) the Committee shall not delegate such responsibilities to any such officer for Awards granted to an Employee who is considered an Insider; (ii) the resolution providing such authorization sets forth the total number of Awards such officer(s) may grant; and (iii) the officer(s) shall report periodically to the Committee regarding the nature and scope of the Awards granted pursuant to the authority delegated.

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Article 4. Shares Subject to this Plan and Maximum Awards

4.1 Number of Shares Available for Awards.

(a) Subject to adjustment as provided in Section 4.4 herein, the maximum number of Shares available for grant to Participants under this Plan (the “Share Authorization”) shall be:

(i) 6,500,000, of which 6,500,000 shall be eligible to be issued as Incentive Stock Options, plus

(ii) Any Shares subject to outstanding awards under the Prior Plan as of the Effective Date that on or after the Effective Date cease for any reason to be subject to such awards (other than by reason of exercise or settlement of the awards to the extent they are exercised for or settled in vested and nonforfeitable Shares).

(b) To the extent that a Share is granted pursuant to a Full Value Award, it shall reduce the Share Authorization by two and twenty-three hundredths (2.23) Shares; and, to the extent that a Share is granted pursuant to an Award other than a Full Value Award, it shall reduce the Share Authorization by one (1) Share.

(c) Subject to the limit set forth in Section 4.1(a) on the number of Shares that may be granted in the aggregate under this Plan, the maximum number of shares that may be granted to Nonemployee Directors shall be one million two hundred eighteen thousand seven hundred fifty (1,218,750) Shares, and no Nonemployee Director may receive Awards subject to more than fifteen thousand (15,000) Shares in any Plan Year.

(d) Except as may be provided in an Award Agreement in the case of death, disability, retirement, or change in control, any Awards which vest on the basis of the Participant’s continued employment with or provision of service to the Company shall not provide for vesting which is any more rapid than annual pro rata vesting over a three (3) year period and any Awards which vest upon the attainment of performance goals shall provide for a Performance Period of at least twelve (12) months.

4.2 Share Usage. Any Shares related to Awards which terminate by expiration, forfeiture, cancellation, or otherwise without the issuance of such Shares, are settled in cash in lieu of Shares, or are exchanged with the Committee’s permission, prior to the issuance of Shares, for Awards not involving Shares, shall be available again for grant under this Plan; additionally, Shares related to an Award of Restricted Stock that are forfeited shall again be available for grant under this Plan. However, the full number of Stock Appreciation Rights granted that are to be settled by the issuance of Shares shall be counted against the number of Shares available for award under the Plan, regardless of the number of Shares actually issued upon settlement of such Stock Appreciation Rights. Furthermore, any Shares withheld to satisfy tax withholding obligations on an Award issued under the Plan, Shares tendered to pay the exercise price of an Award under the Plan, and Shares repurchased on the open market with the proceeds of an Option exercise will no longer be eligible to be again available for grant under this Plan. The Shares available for issuance under this Plan may be authorized and unissued Shares or treasury Shares.

4.3 Annual Award Limits. Unless and until the Committee determines that an Award to a Covered Employee shall not be designed to qualify as Performance-Based Compensation, the following limits (each an “Annual Award Limit” and, collectively, “Annual Award Limits”) shall apply to grants of such Awards under this Plan:

(a) Stock-Based Awards. The maximum aggregate number of Shares subject to Stock-Based Awards granted in any one Plan Year to any one Participant shall be four hundred thousand (400,000) plus the amount of the Participant’s unused applicable Annual Award Limit for Options and for SARs as of the close of the previous Plan Year.

(b) Cash-Based Awards. The maximum aggregate amount awarded or credited with respect to Cash-Based Awards to any one Participant in any one Plan Year may not exceed five million dollars ($5,000,000) plus the amount of the Participant’s unused applicable Annual Award Limit for Cash-Based Awards as of the close of the previous Plan Year.

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4.4 Adjustments in Authorized Shares. In the event of any corporate event or transaction (including, but not limited to, a change in the Shares of the Company or the capitalization of the Company) after the Effective Date such as a merger, consolidation, reorganization, recapitalization, separation, stock dividend, stock split, reverse stock split, split up, spin-off, or other distribution of stock or property of the Company, combination of Shares, exchange of Shares, dividend in kind, special cash dividend, or other like change in capital structure or distribution (other than normal cash dividends) to shareholders of the Company, or any similar corporate event or transaction, the Committee, in order to prevent dilution or enlargement of Participants’ rights under this Plan, shall appropriately and equitably substitute or adjust, as applicable, the number and kind of Shares that may be issued under this Plan or under particular forms of Awards, the number and kind of Shares subject to outstanding Awards, the Option Price or Grant Price applicable to outstanding Awards, the Annual Award Limits, and other value determinations applicable to outstanding Awards.

The Committee shall also make appropriate and equitable adjustments in the terms of any Awards under this Plan to reflect such changes or distributions and to modify any other terms of outstanding Awards, including modifications of performance goals and changes in the length of Performance Periods. The determination of the Committee as to the foregoing adjustments, if any, shall be conclusive and binding on Participants under this Plan.

Subject to the provisions of Article 18, without affecting the number of Shares reserved or available hereunder, the Committee may authorize the issuance or assumption of benefits under this Plan in connection with any merger, consolidation, acquisition of property or stock, or reorganization upon such terms and conditions as it may deem appropriate, subject to compliance with the ISO rules under Section 422 of the Code, where applicable.

Article 5. Eligibility and Participation

5.1 Eligibility. Individuals eligible to participate in this Plan include all Employees and Directors.

5.2 Actual Participation. Subject to the provisions of this Plan, the Committee may, from time to time, select from all eligible individuals, those individuals to whom Awards shall be granted and shall determine, in its sole discretion, the nature of, any and all terms permissible by law, and the amount of each Award.

Article 6. Stock Options

6.1 Grant of Options. Subject to the terms and provisions of this Plan, Options may be granted to Participants in such number, and upon such terms, and at any time and from time to time as shall be determined by the Committee, in its sole discretion; provided that ISOs may be granted only to eligible Employees of the Company, its Affiliates and/or its Subsidiaries (as permitted under Code Section 422).

6.2 Award Agreement. Each Option grant shall be evidenced by an Award Agreement that shall specify the Option Price, the maximum duration of the Option, the number of Shares to which the Option pertains, the conditions upon which an Option shall become vested and exercisable, and such other provisions as the Committee shall determine which are not inconsistent with the terms of this Plan. The Award Agreement also shall specify whether the Option is intended to be an ISO or an NQSO.

6.3 Option Price. The Option Price for each grant of an Option under this Plan shall be as determined by the Committee and shall be specified in the Award Agreement; provided, however, the Option Price must be at least equal to one hundred percent (100%) of the FMV of the Shares as of the date of grant.

6.4 Term of Options. Each Option granted to a Participant shall expire at such time as the Committee shall determine at the time of grant; provided, however, no Option shall be exercisable later than the tenth (10th) anniversary date of its grant.

6.5 Exercise of Options. Options granted under this Article 6 shall be exercisable at such times and be subject to such restrictions and conditions as the Committee shall in each instance approve, which terms and restrictions need not be the same for each grant or for each Participant.

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6.6 Payment. Options granted under this Article 6 shall be exercised by the delivery of a notice of exercise to the Company or an agent designated by the Company in a form specified or accepted by the Committee, or by complying with any alternative procedures which may be authorized by the Committee, setting forth the number of Shares with respect to which the Option is to be exercised, accompanied by full payment for the Shares.

A condition of the issuance of the Shares as to which an Option shall be exercised shall be the payment of the Option Price. The Option Price of any Option shall be payable to the Company in full either: (a) in cash or its equivalent; (b) by tendering (either by actual delivery or attestation) previously acquired Shares having an aggregate Fair Market Value at the time of exercise equal to the Option Price (provided that except as otherwise determined by the Committee, the Shares that are tendered must have been held by the Participant for at least six (6) months (or such other period, if any, as the Committee may permit) prior to their tender to satisfy the Option Price if acquired under this Plan or any other compensation plan maintained by the Company, or have been purchased on the open market); (c) by a combination of (a) and (b); or (d) any other method approved or accepted by the Committee in its sole discretion, including, without limitation, if the Committee so determines, a cashless (broker-assisted) exercise.

Subject to any governing rules or regulations, as soon as practicable after receipt of written notification of exercise and full payment (including satisfaction of any applicable tax withholding), the Company shall deliver to the Participant evidence of book entry Shares, or upon the Participant’s request, Share certificates in an appropriate amount based upon the number of Shares purchased under the Option(s).

Unless otherwise determined by the Committee, all payments under all of the methods indicated above shall be paid in United States dollars.

6.7 Restrictions on Share Transferability. The Committee may impose such restrictions on any Shares acquired pursuant to the exercise of an Option granted under this Article 6 as it may deem advisable, including, without limitation, minimum holding period requirements, restrictions under applicable federal securities laws, under the requirements of any stock exchange or market upon which such Shares are then listed and/or traded, or under any blue sky or state securities laws applicable to such Shares.

6.8 Termination of Employment. Each Participant’s Award Agreement shall set forth the extent to which the Participant shall have the right to exercise the Option following termination of the Participant’s employment or provision of services to the Company, its Affiliates, and/or its Subsidiaries, as the case may be. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the Award Agreement entered into with each Participant, need not be uniform among all Options issued pursuant to this Article 6, and may reflect distinctions based on the reasons for termination.

6.9 Transferability of Options.

(a) Incentive Stock Options. No ISO granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Further, all ISOs granted to a Participant under this Article 6 shall be exercisable during his lifetime only by such Participant.

(b) Nonqualified Stock Options. Under no circumstances may a Participant transfer an NQSO to another Person for consideration. Subject to the foregoing, and except as otherwise provided in a Participant’s Award Agreement or otherwise determined at any time by the Committee, no NQSO granted under this Article 6 may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution; provided that the Board or Committee may permit further transferability, on a general or a specific basis, and may impose conditions and limitations on any permitted transferability. Further, except as otherwise provided in a Participant’s Award Agreement or otherwise determined at any time by the Committee, or unless the Board or Committee decides to permit further transferability, all NQSOs granted to a Participant under this Article 6 shall be

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exercisable during his lifetime only by such Participant. With respect to those NQSOs, if any, that are permitted to be transferred to another individual, references in this Plan to exercise or payment of the Option Price by the Participant shall be deemed to include, as determined by the Committee, the Participant’s permitted transferee.

6.10 Notification of Disqualifying Disposition. If any Participant shall make any disposition of Shares issued pursuant to the exercise of an ISO under the circumstances described in Section 421(b) of the Code (relating to certain disqualifying dispositions), such Participant shall notify the Company of such disposition within ten (10) days thereof.

Article 7. Stock Appreciation Rights

7.1 Grant of SARs. Subject to the terms and conditions of this Plan, SARs may be granted to Participants at any time and from time to time as shall be determined by the Committee. The Committee may grant Freestanding SARs, Tandem SARs, or any combination of these forms of SARs.

Subject to the terms and conditions of this Plan, the Committee shall have complete discretion in determining the number of SARs granted to each Participant and, consistent with the provisions of this Plan, in determining the terms and conditions pertaining to such SARs.

The Grant Price for each grant of a Freestanding SAR shall be determined by the Committee and shall be specified in the Award Agreement; provided, however, the Grant Price must be at least equal to one hundred percent (100%) of the FMV of the Shares as of the date of grant. The Grant Price of Tandem SARs shall be equal to the Option Price of the related Option.

7.2 SAR Agreement. Each SAR Award shall be evidenced by an Award Agreement that shall specify the Grant Price, the term of the SAR, and such other provisions as the Committee shall determine.

7.3 Term of SAR. Each SAR granted to a Participant shall expire at such time as the Committee shall determine at the time of grant; provided, however, no SAR shall be exercisable later than the tenth (10th) anniversary date of its grant.

7.4 Exercise of Freestanding SARs. Freestanding SARs may be exercised upon whatever terms and conditions the Committee, in its sole discretion, imposes.

7.5. Exercise of Tandem SARs. Tandem SARs may be exercised for all or part of the Shares subject to the related Option upon the surrender of the right to exercise the equivalent portion of the related Option. A Tandem SAR may be exercised only with respect to the Shares for which its related Option is then exercisable.

7.6 Settlement of SAR Amount. Upon the exercise of an SAR, a Participant shall be entitled to receive payment from the Company in an amount determined by multiplying:

(a) The excess of the Fair Market Value of a Share on the date of exercise over the Grant Price; by

(b) The number of Shares with respect to which the SAR is exercised.

The payment upon SAR exercise shall be in Shares.

7.7 Termination of Employment. Each Award Agreement shall set forth the extent to which the Participant shall have the right to exercise the SAR following termination of the Participant’s employment with or provision of services to the Company, its Affiliates, and/or its Subsidiaries, as the case may be. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the Award Agreement entered into with Participants, need not be uniform among all SARs issued pursuant to this Plan, and may reflect distinctions based on the reasons for termination.

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7.8 Transferability of SARs. Under no circumstances may a Participant transfer an SAR to another Person for consideration. Subject to the foregoing, and except as otherwise provided in a Participant’s Award Agreement or otherwise determined at any time by the Committee, no SAR granted under this Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Further, except as otherwise provided in a Participant’s Award Agreement or otherwise determined at any time by the Committee, all SARs granted to a Participant under this Plan shall be exercisable during his lifetime only by such Participant. With respect to those SARs, if any, that are permitted to be transferred to another individual, references in this Plan to exercise of the SAR by the Participant or payment of any amount to the Participant shall be deemed to include, as determined by the Committee, the Participant’s permitted transferee.

7.9 Other Restrictions. The Committee shall impose such other conditions and/or restrictions on any Shares received upon exercise of an SAR granted pursuant to this Plan as it may deem advisable or desirable. These restrictions may include, but shall not be limited to, a requirement that the Participant hold the Shares received upon exercise of an SAR for a specified period of time.

Article 8. Restricted Stock and Restricted Stock Units

8.1 Grant of Restricted Stock or Restricted Stock Units. Subject to the terms and provisions of this Plan, the Committee, at any time and from time to time, may grant Shares of Restricted Stock and/or Restricted Stock Units to Participants in such amounts as the Committee shall determine. Restricted Stock Units shall be similar to Restricted Stock except that no Shares are actually awarded to the Participant on the date of grant.

8.2 Restricted Stock or Restricted Stock Unit Agreement. Each Restricted Stock and/or Restricted Stock Unit grant shall be evidenced by an Award Agreement that shall specify the Period(s) of Restriction, the number of Shares of Restricted Stock or the number of Restricted Stock Units granted, and such other provisions as the Committee shall determine.

8.3 Transferability. Except as provided in this Plan or an Award Agreement, the Shares of Restricted Stock and/or Restricted Stock Units granted herein may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of the applicable Period of Restriction established by the Committee and specified in the Award Agreement (and in the case of Restricted Stock Units until the date of delivery or other payment), or upon earlier satisfaction of any other conditions, as specified by the Committee, in its sole discretion, and set forth in the Award Agreement or otherwise at any time by the Committee. All rights with respect to the Restricted Stock and/or Restricted Stock Units granted to a Participant under this Plan shall be available during his lifetime only to such Participant, except as otherwise provided in an Award Agreement or at any time by the Committee.

8.4 Other Restrictions. The Committee shall impose such other conditions and/or restrictions on any Shares of Restricted Stock or Restricted Stock Units granted pursuant to this Plan as it may deem advisable including, without limitation, a requirement that Participants pay a stipulated purchase price for each Share of Restricted Stock or each Restricted Stock Unit, restrictions based upon the achievement of specific performance goals, time-based restrictions on vesting following the attainment of the performance goals, time-based restrictions, and/or restrictions under applicable laws or under the requirements of any stock exchange or market upon which such Shares are listed or traded, or holding requirements or sale restrictions placed on the Shares by the Company upon vesting of such Restricted Stock or Restricted Stock Units.

To the extent deemed appropriate by the Committee, the Company may retain the certificates representing Shares of Restricted Stock in the Company’s possession until such time as all conditions and/or restrictions applicable to such Shares have been satisfied or lapse.

Except as otherwise provided in this Article 8, Shares of Restricted Stock covered by each Restricted Stock Award shall become freely transferable by the Participant after all conditions and restrictions applicable to such

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Shares have been satisfied or lapse (including satisfaction of any applicable tax withholding obligations), and Restricted Stock Units shall be paid in cash, Shares, or a combination of cash and Shares as the Committee, in its sole discretion shall determine.

8.5 Certificate Legend. In addition to any legends placed on certificates pursuant to Section 8.4, each certificate representing Shares of Restricted Stock granted pursuant to this Plan may bear a legend such as the following or as otherwise determined by the Committee in its sole discretion:

“The sale or transfer of Shares of stock represented by this certificate, whether voluntary, involuntary, or by operation of law, is subject to certain restrictions on transfer as set forth in the Belden Inc. 2011 Long Term Incentive Plan, and in the associated Award Agreement. A copy of this Plan and such Award Agreement may be obtained from Belden Inc.”

8.6 Voting Rights. Unless otherwise determined by the Committee and set forth in a Participant’s Award Agreement, to the extent permitted or required by law, as determined by the Committee, Participants holding Shares of Restricted Stock granted hereunder may be granted the right to exercise full voting rights with respect to those Shares during the Period of Restriction. A Participant shall have no voting rights with respect to any Restricted Stock Units granted hereunder.

8.7 Termination of Employment. Each Award Agreement shall set forth the extent to which the Participant shall have the right to retain Restricted Stock and/or Restricted Stock Units following termination of the Participant’s employment with or provision of services to the Company, its Affiliates, and/or its Subsidiaries, as the case may be. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the Award Agreement entered into with each Participant, need not be uniform among all Shares of Restricted Stock or Restricted Stock Units issued pursuant to this Plan, and may reflect distinctions based on the reasons for termination.

8.8 Section 83(b) Election. The Committee may provide in an Award Agreement that the Award of Restricted Stock is conditioned upon the Participant making or refraining from making an election with respect to the Award under Code Section 83(b). If a Participant makes an election pursuant to Code Section 83(b) concerning a Restricted Stock Award, the Participant shall be required to file promptly a copy of such election with the Company.

Article 9. Performance Shares/Performance Units

9.1 Grant of Performance Shares/Performance Units. Subject to the terms and provisions of this Plan, the Committee, at any time and from time to time, may grant Performance Shares and/or Performance Units to Participants in such amounts and upon such terms as the Committee shall determine.

9.2 Value of Performance Shares/Performance Units. Each Performance Share shall have an initial value equal to the Fair Market Value of a Share as of the date of grant. Each Performance Unit shall have an initial value that is established by the Committee at the time of grant (for example, the Committee could grant 1,000 units to a participant and determine their value at $1.00 per unit). The Committee shall set performance goals in its discretion which, depending on the extent to which they are met, will determine the number and/or value of Performance Shares/Performance Units that will be paid out to the Participant.

9.3 Earning of Performance Shares/Performance Units. Subject to the terms of this Plan, after the applicable Performance Period has ended, the holder of Performance Shares/Performance Units shall be entitled to receive payout on the value and number of Performance Shares/Performance Units earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding performance goals have been achieved.

9.4 Form and Timing of Payment of Performance Shares/Performance Units. Payment of earned Performance Shares/Performance Units shall be as determined by the Committee and as evidenced in the

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Award Agreement. Subject to the terms of this Plan, the Committee, in its sole discretion, may pay earned Performance Shares/Performance Units in the form of Shares or in cash (or in a combination thereof) equal to the value of the earned Performance Shares/Performance Units at the close of the applicable Performance Period, or as soon as practicable after the end of the Performance Period. Any Shares may be granted subject to any restrictions deemed appropriate by the Committee. The determination of the Committee with respect to the form of payout of such Awards shall be set forth in the Award Agreement pertaining to the grant of the Award.

9.5 Termination of Employment. Each Award Agreement shall set forth the extent to which the Participant shall have the right to retain Performance Shares and/or Performance Units following termination of the Participant’s employment with or provision of services to the Company, its Affiliates, and/or its Subsidiaries, as the case may be. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the Award Agreement entered into with each Participant, need not be uniform among all Awards of Performance Shares or Performance Units issued pursuant to this Plan, and may reflect distinctions based on the reasons for termination.

9.6 Transferability of Performance Shares/Performance Units. Except as otherwise provided in a Participant’s Award Agreement or otherwise determined at any time by the Committee, Performance Shares/Performance Units may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Further, except as otherwise provided in a Participant’s Award Agreement or otherwise determined at any time by the Committee, a Participant’s rights under this Plan shall be exercisable during his lifetime only by such Participant.

Article 10. Cash-Based Awards and Other Stock-Based Awards

10.1 Grant of Cash-Based Awards. Subject to the terms and provisions of this Plan, the Committee, at any time and from time to time, may grant Cash-Based Awards to Participants in such amounts and upon such terms, including the achievement of specific performance goals, as the Committee may determine.

10.2 Other Stock-Based Awards. The Committee may grant other types of equity-based or equity-related Awards not otherwise described by the terms of this Plan (including the grant or offer for sale of unrestricted Shares) in such amounts and subject to such terms and conditions, as the Committee shall determine. Such Awards may involve the transfer of actual Shares to Participants, or payment in cash or otherwise of amounts based on the value of Shares and may include, without limitation, Awards designed to comply with or take advantage of the applicable local laws of jurisdictions other than the United States.

10.3 Value of Cash-Based and Other Stock-Based Awards. Each Cash-Based Award shall specify a payment amount or payment range as determined by the Committee. Each Other Stock-Based Award shall be expressed in terms of Shares or units based on Shares, as determined by the Committee. The Committee may establish performance goals in its discretion. If the Committee exercises its discretion to establish performance goals, the number and/or value of Cash-Based Awards or Other Stock-Based Awards that will be paid out to the Participant will depend on the extent to which the performance goals are met.

10.4 Payment of Cash-Based Awards and Other Stock-Based Awards. Payment, if any, with respect to a Cash-Based Award or an Other Stock-Based Award shall be made in accordance with the terms of the Award, in cash or Shares as the Committee determines.

10.5 Termination of Employment. The Committee shall determine the extent to which the Participant shall have the right to receive Cash-Based Awards or Other Stock-Based Awards following termination of the Participant’s employment with or provision of services to the Company, its Affiliates, and/or its Subsidiaries, as the case may be. Such provisions shall be determined in the sole discretion of the Committee, such provisions may be included in an Award Agreement entered into with each Participant, but need not be uniform among all Awards of Cash-Based Awards or Other Stock-Based Awards issued pursuant to this Plan, and may reflect distinctions based on the reasons for termination.

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10.6 Transferability of Cash-Based and Other Stock-Based Awards. Except as otherwise determined by the Committee, neither Cash-Based Awards nor Other Stock-Based Awards may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Further, except as otherwise provided by the Committee, a Participant’s rights under this Plan, if exercisable, shall be exercisable during his lifetime only by such Participant. With respect to those Cash-Based Awards or Other Stock-Based Awards, if any, that are permitted to be transferred to another individual, references in this Plan to exercise or payment of such Awards by or to the Participant shall be deemed to include, as determined by the Committee, the Participant’s permitted transferee.

Article 11 Performance Measures

11.1 Performance Measures. The performance goals upon which the payment or vesting of an Award to a Covered Employee that is intended to qualify as Performance-Based Compensation shall be limited to the following Performance Measures:

(a) Net sales or revenue growth;

(b) Return measures (including, but not limited to return on invested capital, assets, capital, equity, sales);

(c) Gross profit margin;

(d) Operating expense ratios;

(e) Operating expense targets;

(f) Productivity ratios;

(g) Operating income;

(h) Gross or operating margins;

(i) Earnings before or after taxes, interest, depreciation and/or amortization;

(j) Net earnings or net income (before or after taxes);

(k) Earnings per share;

(l) Cash flow (including, but not limited to, operating cash flow, free cash flow, cash flow return on equity, and cash flow return on investment);

(m) Working capital targets;

(n) Organic or inorganic growth;

(o) Capital expenditures;

(p) Share price (including, but not limited to, growth measures and total shareholder return);

(q) Appreciation in the fair market value or book value of the common stock;

(r) Economic value added (net operating profit after tax minus the sum of capital multiplied by the cost of the capital);

(s) Total shareholder return;

(t) Debt to equity ratio / debt levels;

(u) Customer satisfaction / service (relative improvement);

(v) Market share;

(w) Employee satisfaction / engagement;

(x) Employee retention / attrition;

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(y) Safety;

(z) Diversity; and

(aa) Inventory control / efficiency.

Any Performance Measure(s) may be used to measure the performance of the Company, Affiliate, and/or Subsidiary as a whole or any business unit of the Company, Affiliate, and/or Subsidiary or any combination thereof, as the Committee may deem appropriate, or any of the above Performance Measures as compared to the performance of a group of comparator companies, or published or special index that the Committee, in its sole discretion, deems appropriate, or the Company may select Performance Measure (j) above as compared to various stock market indices. The Committee also has the authority to provide for accelerated vesting of any Award based on the achievement of performance goals pursuant to the Performance Measures specified in this Article 11.

11.2 Evaluation of Performance. The Committee may provide in any such Award that any evaluation of performance may include or exclude any of the following events that occurs during a Performance Period: (a) asset write-downs, (b) litigation or claim judgments or settlements, (c) the effect of changes in tax laws, accounting principles, or other laws or provisions affecting reported results, (d) any reorganization and restructuring programs, (e) nonrecurring items as described in FASB Accounting Standards Codification 225-20—Unusual or Infrequently Occurring Items and/or in Management’s Discussion and Analysis of financial condition and results of operations appearing in the Company’s annual report to shareholders for the applicable year, (f) acquisitions or divestitures, and (g) foreign exchange gains and losses. To the extent such inclusions or exclusions affect Awards to Covered Employees, they shall be prescribed in a form that meets the requirements of Code Section 162(m) for deductibility.

11.3 Adjustment of Performance-Based Compensation. Awards that are intended to qualify as Performance-Based Compensation may not be adjusted upward. The Committee shall retain the discretion to adjust such Awards downward, either on a formula or discretionary basis or any combination, as the Committee determines.

11.4 Committee Discretion. In the event that applicable tax and/or securities laws change to permit Committee discretion to alter the governing Performance Measures without obtaining shareholder approval of such changes, the Committee shall have sole discretion to make such changes without obtaining shareholder approval. In addition, in the event that the Committee determines that it is advisable to grant Awards that shall not qualify as Performance-Based Compensation, the Committee may make such grants without satisfying the requirements of Code Section 162(m) and base vesting on Performance Measures other than those set forth in Section 11.1.

Article 12. Nonemployee Director Awards

The Board or Committee shall determine all Awards to Nonemployee Directors. The terms and conditions of any grant to any such Nonemployee Director shall be set forth in an Award Agreement.

Article 13. Substitution Awards

Awards may be granted under the Plan from time to time in substitution for stock options and other awards held by employees or directors of other entities who are about to become Employees, whose employer is about to become an Affiliate as the result of a merger or consolidation of the Company with another corporation, or the acquisition by the Company of substantially all the assets of another corporation, or the acquisition by the Company of at least fifty percent (50%) of the issued and outstanding stock of another corporation as the result of which such other corporation will become a Subsidiary. The terms and conditions of the substitute Awards so granted may vary from the terms and conditions set forth in the Plan to such extent as the Board at the time of grant may deem appropriate for the plan to remain consistent with Code Section 409A, in whole or in part, to the provisions of the award in substitution for which they are granted.

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Article 14. Dividend Equivalents

Unless otherwise provided by the Committee, dividend equivalents shall be granted for each Full Value Award not entitled to dividends based on the dividends declared on Shares that are subject to such Full Value Award, to be credited as of dividend payment dates, during the period between the date the Full Value Award is granted and the date the Full Value Award is exercised, vests or expires. Such dividend equivalents shall be converted to cash or additional Shares by such formula and at such time and subject to such limitations as may be determined by the Committee. Under no circumstances may dividend equivalents be granted for any Option, SAR or Full Value Award dependent up on achievement of one or more Performance Measures.

Article 15. Beneficiary Designation

Each Participant under this Plan may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under this Plan is to be paid in case of his death before he receives any or all of such benefit. Each such designation shall revoke all prior designations by the same Participant, shall be in a form prescribed by the Committee, and will be effective only when filed by the Participant in writing with the Company during the Participant’s lifetime. In the absence of any such designation, benefits remaining unpaid at the Participant’s death shall be paid to the Participant’s estate.

Article 16 Rights of Participants

16.1 Employment. Nothing in this Plan or an Award Agreement shall interfere with or limit in any way the right of the Company, its Affiliates, and/or its Subsidiaries, to terminate any Participant’s employment or service on the Board or to the Company at any time or for any reason not prohibited by law, nor confer upon any Participant any right to continue his employment or service as a Director for any specified period of time.

Neither an Award nor any benefits arising under this Plan shall constitute an employment contract with the Company, its Affiliates, and/or its Subsidiaries and, accordingly, subject to Articles 3 and 18, this Plan and the benefits hereunder may be terminated at any time in the sole and exclusive discretion of the Committee without giving rise to any liability on the part of the Company, its Affiliates, and/or its Subsidiaries.

16.2 Participation. No individual shall have the right to be selected to receive an Award under this Plan, or, having been so selected, to be selected to receive a future Award.

16.3 Rights as a Shareholder. Except as otherwise provided herein, a Participant shall have none of the rights of a shareholder with respect to Shares covered by any Award until the Participant becomes the record holder of such Shares.

Article 17. Change in Control

Except as otherwise provided at the time of grant in the certificate, notice or agreement relating to a particular Award, if a Change in Control occurs and the Participant’s employment is terminated by the Company without Cause (other than for death or disability) or by the Participant for Good Reason, in either case, within two years following the Change in Control, then:

(i) the Participant’s Restricted Stock, Restricted Stock Units, Performance Units, Performance Shares, Cash-Based Awards, or Other Stock-Based Awards that were forfeitable shall, unless otherwise determined by the Committee, become nonforfeitable and, to the extent applicable, shall be converted into Shares; provided, that for any Award which is performance-based, it shall be assumed for purposes of determining such payout or conversion that performance was “at target” for the applicable Performance Period, and

(ii) any unexercised Option or SAR, whether or not exercisable on the date of such Change in Control, shall thereupon be fully exercisable and may be exercised, in whole or in part.

Article 18. Amendment, Modification, Suspension, and Termination

18.1 Amendment, Modification, Suspension, and Termination. Subject to Section 18.3, the Committee may, at any time and from time to time, alter, amend, modify, suspend, or terminate this Plan and any Award

Page II-16	Belden Inc. 2016 Proxy Statement

Agreement in whole or in part; provided, however, that, without the prior approval of the Company’s shareholders and except as provided in Section 4.4, Options or SARs issued under this Plan will not be repriced, replaced, regranted through cancellation, or by lowering the Option Price of a previously granted Option or the Grant Price of a previously granted SAR, and no amendment of this Plan shall be made without shareholder approval if shareholder approval is required by law, regulation, or stock exchange rule, including, but not limited to, the Securities Exchange Act of 1934, as amended, the Internal Revenue Code of 1986, as amended, and, if applicable, the New York Stock Exchange Listed Company Manual rules. The Company shall not purchase Options or SARs from plan participants at a price less than the Option Price of such awards, or otherwise exchange underwater Options or SARs for cash.

18.2 Adjustment of Awards Upon the Occurrence of Certain Unusual or Nonrecurring Events. The Committee may make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events (it being understood that the events described in Section 4.4 shall result in mandatory adjustment) affecting the Company or the financial statements of the Company or of changes in applicable laws, regulations, or accounting principles, whenever the Committee determines that such adjustments are appropriate in order to prevent unintended dilution or enlargement of the benefits or potential benefits intended to be made available under this Plan. The determination of the Committee as to the foregoing adjustments, if any, shall be conclusive and binding on Participants under this Plan.

18.3 Awards Previously Granted. Notwithstanding any other provision of this Plan to the contrary (other than Section 18.4), no termination, amendment, suspension, or modification of this Plan or an Award Agreement shall adversely affect in any material way any Award previously granted under this Plan, without the written consent of the Participant holding such Award.

18.4 Amendment to Conform to Law. Notwithstanding any other provision of this Plan to the contrary, the Board of Directors may amend the Plan or an Award Agreement, to take effect retroactively or otherwise, as deemed necessary or advisable for the purpose of conforming the Plan or an Award Agreement to any present or future law relating to plans of this or similar nature (including, but not limited to, Code Section 409A), and to the administrative regulations and rulings promulgated thereunder.

Article 19. Withholding

19.1 Tax Withholding. The Company shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company, the minimum statutory amount to satisfy federal, state, and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of this Plan.

19.2 Share Withholding. With respect to withholding required upon the exercise of Options or SARs, upon the lapse of restrictions on Restricted Stock and Restricted Stock Units, or upon the achievement of performance goals related to Performance Shares, or any other taxable event arising as a result of an Award granted hereunder, Participants may elect, subject to the approval of the Committee, to satisfy the withholding requirement, in whole or in part, by having the Company withhold Shares having a Fair Market Value on the date the tax is to be determined equal to the minimum statutory total tax that could be imposed on the transaction. All such elections shall be irrevocable, made in writing or electronically, and signed or acknowledged electronically by the Participant, and shall be subject to any restrictions or limitations that the Committee, in its sole discretion, deems appropriate.

Article 20. Successors

All obligations of the Company under this Plan with respect to Awards granted hereunder shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

Belden Inc. 2016 Proxy Statement	Page II-17

Article 21. General Provisions

21.1 Forfeiture Events.

(a) The Committee may specify in an Award Agreement that the Participant’s rights, payments, and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture, or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. Such events may include, but shall not be limited to, termination of employment for cause, termination of the Participant’s provision of services to the Company, Affiliate, and/or Subsidiary, violation of material Company, Affiliate, and/or Subsidiary policies, breach of noncompetition, confidentiality, or other restrictive covenants that may apply to the Participant, or other conduct by the Participant that is detrimental to the business or reputation of the Company, its Affiliates, and/or its Subsidiaries.

(b) If the Company is required to prepare an accounting restatement due to the material noncompliance of the Company, as a result of misconduct, with any financial reporting requirement under the securities laws, if the Participant knowingly or grossly negligently engaged in the misconduct, or knowingly or grossly negligently failed to prevent the misconduct, or if the Participant is one of the individuals subject to automatic forfeiture under Section 304 of the Sarbanes-Oxley Act of 2002, the Participant shall reimburse the Company the amount of any payment in settlement of an Award earned or accrued during the twelve-(12-) month period following the first public issuance or filing with the United States Securities and Exchange Commission (whichever just occurred) of the financial document embodying such financial reporting requirement.

21.2 Legend. The certificates for Shares may include any legend which the Committee deems appropriate to reflect any restrictions on transfer of such Shares.

21.3 Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine, the plural shall include the singular, and the singular shall include the plural.

21.4 Severability. In the event any provision of this Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of this Plan, and this Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

21.5 Requirements of Law. The granting of Awards and the issuance of Shares under this Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

21.6 Delivery of Title. The Company shall have no obligation to issue or deliver evidence of title for Shares issued under this Plan prior to:

(a) Obtaining any approvals from governmental agencies that the Company determines are necessary or advisable; and

(b) Completion of any registration or other qualification of the Shares under any applicable national or foreign law or ruling of any governmental body that the Company determines to be necessary or advisable.

21.7 Inability to Obtain Authority. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

21.8 Investment Representations. The Committee may require any individual receiving Shares pursuant to an Award under this Plan to represent and warrant in writing that the individual is acquiring the Shares for investment and without any present intention to sell or distribute such Shares.

Page II-18	Belden Inc. 2016 Proxy Statement

21.9 Employees Based Outside of the United States. Notwithstanding any provision of this Plan to the contrary, in order to comply with the laws in other countries in which the Company, its Affiliates, and/or its Subsidiaries operate or have Employees and/or Directors, the Committee, in its sole discretion, shall have the power and authority to:

(a) Determine which Affiliates and/or Subsidiaries shall be covered by this Plan;

(b) Determine which Employees and/or Directors outside the United States are eligible to participate in this Plan;

(c) Modify the terms and conditions of any Award granted to Employees and/or Directors outside the United States to comply with applicable foreign laws;

(d) Establish subplans and modify exercise procedures and other terms and procedures, to the extent such actions may be necessary or advisable. Any subplans and modifications to Plan terms and procedures established under this Section 21.9 by the Committee shall be attached to this Plan document as appendices; and

(e) Take any action, before or after an Award is made, that it deems advisable to obtain approval or comply with any necessary local government regulatory exemptions or approvals.

Notwithstanding the above, the Committee may not take any actions hereunder, and no Awards shall be granted, that would violate applicable law.

21.10 Uncertificated Shares. To the extent that this Plan provides for issuance of certificates to reflect the transfer of Shares, the transfer of such Shares may be effected on an uncertificated basis, to the extent not prohibited by applicable law or the rules of any stock exchange.

21.11 Unfunded Plan. Participants shall have no right, title, or interest whatsoever in or to any investments that the Company, and/or its Affiliates, and/or its Subsidiaries may make to aid it in meeting its obligations under this Plan. Nothing contained in this Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and any Participant, beneficiary, legal representative, or any other individual. To the extent that any person acquires a right to receive payments from the Company, its Affiliates, and/or its Subsidiaries under this Plan, such right shall be no greater than the right of an unsecured general creditor of the Company, an Affiliate, or a Subsidiary, as the case may be. All payments to be made hereunder shall be paid from the general funds of the Company, an Affiliate, or a Subsidiary, as the case may be and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such amounts except as expressly set forth in this Plan.

21.12 No Fractional Shares. No fractional Shares shall be issued or delivered pursuant to this Plan or any Award. The Committee shall determine whether cash, Awards, or other property shall be issued or paid in lieu of fractional Shares or whether such fractional Shares or any rights thereto shall be forfeited or otherwise eliminated.

21.13 Retirement and Welfare Plans. Neither Awards made under this Plan nor Shares or cash paid pursuant to such Awards may be included as “compensation” for purposes of computing the benefits payable to any Participant under the Company’s or any Affiliate’s or Subsidiary’s retirement plans (both qualified and non-qualified) or welfare benefit plans unless such other plan expressly provides that such compensation shall be taken into account in computing a Participant’s benefit.

21.14 Compliance with Code Section 409A.

(a) In General. The Plan is intended to be administered in a manner consistent with the requirements, where applicable, of Code Section 409A. Where reasonably possible and practicable, the Plan shall be administered in a manner to avoid the imposition on Participants of immediate tax recognition and additional taxes pursuant to such Section 409A. Notwithstanding the foregoing, neither the Company nor

Belden Inc. 2016 Proxy Statement	Page II-19

the Committee shall have any liability to any person in the event such Section 409A applies to any such Award in a manner that results in adverse tax consequences for the Participant or any of his beneficiaries or transferees.

(b) Elective Deferrals. No elective deferrals or re-deferrals of compensation (as defined under Code Section 409A and/or guidance thereto) other than in regard to Restricted Stock Units are permitted under this Plan.

(c) Applicable Requirements. To the extent any of the Awards granted under this Plan are deemed “deferred compensation” and hence subject to Code Section 409A, the following rules shall apply to such Awards:

(i) Mandatory Deferrals. If the Company decides that the payment of compensation under this Plan shall be deferred within the meaning of Code Section 409A, then, except as provided pursuant to Treas. Reg. 1.409A-1(b)(4)(ii), at grant of the Award to which such compensation payment relates, the Company shall specify the date(s) at which such compensation will be paid in the Award Agreement.

(ii) Initial Deferral Elections. For Awards of Restricted Stock Units where the Participant is given the opportunity to elect the timing and form of the payment of the underlying Shares at some future time once any requirements have been satisfied, the Participant must make his or her initial deferral election for such Award in accordance with the requirements of Code Section 409A, i.e., within thirty (30) days of first becoming eligible to receive such award or prior to the start of the year in which the Award is granted to the Participant, in each case pursuant to the requirements of Code Section 409A and Treas. Reg. Section 1.409A-2.

(iii) Subsequent Deferral Elections. To the extent the Company or Committee decides to permit compensation subject to Code Section 409A to be re-deferred pursuant to Treas. Reg. 1.409A-2(b), then the following conditions must be met: (1) such election will not take effect until at least 12 months after the date on which it is made; (2) in the case of an election not related to a payment on account of disability, death, or an unforeseeable emergency, the payment with respect to which such election is made must be deferred for a period of not less than five years from the date such payment would otherwise have been paid; and, (3) any election related to a payment at a specified time or pursuant to a fixed schedule (within the meaning of Treas. Reg. 1.409A-3(a)(4)) must be made not less than 12 months before the date the payment is scheduled to be paid.

(iv) Timing of Payments. Payment(s) of compensation that is subject to Code Section 409A shall only be made upon an event or at a time set forth in Treas. Reg. 1.409A-3, i.e., the Participant’s separation from service, the Participant’s becoming disabled, the Participant’s death, at a time or a fixed schedule specified in the Plan or an Award Agreement, a change in the ownership or effective control of the corporation, or in the ownership of a substantial portion of the assets of the corporation, or the occurrence of an unforeseeable emergency.

(v) Certain Delayed Payments. Notwithstanding the foregoing, to the extent an amount was intended to be paid such that it would have qualified as a short-term deferral under Code Section 409A and the applicable regulations, then such payment is or could be delayed if the requirements of Treas. Reg. 1.409A-1(b)(4)(ii) are met.

(vi) Acceleration of Payment. Any payment made under this Plan to which Code Section 409A applies may not be accelerated, except in accordance with Treas. Reg. 1.409A-3(j)(4), i.e., upon a Participant’s separation from service, the Participant becomes disabled, the Participant’s death, a change of ownership or effective control, or in the ownership of a substantial portion of the assets, or upon an unforeseeable emergency (all as detailed in Treas. Reg. 1.409A-3(a)).

(vii) Payments upon a Change in Control. Notwithstanding any provision of this Plan to the contrary, to the extent an Award subject to Code Section 409A shall be deemed to be vested or restrictions lapse, expire or terminate upon the occurrence of a Change in Control and such Change in Control does not constitute a “change in the ownership or effective control” or a “change in the ownership or a substantial portion of the assets” of the Company within the meaning of Code

Page II-20	Belden Inc. 2016 Proxy Statement

Section 409A(a)(2)(A)(v), then even though such Award may be deemed to be vested or restrictions lapse, expire or terminate upon the occurrence of the Change in Control or any other provision of this Plan, payment will be made, to the extent necessary to comply with the provisions of Code Section 409A, to the Participant on the earliest of: (i) the Participant’s “separation from service” with the Company (determined in accordance with Code Section 409A), (ii) the date payment otherwise would have been made pursuant to the regular payment terms of the Award in the absence of any provisions in this Plan to the contrary (provided such date is permissible under Code Section 409A), or (iii) the Participant’s death.

(viii) Payments to Specified Employees. Payments due to a Participant who is a “specified employee” within the meaning of Code Section 409A on account of the Participant’s “separation from service” with the Company (determined in accordance with Code Section 409A) shall be made on the date that is six months after the date of Participant’s separation from service or, if earlier, the Participant’s date of death.

(d) Deferrals to Preserve Deductibility under Code Section 162(m). The Committee may postpone the exercising of Awards, the issuance or delivery of Shares under any Award or any action permitted under the Plan to prevent the Company or any Subsidiary from being denied a Federal income tax deduction with respect to any Award other than an ISO as a result of Code Section 162(m), in accordance with Treas. Reg. 1.409A-1(b)(4)(ii). In such case, payment of such deferred amounts must be made as soon as reasonably practicable following the first date on which the Company and/or Subsidiary anticipates or reasonably should anticipate that, if the payment were made on such date, the Company’s and/or Subsidiary’s deduction with respect to such payment would no longer be restricted due to the application of Code Section 162(m).

(e) Determining “Controlled Group”. In order to determine for purposes of Code Section 409A whether a Participant or eligible individual is employed by a member of the Company’s controlled group of corporations under Code Section 414(b) (or by a member of a group of trades or businesses under common control with the Company under Code Section 414(c)) and, therefore, whether the Shares that are or have been purchased by or awarded under this Plan to the Participant are shares of “service recipient” stock within the meaning of Code Section 409A:

(i) In applying Code Section 1563(a)(1), (2) and (3) for purposes of determining the Company’s controlled group under Code Section 414(b), the language “at least 50 percent” is to be used instead of “at least 80 percent” each place it appears in Code Section 1563(a)(1), (2) and (3);

(ii) In applying Treasury Regulation Section 1.414(c)-2 for purposes of determining trades or businesses under common control with the Corporation for purposes of Code Section 414(c), the language “at least 50 percent” is to be used instead of “at least 80 percent” each place it appears in Treasury Regulation Section 1.414(c)-2; and

(iii) Notwithstanding the above, to the extent that the Company finds that legitimate business criteria exist within the meaning of Treas. Reg. 1.409A-1(b)(5)(iii)(E)(1), then the language “at least 50 percent” in clause (i) and (ii) above shall instead be “at least 20 percent.”

21.15 Nonexclusivity of this Plan. The adoption of this Plan shall not be construed as creating any limitations on the power of the Board or Committee to adopt such other compensation arrangements as it may deem desirable for any Participant.

21.16 No Constraint on Corporate Action. Nothing in this Plan shall be construed to: (i) limit, impair, or otherwise affect the Company’s or an Affiliate’s or a Subsidiary’s right or power to make adjustments, reclassifications, reorganizations, or changes of its capital or business structure, or to merge or consolidate, or dissolve, liquidate, sell, or transfer all or any part of its business or assets; or, (ii) limit the right or power of the Company or an Affiliate or a Subsidiary to take any action which such entity deems to be necessary or appropriate.

Belden Inc. 2016 Proxy Statement	Page II-21

21.17 Governing Law. The Plan and each Award Agreement shall be governed by the laws of the State of Delaware excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Plan to the substantive law of another jurisdiction. Unless otherwise provided in the Award Agreement, recipients of an Award under this Plan are deemed to submit to the exclusive jurisdiction and venue of the federal or state courts of Delaware to resolve any and all issues that may arise out of or relate to this Plan or any related Award Agreement.

21.18 Effect of Disposition of Facility or Operating Unit. In the event that the Company or any of its Affiliates and/or Subsidiaries closes or disposes of the facility at which a Participant is located or the Company or any of its Affiliates and/or Subsidiaries diminish or eliminate ownership interests in any operating unit of the Company or any of its Affiliates and/or Subsidiaries so that such operating unit ceases to be majority owned by the Company or any of its Affiliates and/or Subsidiaries, then, with respect to Awards held by Participants who subsequent to such event will not be Employees, the Committee may, to the extent consistent with Code Section 409A (if applicable), (i) accelerate the exercisability of Awards to the extent not yet otherwise exercisable or remove any restrictions applicable to any Awards; and (ii) extend the period during which Awards will be exercisable to a date subsequent to the date when such Awards would otherwise have expired by reason of the termination of such Participant’s employment with the Company or any of its Affiliates and/or Subsidiaries (but in no event to a date later than the expiration date of the Awards or the fifth anniversary of the transaction in which such facility closes or operating unit ceases). If the Committee takes no special action with respect to any disposition of a facility or an operating unit, then the terms and conditions of the Award Agreement and the other terms and conditions of this Plan shall control.

21.19 Indemnification. Subject to requirements of Delaware law, each individual who is or shall have been a member of the Board, or a Committee appointed by the Board, or an officer of the Company to whom authority was delegated in accordance with Article 3, shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him in connection with or resulting from any claim, action, suit, or proceeding to which he may be a party or in which he or she may be involved by reason of any action taken or failure to act under this Plan and against and from any and all amounts paid by him in settlement thereof, with the Company’s approval, or paid by him in satisfaction of any judgment in any such action, suit, or proceeding against him, provided he shall give the Company an opportunity, at its own expense, to handle and defend the same before he undertakes to handle and defend it on his own behalf, unless such loss, cost, liability, or expense is a result of his own willful misconduct or except as expressly provided by statute.

The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such individuals may be entitled under the Company’s Certificate of Incorporation or Bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

Page II-22	Belden Inc. 2016 Proxy Statement

BELDEN

SENDING ALL THE RIGHT SIGNALS

1 N. Brentwood Blvd.
15th Floor
St. Louis, MO 63105
314-854-8000

www.Belden.com

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:			☐	☐	☐
1.	Election of Directors
Nominees
01	David J. Aldrich 02 Lance C. Balk 03 Steven W. Berglund 04 Judy L. Brown 05 Bryan C. Cressey
06	Jonathan C. Klein 07 George E. Minnich 08 John M. Monter 09 John S. Stroup
The Board of Directors recommends you vote FOR proposals 2, 3 and 4.							For	Against	Abstain
2	To ratify the appointment of Ernst & Young as the Company’s independent registered public accounting firm for 2016.						☐	☐	☐
3	Advisory vote to approve named executive officer compensation.						☐	☐	☐

4	To amend and restate the Company’s 2011 Long Term Incentive Plan.						☐	☐	☐
NOTE: In their discretion, proxies are authorized to transact and vote upon such other business as may properly come before the meeting.
		Yes		No
Please indicate if you plan to attend this meeting		☐		☐

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Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The NOTICE AND PROXY STATEMENT and ANNUAL REPORT is/are available at www.proxyvote.com

BELDEN INC. PROXY FOR ANNUAL MEETING OF STOCKHOLDERS MAY 26, 2016 SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder of Belden Inc. appoints Brian E. Anderson and Nicholas E. Eckelkamp, as proxies, acting jointly or severally and with full power of substitution, for and in the name of the undersigned to vote at the Annual Meeting of Stockholders to be held on May 26, 2016, beginning at 12:30 p.m., local time, at the Mississippi Room on the 8th Floor of the Four Seasons Hotel St. Louis, 999 North 2nd Street, St. Louis, Missouri 63102 and at any adjournments or postponements thereof, as directed, on the matters set forth in the accompanying Proxy Statement and on all other matters that may properly come before the Annual Meeting, including on a motion to adjourn or postpone the Annual Meeting to another time or place (or both) for the purpose of soliciting additional proxies.

Signing and dating this proxy card will have the effect of revoking any proxy card that you signed on an earlier date, and will constitute a revocation of all previously granted authority to vote for every proposal included on any proxy card.

THIS PROXY CARD, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO CHOICE IS SPECIFIED AND THE PROXY IS SIGNED AND RETURNED, THEN THE PROXY WILL BE VOTED ON THE PROPOSALS CONSISTENT WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS AND IN THE DISCRETION OF THE PROXIES ON ANY OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING.

Receipt is hereby acknowledged of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated April 6, 2016, and the Annual Report to Stockholders for the year ended December 31, 2015.

Continued and to be signed on reverse side

*** Exercise Your Right to Vote ***

Important Notice Regarding the Availability of Proxy Materials for the

Stockholder Meeting to Be Held on May 26, 2016

BELDEN INC.

Meeting Information
Meeting Type: Annual Meeting
For holders as of: March 31, 2016
Date: May 26, 2016 Time: 12:30 PM CDT
Location:	Four Seasons Hotel St. Louis
The Mississippi Room 8th Floor 999 North 2nd Street St. Louis, Missouri 63102

You are receiving this communication because you hold shares in the above named company.

This is not a ballot. You cannot use this notice to vote these shares. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. You may view the proxy materials online at www.proxyvote.com or easily request a paper copy (see reverse side).

We encourage you to access and review all of the important information contained in the proxy materials before voting.
See the reverse side of this notice to obtain proxy materials and voting instructions.

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Vote By Mail: You can vote by mail by requesting a paper copy of the materials, which will include a proxy card.		Internal Use Only

Voting items
The Board of Directors recommends you vote
FOR the following:
1.	Election of Directors
	Nominees
01	David J. Aldrich	02	Lance C. Balk	03	Steven W. Berglund	04	Judy L. Brown	05	Bryan C. Cressey
06	Jonathan C. Klein	07	George E. Minnich	08	John M. Monter	09	John S. Stroup
The Board of Directors recommends you vote FOR proposals 2, 3 and 4.
2	To ratify the appointment of Ernst & Young as the Company’s independent registered public accounting firm for 2016.
3	Advisory vote to approve named executive officer compensation.
4	To amend and restate the Company’s 2011 Long Term Incentive Plan.
NOTE: In their discretion, proxies are authorized to transact and vote upon such other business as may properly come before the meeting.

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Reserved for Broadridge Internal Control Information

NAME
THE COMPANY NAME INC. - COMMON	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS A	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS B	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS C	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS D	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS E	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS F	123,456,789,012.12345
THE COMPANY NAME INC. - 401 K	123,456,789,012.12345

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